As filed with the Securities and Exchange Commission on August 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DATA STORAGE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	7374	98-0530147
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Data Storage Corporation

48 South Service Road

Melville, NY 11747

(212) 564-4922

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles M. Piluso

Chief Executive Officer

Data Storage Corporation

48 South Service Road

Melville, NY 11747

(212) 564-4922

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share, issuable upon exercise of the warrants beneficially owned by the selling shareholders named herein	1,031,250	$4.00	$4,125,000	$450.04
Total	1,031,250	$4.00	$4,125,000	$450.04

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average high and low sales price of the Registrant’s common stock as reported by The Nasdaq Capital Market on August 19, 2021. The shares offered hereunder may be sold by the Selling Shareholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.
(3)	Paid herewith. The fee is calculated by multiplying the proposed maximum aggregate offering amount by 0.0001091 pursuant to Section 6(b) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 25, 2021

1,031,250 Shares of Common Stock

Pursuant to this prospectus, the selling shareholders identified herein (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”) are offering on a resale basis- up to 1,031,250 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Data Storage Corporation (the “Company,” “Data Storage,” “we,” “our” or “us”). The shares comprised of: (i) 172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to that certain Securities Purchase Agreement, dated as of July 19, 2021 among the Company and each purchaser identified on the signature page thereto (the “Purchase Agreement”); (ii) 172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (iii) 172,500 shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (iv) 172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (v) 86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (vi) 86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (vii) 33,750 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; (viii) 89,424 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; and (ix) 45,576 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement.

We are not selling any shares under this prospectus, and we will not receive any proceeds from the sales of Shares by the Selling Shareholders. We will, however, receive the exercise price of the warrants, if and when such warrants are exercised for cash by the holders of such warrants.

The Shares included in this prospectus may be offered and sold directly by the Selling Shareholders in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 36 of this prospectus. To the extent the Selling Shareholders decide to sell their Shares, we will not control or determine the price at which the shares are sold.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DTST.” On August 19, 2021, the last reported sale price of our common stock on Nasdaq was $4.06 per share.

This offering will terminate on the earlier of (i) the date when all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date that all of the securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is                                , 2021.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the Selling Shareholders with the United States Securities and Exchange Commission (the “SEC”) to permit the Selling Shareholders to sell the Shares described in this prospectus in one or more transactions. The Selling Shareholders and the plan of distribution of the Shares being offered by them are described in this prospectus under the headings “Selling Shareholders” and “Plan of Distribution.”

You should rely only on the information contained in this document and any free writing prospectus we provide to you. Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

References to “Data Storage”, “DSC,” the “Company”, “we”, “us” and “our” mean Data Storage Corporation and its consolidated subsidiaries, unless the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to qualify for the “safe harbor” created by those sections. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts contained in this prospectus, including among others, the uncertainties associated with the ongoing COVID-19 pandemic, including, but not limited to uncertainties surrounding the duration of the pandemic, government orders and travel restrictions, and the effect on the global economy and consumer spending, statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, opportunities, plans, objectives of management , competitive advantages, and expected market growth are forward-looking statements.

Our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors,” those set forth from time to time in our other filings with the SEC.

Although the forward-looking statements contained in this registration statement and the prospectus forming a part thereof are based upon what management believes to be reasonable assumptions and there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of the registration statement, this prospectus or as of the date specified in the documents incorporated by reference therein or herein, as the case may be. The forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

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The forward-looking statements in this prospectus represent our views as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by law.

Industry and Market Data

The registration statement and this prospectus forming a part thereof, and the documents incorporated by reference herein or therein, as the case may be, contain estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry.

This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such projections, assumptions and estimates. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview

Our Industry

The Company is a 25-year veteran in providing Business Continuity services, such as Disaster Recovery, Infrastructure as a Service, Cyber Security. The Flagship acquisition has provided the Company additional solutions in Data Analytics while expanding of core solutions. Our clients subscription-based solutions are typically long term agreements ranging from 12 to 60 months. Services are provided from Tier 3 data centers geographically diverse in the USA and Canada. While a significant portion of our revenue has been subscription based, we also generate revenue from the sale of equipment and software for cybersecurity, data storage, IBM Power systems equipment and managed service solutions.

Headquartered in Melville, NY, the company provides solutions and services to a broad range of customers in several industries, including healthcare, banking and finance, distribution services, manufacturing, construction, education, and government. We maintain an internal business development team as well as a contracted independent distribution channel throughout the USA and Canada, referred to as channel partners. Channel partners are companies that sell IBM equipment and software. Channel partners have the ability to provide disaster recovery and hybrid cloud solutions, IBM and Intel Infrastructure as a Service cloud-based solutions, without the investment in infrastructure, data centers or telecommunication services or in specialized technical staff, which eliminates the barrier of entry to provide our solutions to their client base.

During 2021, we added new distributors, completed our merger with Flagship Solutions Group and are focused on expansion of sales and marketing distribution. We also recently expanded our offering of cybersecurity solutions for remote tele-computing with ezSecurity™, a new product.

Our target marketplace for Infrastructure as a Service and Disaster Recovery as a Service globally is estimated at over one million Virtual IBM Power servers, LPARS, in the finance, retail, healthcare, government, and distribution industries and sectors according to the most recent information received from IBM. While Infrastructure as a Service and Disaster Recovery as a Service solutions are core products, we also continue to provide ancillary solutions in this market.

For the past two decades, our mission has been to protect our clients’ data twenty-four hours a day, ensuring business continuity, and assisting in their compliance requirements, while providing improved control over the clients’ digital information and infrastructure.

Our October 2016 acquisition of the assets of ABC Services, Inc. and ABC Services II, Inc. (collectively, “ABC”), including the remaining 50% of the assets of Secure Infrastructure & Services LLC, accelerated our strategy into cloud based managed services, expanded cybersecurity solutions and our hybrid cloud solutions with the ability to provide equipment and expanded technical support.

On May 31, 2021, the Company completed the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) with Data Storage FL, LLC, a Florida limited liability company and the Company’s wholly-owned subsidiary (the “Merger Sub”), Flagship and the owners (collectively, the “Equityholders”) of all of the issued and outstanding limited liability company membership interests in Flagship (collectively, the “Equity Interests”), pursuant to which the Company acquired Flagship through the merger of Merger Sub with and into Flagship (the “Closing”), with Flagship being the surviving company in the Merger and becoming as a result the Company’s wholly-owned subsidiary.

Flagship focuses on the IBM user community with solutions and services such as, equipment, software, cyber security, data analytics, managed cloud solutions globally. The Company expects that Flagship’s business will be synergistic with the Company’s existing IBM user community focus and anticipates meaningful operation efficiency through the integration the organizations. The Company also believes the Merger will also provide the combined entities a comprehensive one-stop provider to cross-sell solutions across each organization’s respective enterprise, as well as middle-market customers. Key offerings for the combined companies are expected to include a wide array of multi-cloud information technology solutions in highly secure reliable enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux, including: Infrastructure as a Service (IaaS), Disaster Recovery of digital information (DRaaS), Cyber Security as a Service (CSaaS), and Data Analytics as a Service. We intend to continue our strategy of growth through synergistic acquisitions.

Our offices are in New York and Florida including technology centers, which are adapted to meet the requirements of our clients. In addition to office staffing, we employ additional remote staff. DSC maintains its infrastructure, storage and networking equipment required to provide our subscription solutions in six geographically diverse data centers. In the USA: New York, Massachusetts, Texas, Florida and North Carolina. In Canada the two data centers are in Toronto.

Our Continuing Strategy

DSC derives its revenues from long-term subscriptions, and professional services contracts related to the implementation of solutions that provide protection of mission critical data and equipment. In 2009, DSC’s revenues consisted primarily of data vaulting, re-duplication, continuous data protection and cloud disaster recovery solutions, and protecting information for our clients.

In 2010, we expanded our solutions based on the asset acquisition of SafeData, a provider of disaster recovery and business continuity for the powerful IBM servers, Power i AS400 / AIX. The Safe Data acquisition provided the ability to provide a solution to a specialized IBM community with limited competition, a higher average revenue per client and a global marketplace.

In August 2012, DSC entered into a Joint Venture Partnership with an IBM partner, ABC Services, Inc. to provide an IBM Infrastructure as a Service (IaaS) offering, marketed under the name Secure Infrastructure & Services LLC (“SIAS”), a New York limited liability company. In October 2016, DSC purchased the assets of ABC, which included the remaining 50% of the assets of SIAS, launching the Company into managed services, Cyber Security, Equipment and Software.

Building on the requirement of our clients for access to cloud services, and with the growing requirement of Voice over Internet Protocol (“VOIP”), on October 19, 2017, we formed a new division, Nexxis, to provide VOIP and carrier services.

Our Differentiation

Focus on delivering strategic outcomes: Clients see value with our focus on solving strategic business problems. Our services are intended to allow clients to maintain business operations in a time of disaster, scale to meet their demands and focus on growing their business.

Services that support multi-cloud: Clients are able to run applications or DRaaS services requiring IBM Power systems in the Data Storage Cloud with seamless connectivity to other cloud partners and providers for their specialized services providing a true multi-cloud experience.

Service expertise: The expertise and commitment to client support provide by our support and service experts in IBM Power Systems, Storage, Networking, Backup and Recovery, High Availability System replication and Business Continuity. This allows us to maintain a competitive advantage in our industry.

Close client relationships: Beginning early on in the relationship, we work with our clients identifying and solving critical business problems. We carry that through with careful planning and management of the migration and configuration process, continuing the relationship and advising our clients long after the services have been implemented. For the year ended December 31, 2020, we had a Value-Added Reseller with multiple clients accounting for 15% of our revenue and 94% of client subscriptions renewed their solutions with the Company after their initial contract term expired.

Partner relationships: We increase revenue and drive growth for our partners by developing and managing collaborative solutions as well as joint marketing initiatives. We have a diverse community of partners, ranging from IBM Business Partners, Software Vendors, application support providers, consultants, and other cloud providers.

Our Growth Strategies

In order to continue to drive growth and capture our large market opportunity, key elements of our growth strategies include:

●	Core offerings and service expertise: We have developed several service offerings that solve a wide spectrum of critical business problems. Services including, Disaster Recovery, Infrastructure as a Service, Managed Cyber Security, Managed System Services and Monitoring and Migration Services for Microsoft Windows, Linux, IBM I, and AIX environments with a specialization on IBM i and AIX on Power Systems.

●	Marketing Strategies:

○	Build out and support a robust partner channel;

○	Effectuate standardized, repeatable offerings;

○	Conduct inbound marketing through search engine optimization (“SEO”), white papers, blogs, case studies; and

○	Focus on client experience, client retention and referrals.

Drive sales execution: We plan to continue executing on several sales initiatives that are designed to drive continued growth in our business.

Expand geographic reach: We believe there is significant need for our solutions on a global basis and, accordingly, opportunity for us to grow our business through international expansion as these markets increase their use of multi-cloud solutions.

Leverage and expand our partner ecosystem: We benefit from close relationships with our cloud partners, allowing us to provide comprehensive services to our customers, and providing us with a source of new business opportunities and inputs for future product roadmaps.

Pursue strategic acquisitions: We intend to continue to explore potential transactions that could enhance our capabilities, increase the scope of our technology footprint or expand our geographic reach.

Opportunity and the Industry

We believe businesses are increasingly under pressure to improve the proficiency of their information and storage systems accelerating the migration from self-managed IT solutions to fully managed multi-cloud technologies in order to reduce cost and compete effectively. These trends create an opportunity for cloud technology service providers. DSC’s market opportunity is derived from the demand for fully managed cloud services across all major operating systems. According to the Gartner Forecast: IT Services, Worldwide, 2018-2024, 2Q20 Update, the managed services and cloud infrastructure services market worldwide is estimated to be $410 billion in 2020 and is expected to grow 7% annually to $502 billion in 2023.

Cloud Services with on-demand availability of computer storage and network resources have revolutionized how companies manage their information technology systems and applications, providing businesses with greater flexibility and lower costs. Over the past several years, businesses have increasingly adopted cloud solutions to drive cost, scale, reliability benefits, increasingly turning to the use of more than one cloud solution at a time (which is referred to as multi-cloud) to enhance performance, ensure redundancy and resilience and provide for increased security, compliance and governance.

We believe that both modern and legacy technologies require specialized expertise. Many companies lack the in-house resources to navigate the complexity of all this technology or manage multiple cloud instances. We believe this creates an opportunity for a cloud services provider that enables businesses to fully embrace the power of multi-cloud technologies and, together, deliver incredible customer experiences.

Our Mission: To migrate clients to Infrastructure as a Service, to update clients’ Disaster Recovery as a Service and cyber security, and to provide clients data analytics. We also aim to assist our clients in the migration and continued day to day management, and in leveraging multi-cloud information technology, while meeting expectations for cyber security support, price and value.

Our Core Services: We provide an array of multi-cloud information technology solutions in highly secure, enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux. Specifically, our support services cover:

●	Infrastructure as a Service
●	Disaster Recovery as a Service
●	Cyber Security as a Service
●	Data Analytics as a Service

Solutions and Services

Disaster Recovery Solutions: We offer a variety of data protection and disaster recovery solutions services designed to meet our clients’ requirements and budgets.

Data Backup and Data Vaulting: Our ezVault™ business-to-business data backup and date vaulting solution consists of high-speed cloud enterprise storage, re-duplication, and compression, backup and restore services which automatically scale in size with data growth. Our ezVault solution is typically accompanied by a service level agreement (“SLA”), such as our ezRecovery™ Disaster Recovery as a Service solution.

Standby Server Services: Our ezRecovery™ (Disaster Recovery as a Service) solution offers organizations that require a faster recovery timeframe data vaults combined with our standby server computing, storage, and network infrastructure resources to help ensure a faster recovery time.

High Availability Services: Our ezAvailability™ solution offers reliable, high availability and business continuity for mission critical applications with Recovery Time Objective under fifteen minutes and near zero Recovery Point Objective, with optional, fully managed real-time replication services. Our ezAvailability service consists of a full-time enterprise system, storage, and network resources, allowing quick and easily switched production workloads to our cloud when needed. Our ezAvailability services are backed by a Service-Level Agreement (“SLA”) to help assure performance, availability, and access.

Data Mirroring Services: Our ezMirror™ solution provides replication services that mirror the clients’ storage systems and allows for recovery in our cloud.

I-a-a-S – Full Cloud Infrastructure Production Systems: Our ezHost™ solution offers full cloud-based production systems from our data center facilities and a selection of disaster recovery solutions to meet the clients' expectations on their compute power and recovery timeframes. ezHost provides full-time, scalable compute, storage, and network infrastructure resources to run clients’ workloads on our enterprise class infrastructure. ezHost replaces the cost of support, maintenance, system administration, space, power and cooling of the typical hardware on-premises systems with a predictable monthly expense. Our ezHost services are backed by an SLA governing performance, availability, and access.

Cybersecurity Solutions: Our ezSecurity™ solution offers a suite of comprehensive cybersecurity products that can be utilized on systems at the clients' location or on systems hosted in the DSC cloud. These offerings include fully managed endpoint security with active threat mitigation, system security assessments, risk analysis and applications to ensure continuous security and auditing for IBM systems.

Voice & Data Solutions: Nexxis, our voice and data division, offers VoIP and data services over fiber optic networks to help keep businesses fully connected from any location. Nexxis provides, among other things, top of the line Polycom VVX color phone systems and the performance of download speeds of up to 40 GB.

Corporate History

On October 20, 2008, DSC consummated a share exchange transaction with Data Storage Corporation, a Delaware corporation, and DSC subsequently changed its name from Euro Trend Inc. to Data Storage Corporation.

DSC acquired the assets of SafeData, LLC in June 2010, and the assets of Message Logic LLC, (“Message Logic”) in October 2012.

In November 2012, DSC entered into a Joint Venture Partnership with an IBM partner, ABC Services, Inc., to provide an IBM Infrastructure as a Service (IaaS) offering, marketed under the name Secure Infrastructure & Services LLC (“SIAS”), a New York limited liability company.

In December 2012, DSC was accepted as an IBM service provider for cloud solutions.

In October 2016, DSC purchased the assets of ABC which included the remaining 50% of the Secure Infrastructure and Services LLC venture.

On October 19, 2017, DSC formed a new division, Nexxis Inc. (“Nexxis”), a subsidiary of the Company, to provide Voice over Internet Protocol (“VoIP”) and carrier services.

The result of these acquisitions and strategic alliances, combined with DSC’s legacy disaster recovery and business continuity solutions, positions DSC as a potential leader in business-to-business disaster recovery as a service, infrastructure as a service on the IBM Power servers, email compliance with software as a service (“SaaS”). DSC will continue to provide our solutions and our planned industry consolidations.

Competitive Landscape

The markets for the Company’s products and services are competitive and the Company is confronted by competition. Competitors in the United States include IBM, Connectria Corporation, iTech Solutions Group, Skytap Inc., Abacus Group LLC and Source Data Products.

These markets are characterized by frequent product introductions and rapid technological advances. The Company’s financial condition and operating results can be adversely affected by these and other industry-wide downward pressures on gross margins. Principal competitive factors important to the Company include price, product features, relative price and performance, product quality and reliability, a strong third-party software, marketing and distribution capability, service and support and corporate reputation.

Recent Developments

Flagship Solutions, LLC

On May 31, 2021, the Company completed the Merger.

Pursuant to the Merger, all of the Equity Interests that were issued and outstanding immediately prior to the effectiveness of the filing of the Articles of Merger by Flagship and Merger Sub with the Secretary of State of the State of Florida, were converted into the right to receive an aggregate amount equal to up to $10,500,000, consisting of approximately $5,550,000, paid in cash, and up to $4,950,000, payable in shares of the Company’s common stock, subject to reduction by the amount by which the valuation of Flagship (the “Flagship Valuation”), as calculated based on Flagship’s unaudited pro forma 2018 financial statements and audited 2019 and 2020 financial statements (the “2020 Audit”), is less than $10,500,000. In the event that the Flagship Valuation, as calculated based on the 2020 Audit, is less than $10,500,000, then, within fifteen (15) days after completion of the audit of Flagship’s financial statements for its 2019, 2020 and 2021 fiscal years (the “2021 Audit”), the Company has agreed to pay the Equityholders, in shares of the Company’s common stock, the amount by which the Flagship Valuation, as calculated based on the 2021 Audit, exceeds the sum of $5,550,000 and the value of the shares merger consideration paid by us to the Equityholders at Closing, subject to a cap of $4,950,000.

In addition, the cash merger consideration paid by the Company to the Equityholders at Closing reflects adjustments made, on a dollar-for-dollar basis, for certain excluded liabilities assumed at Closing and for the amount by which Flagship’s net working capital at Closing is more or is less than the target working capital amount specified in the Merger Agreement.

The parties have agreed to indemnify each other for any losses that may be incurred by them as a result of their breach of any of their representations, warranties and covenants contained in the Merger Agreement. The Company’s indemnification obligations are capped at 20% of the merger consideration paid to the Equityholders for any breach of the Company’s representations and warranties contained in the Merger Agreement, other than the representations and warranties set forth under Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflict) and Section 4.4 (Brokers) (herein, “Fundamental Representations”). The Company’s indemnification obligations in respect of any breach by us of the Fundamental Representations or in the event of the Company’s willful or intentional breach of the Merger Agreement (or acts of fraud), are not capped.

Concurrently with the Closing, Flagship and Mark Wyllie, Flagship’s Chief Executive Officer, entered into an Employment Agreement (the “Wyllie Employment Agreement”), effective as of the Closing, pursuant to which Mr. Wyllie will continue to serve as Chief Executive Officer of Flagship following the Closing on the terms and conditions set forth therein. Flagship’s obligations under the Wyllie Employment Agreement will also be guaranteed by us. The Wyllie Employment Agreement provides for: (i) an annual base salary of $170,000; (ii) management bonuses comprised of twenty-five percent (25%) of Flagship’s net income available in free cash flow as determined in accordance with GAAP for per Unit each calendar quarter during the term; (iii) an agreement to issue him stock options of the Company, subject to approval by the Company’s board of directors (the “Board”), commensurate with his position and performance and reflective of the executive compensation plans that the Company has in place with its other subsidiaries of similar size to Flagship; (iv) life insurance benefits in the amount of $400,000; and (v) four weeks paid vacation. In the event Mr. Wyllie’s employment is terminated by him for good reason (as defined in the Wyllie Employment Agreement) or by Flagship without cause, he will be entitled to receive his annual base salary through the expiration of the initial three-year employment term and an amount equal to his last annual bonus paid, payable quarterly. Pursuant to the Wyllie Employment Agreement, we have agreed to elect Mr. Wyllie to the Board and the board of directors of Flagship to serve so long as he continues to be employed by us. The Wyllie Employment Agreement contains customary non-competition provisions that apply during its term and for a period of two years after the term expires.

The foregoing descriptions of the Merger Agreement and Wyllie Employment Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to the provisions of the Merger Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2021 and is incorporated herein by reference, and the provisions of the Wyllie Employment Agreement, which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2021 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Merger Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, Flagship or either of their businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Pursuant to Section 4(c) of the Certificate of Designations, Preferences and Rights of the Company’s Series A Preferred Stock, all 1,401,786 outstanding shares of the Company’s Series A Preferred Stock (the “Preferred Shares”) were automatically converted into 43,806 shares of the Company’s common stock in connection with, and as a result of, the Merger. The Company issued the shares of common stock to the holder of the Preferred Shares, in reliance on the exemption from registration provided for under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. These shares of common stock may not be sold by the holders thereof without registration or an available exemption from registration.

Underwriting Agreement

On May 13, 2021, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the several underwriters (the “Representative”), for an underwritten public offering (the “Offering”) of an aggregate of 1,600,000 units (the “Units), each consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with one warrant to purchase one share of Common Stock (each a “Warrant” and collectively, the “Warrants”) at an exercise price equal to $7.425 per share of Common Stock.

The public offering price was $6.75 per Unit and the underwriters agreed to purchase 1,600,000 Units at a 7.5% discount to the public offering price. The Company granted the Representative a 45-day option to purchase an additional 240,000 shares of Common Stock and/or an additional 240,000 Warrants, in any combination thereof, to cover over-allotments, if any. On May 15, 2021, the Representative partially exercised the over-allotment option to purchase an additional 240,000 Warrants to purchase 240,000 shares of Common Stock. The Offering closed on May 18, 2021.The gross proceeds from the Offering were approximately $10.8 million, before deducting underwriting discounts and commissions and other Offering expenses.

Pursuant to the Underwriting Agreement, the Company agreed to issue to the Representative, as a portion of the underwriting compensation payable to the Representative, warrants to purchase up to a total of 80,000 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at $7.425 per share, are initially exercisable 180 days from the commencement of sales of the securities issued in connection with the Offering, or November 14, 2021, and have a term of five years from their initial issuance date, or May 18, 2026. Pursuant to FINRA rules, the Representative’s Warrants are subject to a lock-up agreement pursuant to which the Representative will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the beginning on the date of commencement of sales of the securities issued in connection with this offering.

The Shares and Warrants were issued pursuant to: (i) the Company’s registration statement on Form S-1 (File No. 333-253056) (as amended through the date hereof) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) and declared effective on May 13, 2021 and (ii) the Company’s registration statement on Form S-1 MEF (File No. 333-256111) filed by the Company with the SEC under Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon its filing on May 13, 2021. A final prospectus dated May 13, 2021 relating to the Offering was filed with the SEC on May 17, 2021.

In connection with the Offering, the Company’s common stock and warrants were approved for listing on the Nasdaq Capital Market under the symbols “DTST” and “DTSTW”, respectively, and began trading on May 14, 2021.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters for losses, expenses and damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, or contribute to payments the underwriters may be required to make with respect to these liabilities.

Pursuant to the Underwriting Agreement, subject to certain exceptions, each director and executive officer of the Company and certain of its stockholders have agreed to a 180-day “lock-up” from the date of the closing of the Offering of shares of Common Stock that they beneficially own, and the Company agreed to a 120-day “lock-up”, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock, without first obtaining the consent of the Representative.

In addition, on May 18, 2021, the Company entered into a Warrant Agency Agreement (the “Warrant Agreement”) with VStock Transfer LLC pursuant to which VStock Transfer LLC agreed to act as warrant agent with respect to the Warrants.

The foregoing summaries of the Underwriting Agreement, the Representative’s Warrant, the Warrants and the Warrant Agreement do not purport to be complete and are qualified in their entirety by such documents attached as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively to the Company’s 8-K filed with the SEC on May 18, 2021, each incorporated herein by reference.

Amendments to Articles of Incorporation and Bylaws

On May 7, 2021, the Company filed a certificate of amendment to its articles of incorporation with the Secretary of State of the State of Nevada (the ‘Certificate of Amendment’) to effectuate a reverse stock split (the ‘Reverse Stock Split’) of its issued and outstanding shares of common stock and treasury shares on a 1-for-40, effective at 12:01 a.m. (Eastern Time) on May 14, 2021 (the ‘Effective Time’).

Split Adjustment; Treatment of Fractional Shares

As of the Effective Time, every 40 shares of issued and outstanding common stock and treasury stock was converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Instead, a holder of record of old common stock as of immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share will, in lieu thereof, be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Capitalization; Adjustment of Outstanding Securities

The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans will be reduced proportionately.

Certificate of Amendment

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Nevada on May 7, 2021 (effective as of 12:01 a.m. (Eastern Time) on May 14, 2021).

Appointment of New Chief Financial Officer

On April 28, 2021 we entered into an offer letter with Mr. Chris H. Panagiotakos to serve as our Chief Financial Officer effective upon the closing of the May 2021 public offering and our uplisting to Nasdaq. See “Directors, Executive Officers and Corporate Governance -- Chief Financial Officer After the Offering” for more information.

Registered Direct Offering and Concurrent Private Placement

On July 19, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited institutional investors pursuant to which the Company sold on July 21, 2021, for aggregate gross proceeds of $8,305,000 to the Company, (i) in a registered direct offering priced at-the-market under Nasdaq rules, an aggregate of 1,375,000 shares Common Stock and (ii) in a concurrent private placement, warrants to purchase an aggregate of 1,031,250 shares of Common Stock (the “Warrants”) at a combined price of $6.04 per Share and .75 of one Warrant. The Warrants were immediately exercisable, expire on the five year and six-month anniversary of the issuance date and have an initial exercise price of $6.15 per share, subject to adjustment.

The Shares were offered and sold by the Company pursuant to a prospectus supplement, which was filed with the SEC on July 21, 2021 pursuant to Rule 424(b)(2) of the Securities Act in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the SEC on July 9, 2021 and subsequently declared effective on July 16, 2021 (File No. 333-257812).

The Warrants and the shares of Common Stock issuable thereunder were sold and issued without registration under the Securities Act in reliance upon an exemption provided under Section 4(a)(2) of the Securities Act, as transactions not involving a public offering, and/or Rule 506 promulgated thereunder.

The foregoing summaries of the Purchase Agreement and the Warrant do not purport to be complete and are qualified in their entirety by such documents attached as Exhibits 10.1 and 4.1, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2021, each of which is incorporated herein by reference.

COVID-19

In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization determined that the outbreak constituted a “Public Health Emergency of International Concern” and declared a pandemic. The COVID-19 pandemic is disrupting businesses and affecting production and sales across a range of industries, as well as causing volatility in the financial markets. The extent of the impact of the COVID-19 pandemic on our customer demand, sales and financial performance will depend on certain developments, including, among other things, the duration and spread of the outbreak and the impact on our customers and employees, all of which are uncertain and cannot be predicted. See “Risk Factors” for information regarding certain risks associated with the pandemic.

The COVID-19 pandemic has accelerated cloud transformation efforts for new and existing customers and underscored the importance and mission-critical nature of multi-cloud strategies. Over the last several months, customers have increasingly turned to cloud solutions to pivot to new business models, improved their disaster recovery of mission critical data, migrated to cloud-based solutions and reduced their capital expenditure requirements.

In response to the COVID-19 pandemic, we implemented a number of initiatives to ensure the safety of our employees. Since March 9, 2020, over 90% of our employees work remotely. All of our employees have had the ability to work remotely utilizing solutions the Company provides to their clients and distribution channels. Additionally, our remote, technology-enabled model has enabled minimal disruption to our go-to-market efforts and service delivery organizations.

The effects of the COVID-19 pandemic are rapidly evolving, and the full impact and duration of the virus are unknown. Currently, the COVID-19 pandemic has not had a significant impact on our operations or financial performance; however, the ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and its impact on our customers, vendors and employees and its impact on our sales cycles as well as industry events, all of which are uncertain and cannot be predicted.

On April 30, 2020, the Company was granted a loan from a banking institution, in the principal amount of $481,977 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly to Signature Bank, as lender, commencing on November 5, 2020. Funds from the loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments. Management intends to use the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The loan was forgiven in August 2021.

The extent of the impact, if any, will depend on future developments, including actions taken to contain COVID-19. See also “Risk Factors” for more information.

ezSecurity™ Product Launch

Due to the COVID-19 outbreak and the critical need for safe remote collaboration, we recently expanded our offering of cybersecurity solutions for remote tele-computing with our new product, ezSecurity™. We also launched a new remote collaboration program for small and medium-sized businesses. As part of this new program, we are offering free migration services from Microsoft Exchange to Microsoft 365, along with support for comprehensive voice communications (Hosted VoIP, IP Phones, Cloud PBX) and video conferencing. In addition, we have expanded capacity through our new Dallas data center location to accommodate increased demand for our portfolio of ezServices™, including ez-Backup™, ezRecovery™ and ezAvailability™, adding to our existing network of data centers and fiber backbone.

Government Regulation

We are subject to various federal, state, local and international laws with respect to our receipt, storage and processing of personal information and other customer data.

We receive, store, and process personal information and other customer data. Personal privacy has become a significant issue in the United States and in many other countries where we may offer our offering of solutions. The regulatory framework for privacy issues worldwide is currently complex and evolving, and it is likely to remain uncertain for the foreseeable future. There are numerous federal, state, local, and foreign laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other customer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy and data protection to the extent possible. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any significant change to applicable laws, regulations, or industry practices regarding the use or disclosure of our customers’ data, or regarding the manner in which the express or implied consent of customers for the use and disclosure of such data is obtained, could require us to modify our solutions and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share with us.

Our solutions are used by customers in the health care industry and we must comply with numerous federal and state laws related to patient privacy in connection with providing our solutions to these customers. In particular, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) include privacy standards that protect individual privacy by limiting the uses and disclosures of individually identifiable health information and implementing data security standards. Because our solutions may backup individually identifiable health information for our customers, our customers are mandated by HIPAA to enter into written agreements with us known as business associate agreements that require us to safeguard individually identifiable health information. Business associate agreements typically include:

●	a description of our permitted uses of individually identifiable health information;

●	a covenant not to disclose that information except as permitted under the agreement and to make our subcontractors, if any, subject to the same restrictions;

●	assurances that appropriate administrative, physical, and technical safeguards are in place to prevent misuse of that information;

●	an obligation to report to our customers any use or disclosure of that information other than as provided for in the agreement;

●	a prohibition against our use or disclosure of that information if a similar use or disclosure by our customers would violate the HIPAA standards;

●	the ability of our customers to terminate their subscription to our solution if we breach a material term of the business associate agreement and are unable to cure the breach;

●	the requirement to return or destroy all individually identifiable health information at the end of the customer’s subscription; and

●	access by the Department of Health and Human Services to our internal practices, books, and records to validate that we are safeguarding individually identifiable health information.

Human Capital Resources

We believe that our success depends upon our ability to attract, develop and retain key personnel. As of August 15, 2021, we employed forty-three full-time employees and three part-time employees, of which eight are executive management, nine are administration and finance, seven are sales staff and twenty-two were part of our technical team. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be in good standing. Although we continually seek to add additional talent to our work force, management believes that it has sufficient human capital to operate its business successfully.

Our compensation programs are designed to align the compensation of our employees with our performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance.

The health and safety of our employees is our highest priority, and this is consistent with our operating philosophy. Since the onset of the COVID-19 pandemic, employees, including our specialized technical staff, are working from home or in a virtual environment unless they have a requirement to be in the office for short-term tasks and projects.

Corporate Information

The primary mailing address for the Company is 48 South Service Road, Melville, NY 11747. Our telephone number is (212) 564-4922.

Summary of Risk Factors

The following is a summary of the more significant risks relating to our Company. A more detailed description of each of the risks can be found below in this prospectus under the caption “Risk Factors.”

Risks Related to Data Storage’s Business

●	We have not generated a significant amount of net income and may not be able to sustain profitability or positive cash flow.
●	We have identified weaknesses in our internal controls and there can be no assurance that these weaknesses will be effectively remediated or that additional weaknesses will not occur in the future.
●	We are controlled by three principal stockholders who also serve as our executive officers and directors.

Risks Related to our Industry

●	The market for cloud solutions is highly competitive and we may be unable to compete effectively.
●	We may be unable to respond to rapid technological changes with new solutions in a timely and cost-effective manner.
●	Any significant disruption in service on our computer systems or caused by our third-party storage and system providers could damage our reputation and result in a loss of customers.
●	If a cyber-attack was able to breach our security protocols and disrupt our data protection platform and solutions, and any such disruption could increase our expenses, damage our reputation, harm our business and adversely affect our stock price.
●	The extent to which the COVID-19 pandemic could disrupt or adversely impact our future business, financial condition and results of operations is highly uncertain and cannot be predicted.

●	Our services are dependent on our customers’ continued access to high-speed internet and the continued reliability of the internet infrastructure.
●	We may not be able to retain our existing customers.
●	A decline in demand for our services would cause our revenue to decline.
●	We depend on third-party distributors to generate new customers and such relationships may be terminated or may not continue to generate new customers.
●	We may be unable to sustain market recognition or brand loyalty and we may lose customers or fail to increase the number of our customers.
●	We are subject to governmental regulation and other legal obligations related to privacy, particularly those related to the healthcare industry and patient privacy, and any actual or perceived failure to comply with such obligations would harm our business.
●	Errors, failures, bugs in or unavailability of our solutions released by us could result in negative publicity, damage to our brand, returns, loss of or delay in market acceptance of our solutions, loss of competitive position, or claims by customers or others.
●	We face many risks associated with our growth and expansion plans, including relating to our intended international expansion.
●	The loss of one or more of our key personnel, or our failure to attract, integrate, and retain other highly qualified personnel, could harm our business and growth prospects.

Risks Related to Intellectual Property

●	Assertions by a third party that our solutions infringe its intellectual property, whether or not correct, could subject us to costly and time-consuming litigation or expensive licenses.
●	We rely on third-party software, including server software and licenses from third parties to use patented intellectual property.

Risks Relating to This Offering

●	Future sales of our securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our common stock.
●	The trading price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

Risks Relating to our Common Stock and Securities

●	Our stock price has fluctuated in the past, has recently been volatile and may be affected by limited trading volume and price fluctuations.
●	It cannot be assured that the market price of our common stock will remain high enough for continued listing of our common stock on Nasdaq.
●	We may be unable to comply with all of Nasdaq’s continued listing requirements.
●	A reverse stock split may decrease the liquidity of our shares and may not attract new investors, including institutional investors.
●	We may be subject to the SEC’s penny stock regulations.
●	Upon exercise of our outstanding options or warrants we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present shareholders and may cause our stock price to decline.
●	We may issue preferred stock without approval of our shareholders and have other antitakeover defenses which may make it more difficult for a third party to acquire us and could depress our stock price.
●	Provisions of Nevada law could delay or prevent an acquisition of Data Storage and could make it more difficult for stockholders to change Data Storage’s management.
●	We do not intend to pay cash dividends for the foreseeable future.

Please see “Risk Factors” beginning on page 15 of this prospectus for a more detailed discussion of these risks. Additional risks, beyond those summarized above or discussed under the caption “Risk Factors” or described elsewhere in this prospectus may also materially and adversely impact our business, operations or financial results.

Summary of the Offering

This offering involves a total of 1,031,250 Shares underlying warrants issued to nine (9) institutional investors pursuant to the Purchase Agreement.

Common stock offered by the Selling Shareholders	Up to 1,031,250 Shares (1)

Selling Shareholders	See “Selling Shareholders for Whose Accounts We Are Registering Shares” beginning on page 35.

Offering prices	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the Selling Shareholders may determine.

Common stock outstanding before this offering	6,829,565 shares

Common stock outstanding after this offering	7,860,815 shares (1)(2)(3)

Terms of Offering	The Selling Shareholders will determine when and how they sell the shares offered in this prospectus, as described in “Plan of Distribution” beginning on page 37.

Use of proceeds	We are not selling any of the Shares being offered by this prospectus and will receive no proceeds from the sale of the Shares by the Selling Shareholders. We will, however, receive the exercise price of Warrants, if and when such warrants are exercised for cash by the holders of such Warrants. All of the proceeds from the sale of the Shares offered by this prospectus will go to the Selling Shareholders at the time they offer and sell such Shares. We will bear all costs associated with registering the Shares offered by this prospectus. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Market and Trading Symbol	Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “DTST.” Certain of our warrants are listed on The Nasdaq Capital Market under the symbol “DTSTW”.

Transfer agent and registrar	VStock Transfer LLC

(1) Includes the following shares of Common Stock issuable upon exercise of outstanding warrants:

●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to that certain Securities Purchase Agreement, dated as of July 19, 2021 among the Company and each purchaser identified on the signature page thereto (the “Purchase Agreement”);
●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement
●	172,500 shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;
●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;
●	86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;
●	86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;
●	33,750 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;
●	89,424 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; and
●	45,576 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement

(2) Assumes full exercise of the Warrants by the Selling Shareholders described in note (1) directly above.

(3)  Does not include:

●	3,334 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.40 per share;
●	207,650 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.20 per share; and
●	375,000 shares of our common stock that are reserved for equity awards that may be granted under our existing equity incentive plans.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all information contained in this registration statement and the prospectus forming a part thereof, as well as documents incorporated by reference herein and therein, before you decide whether to purchase our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case the trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Data Storage’s Business

We have not generated a significant amount of net income and we may not be able to sustain profitability or positive cash flow in the future.

As reflected in the consolidated financial statements, we had a net income (loss) available to shareholders of $55,339 and $(54,452) for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, DSC had cash of $893,598 and a working capital deficiency of $2,666,448.

During the year ended December 31, 2020, we generated cash from operations of $1,110,679 with continued revenue growth. We have no commitment from sources for additional capital if needed.

If we are unable to attract new customers to our infrastructure and disaster recovery/ cloud subscription services on a cost-effective basis, our revenue and operating results would be adversely affected.

We generate the majority of our revenue from the sale of subscriptions to our infrastructure and disaster recovery/cloud solutions. In order to grow, we must continue to attract a large number of customers, many of whom may have not previously used infrastructure as a service and cloud disaster recovery backup solutions. We use and periodically adjust a diverse mix of advertising and marketing programs to promote our solutions. Significant increases in the pricing of one or more of our advertising channels would increase our advertising costs or cause us to choose less expensive and perhaps less effective channels. As we add to or change the mix of our advertising and marketing strategies, we may expand into channels with significantly higher costs than our current programs, which could adversely affect our operating results. We may incur advertising and marketing expenses significantly in advance of the time we anticipate recognizing any revenue generated by such expenses, and we may only at a later date, or never, experience an increase in revenue or brand awareness as a result of such expenditures. Additionally, because we recognize revenue from customers over the terms of their subscriptions, a large portion of our revenue for each quarter reflects deferred revenue from subscriptions entered into during previous quarters, and downturns or upturns in subscription sales or renewals may not be reflected in our operating results until later periods. We have made in the past, and may make in the future, significant investments to test new advertising, and there can be no assurance that any such investments will lead to the cost-effective acquisition of additional customers. If we are unable to maintain effective advertising programs, our ability to attract new customers could be adversely affected, our advertising and marketing expenses could increase substantially, and our operating results may suffer.

A portion of our potential customers locate our website through search engines, such as Google, Bing, and Yahoo! Our ability to maintain the number of visitors directed to our website is not entirely within our control. If search engine companies modify their search algorithms in a manner that reduces the prominence of our listing, or if our competitors’ search engine optimization efforts are more successful than ours, fewer potential customers may click through to our website. In addition, the cost of purchased listings has increased in the past and may increase in the future. A decrease in website traffic or an increase in search costs could adversely affect our customer acquisition efforts and our operating results.

We expect to continue to acquire or invest in other companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

As described in this prospectus, we also intend to consummate the Merger with Flagship upon satisfaction of the closing conditions to the Merger. We expect to continue to acquire complementary solutions, services, technologies, or businesses in the future. We may also enter into relationships with other businesses to expand our portfolio of solutions or our ability to provide our solutions in foreign jurisdictions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing, or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if a definitive purchase agreement is executed and announced, may not close.

Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized on a timely basis or at all or we may be exposed to known or unknown liabilities, including litigation against the companies that we may acquire. In connection with any such transaction, we may:

●	issue additional equity securities that would dilute our stockholders;

●	use cash that we may need in the future to operate our business;

●	incur debt on terms unfavorable to us, that we are unable to repay, or that may place burdensome restrictions on our operations;

●	incur large charges or substantial liabilities; or

●	become subject to adverse tax consequences or substantial depreciation, deferred compensation, or other acquisition-related accounting charges.

Any of these risks could harm our business and operating results.

Integration of an acquired company’s operations may present challenges.

The integration of an acquired company requires, among other things, coordination of administrative, sales and marketing, accounting and finance functions, and expansion of information and management systems. Integration may prove to be difficult due to the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and accustomed to different corporate cultures. We may not be able to retain key employees of an acquired company. Additionally, the process of integrating a new solution or service may require a disproportionate amount of time and attention of our management and financial and other resources. Any difficulties or problems encountered in the integration of a new solution or service could have a material adverse effect on our business.

We intend to continue to acquire businesses which we believe will help achieve our business objectives. As a result, our operating costs will likely continue to grow. The integration of an acquired company may cost more than we anticipate, and it is possible that we will incur significant additional unforeseen costs in connection with such integration, which may negatively impact our earnings.

In addition, we may only be able to conduct limited due diligence on an acquired company’s operations. Following an acquisition, we may be subject to liabilities arising from an acquired company’s past or present operations, including liabilities related to data security, encryption and privacy of customer data, and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Even if successfully integrated, there can be no assurance that our operating performance after an acquisition will be successful or will fulfill management’s objectives.

Risks Related to the Merger with Flagship

On May 31, 2021, the Company completed the Merger. The Company expects that Flagship’s business will be synergistic with the Company’s existing IBM business and anticipates meaningful operation efficiency through the integration of the two organizations and that the Merger will provide the combined entities a comprehensive one-stop provider to cross-sell solutions across each organization’s respective enterprise, as well as middle-market customers. Key offerings for the combined companies are expected to include a wide array of multi-cloud information technology solutions in highly secure, reliable enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux, including: Infrastructure as a Service (IaaS), Disaster Recovery of digital information (DRaaS), Cyber Security as a Service (CSaaS), and Data Analytics as a Service.

Since the Merger was recently completed, the Company still faces risks and unknowns associated with the Merger. Ultimately, the Company may not realize the anticipated benefits of the merger with Flagship and integrating and operating Data Storage’s and Flagship’s business may be more difficult, time-consuming, or costly than expected. Additionally, integrating and operating the Flagship business could result in higher capital expenditures than anticipated, which could result in the Company’s need to raise additional capital for our operations.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

We have identified material weaknesses in our internal control over financial reporting for the year ended December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weaknesses identified during management’s assessment were (i) a lack of sufficient internal accounting expertise to provide reasonable assurance that our financial statements and notes thereto are prepared in accordance with generally accepted accounting principles and (ii) a lack of segregation of duties to ensure adequate review of financial statement preparation.

We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

We have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. We will be required to expend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. We cannot assure you that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on our business.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

We are controlled by three principal stockholders who serve as our executive officers and directors.

As of August 16, 2021, through their aggregate voting power, Messrs. Piluso, Schwartz and Kempster control approximately 36.99% of our outstanding common stock, giving them the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders, including the election of all of our directors and the approval of the reverse stock split.

Due to the economic hardships presented by the COVID-19 pandemic, we obtained a loan from the Paycheck Protection Program (“PPP Loan”) from the U.S. Small Business Administration (“SBA”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). We may not be entitled to forgiveness under the PPP Loan which would negatively impact our cash flow, and our application for the PPP Loan could damage our reputation.

On April 30, 2020, the Company received the proceeds of a loan from a banking institution, in the principal amount of $481,977 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly to Signature Bank, as the lender, commencing on November 5, 2020. The PPP Loan was forgiven in August of 2021.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of their respective PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of the Loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) incurred during the 24 weeks subsequent to funding, and on the maintenance of employee and compensation levels, as defined, following the funding of the PPP Loan. The Company used the proceeds of the PPP Loan for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loan in whole or in part. Any amounts that are not forgiven incur interest at 1.0% per annum and monthly repayments of principal and interest are deferred for six months after the date of disbursement. While the PPP Loan currently has a two-year maturity, the amended law permits the borrower to request a five-year maturity from its lender. The Company has applied for forgiveness for the full amount and is waiting for the approval from the bank and the SBA. It is possible that the loan may not be forgiven in full, which could have a negative impact on the Company’s cash flow.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. At the time that we had made such certification, we could not predict with any certainty whether we would be able to obtain the necessary financing to support our operations. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

Risks Related to Our Industry

The market for cloud solutions is highly competitive, and if we do not compete effectively, our operating results will be harmed.

The market for our services, is highly competitive, quickly evolving and subject to rapid changes in technology. We expect to continue to face intense competition from our existing competitors as well as additional competition from new market entrants in the future as the market for our services continues to grow.

We compete with cloud backup and infrastructure providers and providers of traditional hardware-based systems and IBM Power Systems. Our current and potential competitors vary by size, service offerings and geographic region. These competitors may elect to partner with each other or with focused companies to grow their businesses. They include:

●	in-house IT departments of our customers and potential customers;

●	traditional global infrastructure providers, including, but not limited to, large multi-national providers, such as IBM, Microsoft, Google and AWS;

●	cloud and software service providers and digital systems integrators;

●	regional managed services providers; and

●	colocation solutions providers, such as Equinix, Rackspace and TierPoint.

Many of these competitors benefit from significant competitive advantages over both of us, given their desire to enter into this niche marketplace, such as greater name recognition, longer operating histories, more varied services, and larger marketing budgets, as well as greater financial, technical, and other resources. In addition, many of these competitors have established marketing relationships and major distribution agreements with computer manufacturers, internet service providers, and resellers, giving them access to larger customer bases. Some of these competitors may make acquisitions or enter into strategic relationships to offer a more comprehensive service than we do. As a result, some of these competitors may be able to:

●	develop superior products or services, gain greater market acceptance and expand their service offerings more efficiently or more rapidly;

●	adapt to new or emerging technologies and changes in customer requirements more quickly;

●	bundle their offerings, including hosting services with other services they provide at reduced prices;

●	streamline their operational structure, obtain better pricing or secure more favorable contractual terms, allowing them to deliver services and products at a lower cost;

●	take advantage of acquisition, joint venture and other opportunities more readily;

●	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their services, which could cause us to have to lower prices for certain services to remain competitive in the market; and

●	devote greater resources to the research and development of their products and services.

In addition, demand for our cloud solutions is sensitive to price. Many factors, including our customer acquisition, advertising and technology costs, and our current and future competitors’ pricing and marketing strategies, can significantly affect our pricing strategies. Certain of our competitors offer, or may in the future offer, lower-priced or free solutions that compete with our solutions.

Additionally, consolidation activity through strategic mergers, acquisitions and joint ventures may result in new competitors that can offer a broader range of products and services, may have greater scale or a lower cost structure. To the extent such consolidation results in the ability of vertically integrated companies to offer more integrated services to customers than we can, customers may prefer the single-source approach and direct more business to such competitors, thereby impairing our competitive position. Furthermore, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships or strategic relationships. As we look to market and sell our services to potential customers, we must convince their internal stakeholders that our services are superior to their current solutions. If we are unable to anticipate or react to these competitive challenges, our competitive position would weaken, which could adversely affect our business, financial condition and results of operations. These combinations may make it more difficult for us to compete effectively and our inability to compete effectively would negatively impact our operating results. In addition, there can be no assurance that we will not be forced to engage in price-cutting initiatives, or to increase our advertising and other expenses to attract and retain customers in response to competitive pressures, either of which could have a material adverse effect on our revenue and operating results.

If a cyber-attack was able to breach our security protocols and disrupt our data protection platform and solutions, and any such disruption could increase our expenses, damage our reputation, harm our business and adversely affect our stock price.

We have implemented various protocols and are regularly monitor our systems via security software and otherwise to reduce any security vulnerabilities. We also rely on third-party providers for a number of critical aspects of our infrastructure cloud and disaster recovery business continuity services, and consequently we do not maintain direct control over the security or stability of those associated systems. Furthermore, the firmware, software and/or open-source software that our data protection solutions may utilize could be susceptible to hacking or misuse. In the event of the discovery of a significant security vulnerability, we would incur additional substantial expenses and our business would be harmed.

The process of developing new technologies is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends or if we fail to achieve the benefits expected from our investments, our business could be harmed. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position and we must commit significant resources to developing new solutions before knowing whether our investments will result in solutions the market will accept. Our new solutions or solution enhancements could fail to attain sufficient market acceptance or harm our business for many reasons, including:

●	delays in releasing our new solutions or enhancements to the market;

●	failure to accurately predict market demand or customer demands;

●	inability to protect against new types of attacks or techniques used by hackers;

●	difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new solutions and enhancements;

●	defects, errors or failures in their design or performance;

●	negative publicity about their performance or effectiveness;

●	introduction or anticipated introduction of competing solutions by our competitors;

●	poor business conditions for our customers, causing them to delay IT purchases;

●	the perceived value of our solutions or enhancements relative to their cost; and

●	easing of regulatory requirements around security or storage.

In addition, new technologies have the risk of defects that may not be discovered until after the product launches, resulting in adverse publicity, loss of revenue or harm to our business and reputation.

Any significant disruption in service, in our computer systems, or caused by our third party storage and system providers could damage our reputation and result in a loss of customers, which would harm our business, financial condition, and operating results.

Our brand, reputation, and ability to attract, retain and serve our customers are dependent upon the reliable performance of our network infrastructure and payment systems, and our customers’ ability to readily access their stored files. We have experienced interruptions in these systems in the past, including server failures that temporarily slowed down our customers’ ability to access their stored files, or made our infrastructure inaccessible, and we may experience interruptions or outages in the future.

In addition, while we both operate and maintain elements of network infrastructure, some elements of this complex system are operated by third parties that we do not control and that would require significant time to replace. We expect this dependence on third parties to increase. In particular, we utilize IBM and Intel to provide equipment and support. All of these third-party systems are located in data center facilities operated by third parties. While these data centers are of the highest level, Tier 3, there can be no assurance that they will not experience disruptions that will adversely impact our ability to service our customers. Our data center leases expire at various times between 2021 and 2023 with rights of extension. If we are unable to renew these agreements on commercially reasonable terms, we may be required to transfer that portion of our computing and storage capacity to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.

We also rely upon third party colocation providers to host our main servers. If these providers are unable to handle current or higher volumes of use, experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch data center facilities, which in itself is a competitive industry, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service.

Interruptions, outages and/or failures in our own systems, the third-party systems and facilities on which we rely, or the use of our data center facilities, whether due to system failures, computer viruses, cybersecurity attacks, physical or electronic break-ins, damage or interruption from human error, power losses, natural disasters or terrorist attacks, hardware failures, systems failures, telecommunications failures or other factors, could affect the security or availability of infrastructure, prevent us from being able to continuously back up our customers’ data or our customers from accessing their stored data, and may damage or delete our customers’ stored files. If this were to occur, our reputation could be compromised, and we could be subject to liability to the customers that were affected.

Any financial difficulties, such as bankruptcy, faced by our third-party data center operators, our third-party colocation providers, or any of the service providers with whom we or they contract, may have negative effects on our business, the nature and extent of which are difficult to predict. Moreover, if our third-party data center providers or our third-party colocation providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Interruptions in our services might reduce our revenue, cause us to issue credits or refunds to customers, subject us to potential liability, or harm our renewal rates. In addition, prolonged delays or unforeseen difficulties in connection with adding storage capacity or upgrading our network architecture when required may cause our service quality to suffer. Problems with the reliability or security of our systems could harm our reputation, and the cost of remedying these problems could negatively affect our business, financial condition, and operating results.

Security vulnerabilities, data protection breaches and cyber-attacks could disrupt our data protection platform and solutions, and any such disruption could increase our expenses, damage our reputation, harm our business and adversely affect our stock price.

We rely on third-party providers for a number of critical aspects of our infrastructure cloud and disaster recovery business continuity services, and consequently we do not maintain direct control over the security or stability of the associated systems. Furthermore, the firmware, software and/or open-source software that our data protection solutions may utilize could be susceptible to hacking or misuse. In the event of the discovery of a significant security vulnerability, we would incur additional substantial expenses and our business would be harmed.

Our customers rely on our solutions for production, replication and storage of digital copies of their files, including financial records, business information, photos, and other personally meaningful content. We also store credit card information and other personal information about our customers. An actual or perceived breach of our network security and systems or other cybersecurity related events that cause the loss or public disclosure of, or access by third parties to, our customers’ stored files could have serious negative consequences for our business, including possible fines, penalties and damages, reduced demand for our solutions, an unwillingness of customers to provide us with their credit card or payment information, an unwillingness of our customers to use our solutions, harm to our reputation and brand, loss of our ability to accept and process customer credit card orders, and time-consuming and expensive litigation. If this occurs, our business and operating results could be adversely affected. Third parties may be able to circumvent our security by deploying viruses, worms, and other malicious software programs that are designed to attack or attempt to infiltrate our systems and networks and we may not immediately discover these attacks or attempted infiltrations. Further, outside parties may attempt to fraudulently induce our employees, consultants, or affiliates to disclose sensitive information in order to gain access to our information or our customers’ information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated or remote areas around the world. As a result, we may be unable to proactively address these techniques or to implement adequate preventative or reactionary measures. In addition, employee or consultant error, malfeasance, or other errors in the storage, use, or transmission of personal information could result in a breach of customer or employee privacy. We maintain insurance coverage to mitigate the potential financial impact of these risks; however, our insurance may not cover all such events or may be insufficient to compensate us for the potentially significant losses, including the potential damage to the future growth of our business, that may result from the breach of customer or employee privacy. If we or our third-party providers are unable to successfully prevent breaches of security relating to our solutions or customer private information, it could result in litigation and potential liability for us, cause damage to our brand and reputation, or otherwise harm our business and our stock price.

Many states have enacted laws requiring companies to notify consumers of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and could cause the loss of customers. Similarly, if a publicized breach of data security at any other cloud backup service provider or other major consumer website were to occur, there could be a general public loss of confidence in the use of the internet for cloud backup services or commercial transactions generally. Any of these events could have material adverse effects on our business, financial condition, and operating results.

The extent to which the COVID-19 pandemic could disrupt or adversely impact our future business, financial condition and results of operations is highly uncertain and cannot be predicted.

The COVID-19 pandemic has created significant worldwide uncertainty, volatility and economic disruption. While the COVID-19 pandemic has not significantly affected our business operations to date, no assurance can be given that we will not suffer in the future business interruptions due to the COVID-19 pandemic that could significantly disrupt our operations and could have a material adverse impact on us. The extent to which COVID-19 will adversely impact our business, financial condition and results of operations is dependent upon numerous factors, many of which are highly uncertain, rapidly changing and uncontrollable. These factors include, but are not limited to: (i) the duration and scope of the pandemic; (ii) governmental, business and individual actions that have been and continue to be taken in response to the pandemic, including travel restrictions, quarantines, social distancing, work-from-home and shelter-in-place orders and shut-downs; (iii) the impact on U.S. and global economies and the timing and rate of economic recovery; (iv) potential adverse effects on the financial markets and access to capital; (v) potential goodwill or other impairment charges; (vi) increased cybersecurity risks as a result of pervasive remote working conditions; and (vii) our ability to effectively carry out our operations due to any adverse impacts on the health and safety of our employees and their families.

Under NYS Executive Order 202.6, “Essential Business,” DSC is an “Essential Business” based on the following in the Executive Order number 2: Essential infrastructure including telecommunications and data centers; and, number 12: Vendors that provide essential services or products, including logistics and technology support. Further, as a result of the pandemic, all employees, including our specialized technical staff, are working remotely or in a virtual environment. DSC always maintains the ability for team members to work virtual and we will continue to stay virtual, until the State and or the Federal government indicate the environment is safe to return to work. The significant increase in remote working, particularly for an extended period of time, could exacerbate certain risks to our business, including an increased risk of cybersecurity events and improper dissemination of personal or confidential information, though we do not believe these circumstances have, or will, materially adversely impact our internal controls or financial reporting systems. If the COVID-19 pandemic should worsen, we may experience disruptions to our business including, but not limited to equipment, to our workforce, or to our business relationships with other third parties. The extent to which COVID-19 impacts our operations or those of our third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Any such disruptions or losses we incur could have a material adverse effect on our financial results and our ability to conduct business as expected.

Our ability to provide services to our customers depends on our customers’ continued high-speed access to the internet and the continued reliability of the internet infrastructure.

Our business depends on our customers’ continued high-speed access to the internet, as well as the continued maintenance and development of the internet infrastructure. While we also provide broadband internet services, many of our clients depend on third-party internet service providers to expand high-speed internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary solutions and services, including high-speed solutions, for providing reliable and timely internet access and services. All of these factors are out of our control. To the extent that the internet continues to experience an increased number of users, frequency of use, or bandwidth requirements, the internet may become congested and be unable to support the demands placed on it, and its performance or reliability may decline. Any internet outages or delays could adversely affect our ability to provide services to our customers.

Currently, internet access is provided by telecommunications companies and internet access service providers that have significant and increasing market power in the broadband and internet access marketplace. In the absence of government regulation, these providers could take measures that affect their customers’ ability to use our products and services, such as attempting to charge their customers more for using our products and services. To the extent that internet service providers implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks, we could incur greater operating expenses and customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of internet access service and either charge us for or prohibit our services from being available to our customers through these tiers, our business could be negatively impacted. Some of these providers also offer products and services that directly compete with our own offerings, which could potentially give them a competitive advantage.

If we are unable to retain our existing customers, our business, financial condition and operating results would be adversely affected.

If our efforts to satisfy our existing customers are not successful, we may not be able to retain them, and as a result, our revenue and ability to grow would be adversely affected. We may not be able to accurately predict future trends in customer renewals. Customers choose not to renew their subscriptions for many reasons, including if customer service issues are not satisfactorily resolved, a desire to reduce discretionary spending, or a perception that they do not use the service sufficiently, that the solution is a poor value, or that competitive services provide a better value or experience. If our approximately 94% retention rate significantly decreases, we may need to increase the rate at which we add new customers in order to maintain and grow our revenue, which may require us to incur significantly higher advertising and marketing expenses than we currently anticipate, or our revenue may decline. A significant decrease in our retention rate would therefore have an adverse effect on our business, financial condition, and operating results. Our estimates of the number of employees we retain and advertising costs are based to a large extent upon our subscription contracts, which may be terminated by customers typically upon 90 days notice prior to the ending term of their contract for services

A decline in demand for our cyber security, disaster recovery and/or infrastructure solutions in general would cause our revenue to decline.

We derive, and expect to continue to derive, a significant portion of our revenue from subscription services for business continuity, such as data protection solutions including our disaster recovery backup, replication, archive, and infrastructure as a service offering. Some of the potential factors that could affect interest in and demand for cloud solutions include:

●	awareness of our brand and the cloud solutions category generally;

●	the appeal and reliability of our solutions;

●	the price, performance, features, and availability of competing solutions and services;

●	public concern regarding privacy and data security;

●	our ability to maintain high levels of customer satisfaction; and

●	the rate of growth in cloud solutions generally.

In addition, substantially all of our revenue is currently derived from customers in the U.S. Consequently, a decrease of interest in and demand for our solutions in the U.S. could have a disproportionately greater impact on us than if our geographic mix of revenue was less concentrated.

We depend upon third party distributors to generate new customers. Our relationships with our partners and distributors may be terminated or may not continue to be beneficial in generating new customers, which could adversely affect our ability to increase our customer base.

We maintain a network of distributors, which refer customers to us through links on their websites or promotion to their customers. The number of customers that we are able to add through these relationships is dependent on the marketing efforts of distributors, over which we have little control. If we are unable to maintain our relationships, or renew contracts on favorable terms, with existing partners and distributors or establish new contractual relationships with potential partners and distributors, we may experience delays and increased costs in adding customers, which could have a material adverse effect on us. Our distributors also provide services to other third parties and therefore may not devote their full time and attention to promote our products and services.

If we are unable to expand our base of business customers, our future growth and operating results could be adversely affected.

We have committed and continue to commit substantial resources to the expansion and increased marketing of our business solutions. If we are unable to market and sell our solutions to businesses with competitive pricing and in a cost-effective manner our ability to grow our revenue and achieve profitability may be harmed.

If we are unable to sustain market recognition of and loyalty to our brand, or if our reputation were to be harmed, we could lose customers or fail to increase the number of our customers, which could harm our business, financial condition and operating results.

Given our market focus, maintaining and enhancing our brand is critical to our success. We believe that the importance of brand recognition and loyalty will increase in light of increasing competition in our markets. We plan to continue investing substantial resources to promote our brand, both domestically and internationally, but there is no guarantee that our brand development strategies will enhance the recognition of our brand. Some of our existing and potential competitors have well-established brands with greater recognition than we have. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain customers may be adversely affected. In addition, even if our brand recognition and loyalty increases, this may not result in increased use of our solutions or higher revenue.

Our solutions, as well as those of our competitors, are regularly reviewed in computer and business publications. Negative reviews, or reviews in which our competitors’ solutions and services are rated more highly than our solutions, could negatively affect our brand and reputation. From time-to-time, our customers express dissatisfaction with our solutions, including, among other things, dissatisfaction with our customer support, our billing policies, and the way our solutions operate. If we do not handle customer complaints effectively, our brand and reputation may suffer, we may lose our customers’ confidence, and they may choose not to renew their subscriptions. In addition, many of our customers participate in online blogs about computers and internet services, including our solutions, and our success depends in part on our ability to generate positive customer feedback through such online channels where consumers seek and share information. If actions that we take or changes that we make to our solutions upset these customers, their blogging could negatively affect our brand and reputation. Complaints or negative publicity about our solutions or billing practices could adversely impact our ability to attract and retain customers and our business, financial condition, and operating results.

We are subject to governmental regulation and other legal obligations related to privacy, and any actual or perceived failure to comply with such obligations would harm our business.

We receive, store, and process personal information and other customer data and maintain specific protocols and procedures to help safeguard the privacy of that personal information and customer data. Personal privacy has become a significant issue in the United States and in many other countries where we may offer our offering of solutions. The regulatory framework for privacy issues worldwide is currently complex and evolving, and it is likely to remain uncertain for the foreseeable future. There are numerous federal, state, local, and foreign laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other customer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Our customers may also accidentally disclose their passwords or store them on a mobile device that is lost or stolen, creating the perception that our systems are not secure against third-party access. Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also put our customers’ information at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations, or industry practices regarding the use or disclosure of our customers’ data, or regarding the manner in which the express or implied consent of customers for the use and disclosure of such data is obtained, could require us to modify our solutions and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share with us.

Our solutions are used by customers in the health care industry and we must comply with numerous federal and state laws related to patient privacy in connection with providing our solutions to these customers.

Our solutions are used by customers in the health care industry and we must comply with numerous federal and state laws related to patient privacy in connection with providing our solutions to these customers. In particular, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) include privacy standards that protect individual privacy by limiting the uses and disclosures of individually identifiable health information and implementing data security standards. Because our solutions may backup individually identifiable health information for our customers, our customers are mandated by HIPAA to enter into written agreements with us known as business associate agreements that require us to safeguard individually identifiable health information. Business associate agreements typically include:

●	a description of our permitted uses of individually identifiable health information;

●	a covenant not to disclose that information except as permitted under the agreement and to make our subcontractors, if any, subject to the same restrictions;

●	assurances that appropriate administrative, physical, and technical safeguards are in place to prevent misuse of that information;

●	an obligation to report to our customers any use or disclosure of that information other than as provided for in the agreement;

●	a prohibition against our use or disclosure of that information if a similar use or disclosure by our customers would violate the HIPAA standards;

●	the ability of our customers to terminate their subscription to our solution if we breach a material term of the business associate agreement and are unable to cure the breach;

●	the requirement to return or destroy all individually identifiable health information at the end of the customer’s subscription; and

●	access by the Department of Health and Human Services to our internal practices, books, and records to validate that we are safeguarding individually identifiable health information.

We may not be able to adequately address the business risks created by HIPAA or HITECH implementation or comply with our obligations under our business associate agreements. Furthermore, we are unable to predict what changes to HIPAA, HITECH or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. Failure by us to comply with any of the federal and state standards regarding patient privacy may subject us to penalties, including civil monetary penalties and, in some circumstances, criminal penalties, which could have an adverse effect on our business, financial condition, and operating results.

Errors, failures, bugs in or unavailability of our solutions released by us could result in negative publicity, damage to our brand, returns, loss of or delay in market acceptance of our solutions, loss of competitive position, or claims by customers or others

We offer solutions that operate in a wide variety of environments, systems, applications and configurations, that are often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations. Our customers’ computing environments are often characterized by a wide variety of standard and non-standard configurations that can make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and others, errors, failures, or bugs may not be found in new solutions or releases until after distribution. In the past, when we have discovered any software errors, failures or bugs in certain of our solution offerings after their introduction or when new versions are released, we, in some cases, have experienced delayed or lost revenues as a result of these errors. In addition, we rely on hardware purchased or leased and software licensed from third parties to offer our solutions, and any defects in, or unavailability of, our third-party software or hardware could cause interruptions to the availability of our solutions.

Errors, failures, bugs in or unavailability of our solutions released by us could result in negative publicity, damage to our brand, returns, loss of or delay in market acceptance of our solutions, loss of competitive position, or claims by customers or others. Many of our end-user customers use our solutions in applications that are critical to their businesses and may have a greater sensitivity to defects in our solutions than to defects in other, less critical, software solutions. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our solutions, the market perception of the effectiveness of our solutions could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our solution licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

We face many risks associated with our growth and plans to expand, which could harm our business, financial condition, and operating results.

We continue to experience sales growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure to attract, service and retain an increasing number of customers. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Any such additional capital investments will increase our cost base. Continued growth could also strain our ability to maintain reliable service levels for our customers, develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train, and retain highly skilled personnel. If we fail to achieve the necessary level of efficiency in our organization as we grow, our business, financial condition, and operating results could be harmed.

We have office locations in New York and Rhode Island, and data centers in New York, Massachusetts, North Carolina and Texas. If we are unable to effectively manage a large and geographically dispersed group of employees and contractors or to anticipate our future growth and personnel needs, our business may be adversely affected. As we expand our business, we add complexity to our organization and must expand and adapt our operational infrastructure and effectively coordinate throughout our organization. As a result, we have incurred and expect to continue to incur additional expense related to our continued growth.

We also anticipate that our efforts to expand internationally will entail the marketing and advertising of our services and brand and the development of localized websites. We do not have substantial experience in selling our solutions in international markets or in conforming to the local cultures, standards, or policies necessary to successfully compete in those markets, and we must invest significant resources in order to do so. We may not succeed in these efforts or achieve our customer acquisition or other goals. For some international markets, customer preferences and buying behaviors may be different, and we may use business or pricing models that are different from our traditional subscription model to provide cloud backup and related services to customers. Our revenue from new foreign markets may not exceed the costs of establishing, marketing, and maintaining our international solutions, and therefore may not be profitable on a sustained basis, if at all.

Our intended international expansion will subject us to risks typically encountered when operating internationally.

We intend to expand internationally which subjects us to new risks that we have not generally faced in the U.S. These risks include:

●	localization of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

●	lack of experience in other geographic markets;

●	strong local competitors;

●	cost and burden of complying with, lack of familiarity with, and unexpected changes in foreign legal and regulatory requirements, including consumer and data privacy laws;

●	difficulties in managing and staffing international operations;

●	potentially adverse tax consequences, including the complexities of transfer pricing, foreign value added or other tax systems, double taxation and restrictions, and/or taxes on the repatriation of earnings;

●	dependence on third parties, including channel partners with whom we do not have extensive experience;

●	compliance with the Foreign Corrupt Practices Act, economic sanction laws and regulations, export controls, and other U.S. laws and regulations regarding international business operations;

●	increased financial accounting and reporting burdens and complexities;

●	political, social, and economic instability abroad, terrorist attacks, and security concerns in general; and

●	reduced or varied protection for intellectual property rights in some countries.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies that we seek for improving our solutions and may also limit or reduce the demand for our solutions outside of the U.S.

The loss of our key personnel, or our failure to attract, integrate, and retain other highly qualified personnel, could harm our business and growth prospects.

We depend on the continued service and performance of our key personnel. We do not have long-term employment agreements with any of our executive officers. In addition, many of our key technologies and systems are custom-made for our business by our personnel. The loss of key personnel, including key members of our management team, as well as certain of our key marketing, sales, product development, or technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business. In addition, several of our key personnel have only recently been employed by us, and we are still in the process of integrating these personnel into our operations. Our failure to successfully integrate these key employees into our business could adversely affect our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the internet and high-technology industries, job candidates often consider the value of the equity that they are to receive in connection with their employment. In addition, employees may be more likely to voluntarily exit the Company if the shares underlying their vested and unvested options, as well as unvested restricted stock units, have significantly depreciated in value resulting in the options they are holding being significantly above the market price of our common stock and the value of the restricted stock units decreasing. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and growth prospects could be severely harmed.

Risks Related to Intellectual Property

Assertions by a third party that our solutions infringe its intellectual property, whether or not correct, could subject us to costly and time-consuming litigation or expensive licenses.

There is frequent litigation in the software and technology industries based on allegations of infringement or other violations of intellectual property rights. Any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our services, require us to credit or refund subscription fees, or have other adverse effects on our business. Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. Third parties may claim that our technologies or solutions infringe or otherwise violate their patents or other intellectual property rights.

If we are forced to defend ourselves against intellectual property infringement claims, whether they have merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, limitations on our ability to use our current websites and technologies, and an inability to market or provide our solutions. As a result of any such claim, we may have to develop or acquire non-infringing technologies, pay damages, enter into royalty or licensing agreements, cease providing certain services, adjust our marketing and advertising activities, or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us, or at all.

Furthermore, we have licensed proprietary technologies from third parties that we use in our technologies and business, and we cannot be certain that the owners’ rights in their technologies will not be challenged, invalidated, or circumvented. In addition to the general risks described above associated with intellectual property and other proprietary rights, we are subject to the additional risk that the seller of such technologies may not have appropriately created, maintained, or enforced their rights in such technology.

We rely on third-party software to develop and provide our solutions, including server software and licenses from third parties to use patented intellectual property.

We rely on software licensed from third parties to develop and offer our solutions. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which delay could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions, which could harm our business.

If we are unable to protect our domain names, our reputation, brand, customer base, and revenue, as well as our business and operating results, could be adversely affected.

We have registered domain names for websites (“URLs”) that we use in our business, such as www.datastoragecorp.com. If we are unable to maintain our rights in these domain names, our competitors or other third parties could capitalize on our brand recognition by using these domain names for their own benefit. In addition, although we own the Company’s domain name under various global top level domains such as .com and .net, as well as under various country-specific domains, we might not be able to, or may choose not to, acquire or maintain other country-specific versions of the Company’s domain name or other potentially similar URLs. Domain names similar to ours have already been registered in the U.S. and elsewhere, and our competitors or other third parties could capitalize on our brand recognition by using domain names similar to ours. The regulation of domain names in the U.S. and elsewhere is generally conducted by internet regulatory bodies and is subject to change. If we lose the ability to use a domain name in a particular country, we may be forced to either incur significant additional expenses to market our solutions within that country, including the development of a new brand and the creation of new promotional materials, or elect not to sell our solutions in that country. Either result could substantially harm our business and operating results. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize the Company’s name in all of the countries in which we currently conduct or intend to conduct business. Further, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights varies among jurisdictions and is unclear in some jurisdictions. We may be unable to prevent third parties from acquiring and using domain names that infringe, are similar to, or otherwise decrease the value of, our brand or our trademarks. Protecting and enforcing our rights in our domain names and determining the rights of others may require litigation, which could result in substantial costs, divert management attention, and not be decided favorably to us.

Risks Relating to this Offering

Future sales of additional shares of our common stock or securities convertible into shares of our common stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our common stock.

We are generally not restricted from issuing additional shares of our common stock up to the authorized number of shares set forth in our charter. We may issue additional shares of our common stock or securities convertible into our common stock in the future pursuant to current or future employee stock incentive plans, employee stock grants, or in connection with future acquisitions or financings. We cannot predict the size of any such future issuances or the effect, if any, that any such future issuances will have on the trading price of our common stock. Any such future issuances of shares of our common stock or securities convertible into common stock may have a dilutive effect on the holders of our common stock and could have a material negative effect on the trading price of our common stock.

Future sales of shares of our common stock could lower the trading price of our common stock, and any additional capital raised by us through the sale of additional equity or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our common stock.

We may issue additional shares of common stock or other securities in primary offerings and the Selling Shareholders may resell shares of our common stock in subsequent secondary offerings. We cannot predict the size of additional issuances or future resales of shares of our common stock or convertible securities, the offering price in any such issuance or resale or the effect, if any, that additional issuances or future resales will have on the trading price of our common stock. Additional issuances and resales of substantial amounts of our common stock or convertible securities, or the perception that such additional issuances or resales could occur, may adversely affect prevailing trading prices for our common stock.

The trading price of our common stock could be volatile.

The trading price of our common stock may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business and operations. If the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management, which could materially adversely affect our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and results of operations.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Risks Relating to our Common Stock and Securities

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile, and may be volatile in the future. By way of example, on February 11, 2021, the reported low sale price of our common stock was $16.80, and the reported high sales price was $38.8. For comparison purposes, on February 3, 2021, the price of our common stock closed at $6.8 per share, on February 11, 2021, our stock price closed at $30.40 per share, and on March 25, 2021, our stock price closed at $8.40 per share with no discernable announcements or developments by the company or third parties. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. In addition, the recent COVID-19 pandemic has caused broad stock market and industry fluctuations. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our common stock. The market price for our common stock may be influenced by many factors, including the following:

●	investor reaction to our business strategy;

●	the success of competitive products or technologies;

●	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our products;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	our ability or inability to raise additional capital and the terms on which we raise it;

●	declines in the market prices of stocks generally;

●	our public disclosure of the terms of any financing which we consummate in the future;

●	an announcement that we have effected a reverse split of our common stock and treasury stock;

●	our failure to become profitable;

●	our failure to raise working capital;

●	any acquisitions we may consummate, including, but not limited to, the Merger;

●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;

●	cancellation of key contracts;

●	our failure to meet financial forecasts we publicly disclose;

●	trading volume of our common stock;

●	sales of our common stock by us or our stockholders;

●	general economic, industry and market conditions; and

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Since the stock price of our common stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our common stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our common stock will not be at prices lower than those sold to investors.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

Upon exercise of our outstanding options or warrants, we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present shareholders.

We are obligated to issue additional shares of our common stock in connection with any exercise or conversion, as applicable, of our outstanding options, warrants, and shares of our convertible preferred stock. As of August 16, 2021, there were options, warrants, and shares of convertible preferred stock outstanding, exercisable or convertible, as applicable, into an aggregate of 3,075,739 shares of common stock. The exercise, conversion or exchange of warrants or convertible securities, including for other securities, will cause us to issue additional shares of our common stock and will dilute the percentage ownership of our shareholders. In addition, we have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other shareholders not participating in such exchange.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of large blocks of our common stock could depress the price of our common stock. The existence of these shares and shares of common stock that may be issuable upon conversion or exercise, as applicable, of outstanding shares of convertible preferred stock, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to our common stock price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing shareholders and investors seek to convert or exercise such securities or sell a substantial number of shares of our common stock, such selling efforts may cause significant declines in the market price of our common stock. In addition, the shares of our common stock included in the Units and underlying warrants sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered common stock and sellers remain willing to sell our common stock.

We do not expect to declare any common stock cash dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of Data Storage common stock in the foreseeable future. Consequently, common stockholders may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

Provisions of Nevada law could delay or prevent an acquisition of Data Storage, even if the acquisition would be beneficial to its stockholders and could make it more difficult for stockholders to change Data Storage’s management.

Data Storage is subject to anti-takeover provisions under Nevada law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include: limitations on the ability to engage in any “combination” with an “interested stockholder” (each, as defined in the NRS) for two years from the date the person first becomes an “interested stockholder”; being subject to Sections 78.378 to 78.3793 of the NRS and allowing an “acquiring person” to obtain voting rights in “control shares” without shareholder approval; the ability of the Board to issue shares of currently undesignated and unissued preferred stock without prior stockholder approval; limitations on the ability of stockholders to call special meetings; and the ability of the Board to amend its amended Bylaws without stockholder approval. For more information, please see the section entitled “Description of Our Securities That We Are Offering-Nevada Anti-Takeover Statutes.”

USE OF PROCEEDS

We are not selling any of the shares of Common Stock being offered by this prospectus and will receive no proceeds from the sale of the Shares by the Selling Shareholders. We will, however, receive the exercise price of the Warrants, if and when such Warrants are exercised for cash by the holders of such Warrants. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders at the time they offer and sell such shares.

We will pay the expenses of registration of the shares of our Common Stock covered by this prospectus, including legal and accounting fees.

The prices at which the shares of Common Stock are covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

MARKET FOR OUR COMMON STOCK

Market Information

On May 14, 2021, our common stock began trading on The Nasdaq Capital Market under the symbol of “DTST” and certain of our warrants began trading under the symbol “DTSTW.”

Holders

As of August 16, 2021, we had approximately 41 shareholders of record of our common stock.

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

DILUTION

A purchaser of our shares of our common stock sold by the Selling Shareholders will be diluted immediately to the extent of the difference between the offering price per share and the as adjusted net book value per share of our common stock upon closing of such sale. Our historical net book value as of June 30, 2021, was $11,524,291, or approximately $2.37 per share of outstanding common stock, based on 4,862,352 shares of common stock outstanding as of June 30, 2021. Net book value per share of our common stock is determined at any date by subtracting total liabilities from the amount of total assets, and dividing this amount by the number of shares of common stock deemed to be outstanding as of that date. After giving effect to the May 18, 2021 equity sale, exercise of warrants, the conversion of preferred stock the Company’s net book value per share and the Purchase Agreement transactions of our common stock was $2.70.

SELLING SHAREHOLDERS FOR WHOSE ACCOUNTS WE ARE REGISTERING SHARES

This prospectus covers the resale from time to time by the Selling Shareholders and future shareholders identified in the table below of up to 1,031,250 Shares underlying the Warrants which were issued in a transaction exempt from registration under the Securities Act pursuant to the Purchase Agreement, as follows:

●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	172,500 shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	172,500 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	86,250 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	33,750 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement;

●	89,424 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement; and

●	45,576 Shares underlying a warrant issued to one (1) Selling Shareholder pursuant to the Purchase Agreement

The Shares to be offered by the Selling Shareholders named in this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give those Selling Shareholders the opportunity to publicly sell these Shares, if they elect to do so following the exercise of the warrants. The registration of these Shares does not require that the Selling Shareholders exercise any warrants or that any of the Shares be offered or sold by the Selling Shareholders. We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. For additional information regarding these Shares, see “Private Placement of Securities” above.

This prospectus generally covers the maximum number of Shares issuable upon exercise of the Warrants, without regard to any limitations on the exercise of the Warrants.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of shares of Common Stock by each of the Selling Shareholders. The first column in the table below lists the name of each Selling Shareholder. The second column lists the number of shares of Common Stock beneficially owned by each Selling Shareholder, based on its beneficial ownership of the shares of Common Stock, as of July 22, 2021.

The fourth column lists the maximum number of shares of Common Stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of the Purchase Agreement between the Company and the Selling Shareholders, this prospectus generally covers the resale of all shares of Common Stock beneficially owned by the Selling Shareholders. The fourth column assumes the exercise of all the Warrants held by such Selling Shareholder and the sale of all of the Shares issued to such Selling Shareholder and offered by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders  may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

					Percentage
		Percentage	Shares of		of
		of Common	Common		Common
	Beneficial	Stock	Stock	Beneficial	Stock
	Ownership	Owned	Included	Ownership	Owned
	Before	Before	in	After the	After the
Stockholder	Offering	Offering*	Prospectus**	Offering***	Offering****
CVI Investments, Inc.(1)	30,000	***** %	172,500	30,000	***** %
Armistice Capital Master Fund Ltd.(2)	—	—	172,500	—	—
Hudson Bay Master Fund Ltd.(3)	—	—	172,500	—	—
Intracoastal Capital, LLC(4)	—	—	172,500	—	—
Lind Global Macro Fund, LP(5)	86,491	1.3%	86,250	86,491	1.3%
Lind Global Fund II LP(5)	32,490	*****	86,250	32,490	*****
Kingsbrook Opportunities Master Fund LP(6)	—	—	33,750	—	—
Boothbay Absolute Return Strategies, LP(7)	—	—	89,424	—	—
Boothbay Diversified Alpha Master Fund LP(8)	—	—	45,576	—	—
TOTAL	148,982	2.1%	1,031,250	148,982	2.1%

* Based on 6,829,565 shares of Common Stock outstanding on August 18, 2021.

** Assumes full exercise of the Warrants, but no exercise of any other warrants held by such Selling Shareholder. All of the Shares are issuable only upon the exercise of the Warrants, which are subject to a beneficial ownership limitation.

*** Assumes all Shares issuable to such Selling Shareholder upon exercise of the Warrants are sold in this offering and no other Shares.

**** Based on 6,829,565 shares of Common Stock outstanding on August 18, 2021.

***** Less than 1%

(1) Beneficial ownership before this offering includes shares of Common Stock issuable pursuant warrants held other than those received pursuant to the Purchase Agreement. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the Warrants held by CVI, and any Shares issued upon exercise of such Warrants and may be deemed to be the beneficial owner of such Shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over such Shares beneficially owned by CVI.  Mr. Kobinger disclaims any such beneficial ownership of such Shares.  CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale of Shares pursuant to this prospectus.  The principal business address of Heights Capital Management, Inc. is  101 California Street, Suite 3250, San Francisco, CA 94111.

(2) The Warrants are, and any Shares issued upon exercise of such Warrants will be, directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Armistice”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of Armistice; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  Armistice Capital and Steven Boyd disclaim beneficial ownership of such Shares except to the extent of their respective pecuniary interests therein.  The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022

(3) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The principal business address of Hudson Bay Master Fund Ltd is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.

(4) Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the Warrants held by Intercoastal, and any Shares issued upon exercise of such Warrants. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the Shares beneficially owned by Intracoastal. The principal business address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(5) Beneficial ownership before this offering includes shares of Common Stock and shares of Common Stock issuable pursuant warrants held other than those received pursuant to the Purchase Agreement. Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the Warrants held by Lind Global Macro Fund, LP, and any Shares issued upon exercise of such Warrants. Lind Global Partners II LLC, the general partner of Lind Global Fund II LP, may be deemed to have sole voting and dispositive power with respect to the Warrants held by Lind Global Fund II, LP and any Shares issued upon exercise of such Warrants. Jeff Easton, the managing member of each of Lind Global Partners LLC and Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the Shares beneficially owned by Lind Global Macro Fund LP and Lind Global Fund II LP.  The principal business address of each of Lind Global Macro Fund LP and Lind Global Fund II LP is  444 Madison Ave. Fl 41 New York NY 10022.

(6) Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The principal business address is 689 Fifth Avenue, 12th Floor, New York, New York 10022.

(7) Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all the Warrants held by, and any Shares issued upon exercise of such Warrants to, BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these Shares, except to the extent of any pecuniary interest therein. The principal business address is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, New York  10017..

(8) Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMF”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBDAMF, has the power to vote and the power to direct the disposition of all Warrants held by, and any Shares issued upon exercise of such Warrants to, BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address is c/o Boothbay Fund Management, LLC, 140 East 45th Street, 14th Floor, New York, New York  10017.

Relationship with Selling Shareholders

To our knowledge, none of the Selling Shareholders had any position, office, or other material relationship with us or any of our affiliates within the past three years.

 PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Shareholders other than the exercise price of the Warrants upon exercise of such Warrants for Shares. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Shares under the safe harbor provided by Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be freely resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser of the securities at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

OUR BUSINESS

Overview

The Company is a 25-year veteran in providing Business Continuity services, such as Disaster Recovery, Infrastructure as a Service, Cyber Security. The Flagship acquisition has provided the Company additional solutions in Data Analytics while expanding of core solutions. Our clients subscription-based solutions are typically long term agreements ranging from 12 to 60 months. Services are provided from Tier 3 data centers geographically diverse in the USA and Canada. While a significant portion of our revenue has been subscription based, we also generate revenue from the sale of equipment and software for cybersecurity, data storage, IBM Power systems equipment and managed service solutions.

Headquartered in Melville, NY, the Company provides solutions and services to a broad range of customers in several industries, including healthcare, banking and finance, distribution services, manufacturing, construction, education, and government. We maintain an internal business development team as well as a contracted independent distribution channel throughout the USA and Canada, referred to as channel partners. Channel partners are companies that sell IBM equipment and software. Channel partners have the ability to provide disaster recovery and hybrid cloud solutions, IBM and Intel Infrastructure as a Service cloud-based solutions, without the investment in infrastructure, data centers or telecommunication services or specialized technical staff, which eliminates the barrier to provide our solutions to their client base.

During 2021, we added new distributors, completed our merger with Flagship Solutions LLC (“Flagship”), a Florida limited liability company, and are focused on expansion of sales and marketing distribution. We also recently expanded our offering of cybersecurity solutions for remote tele-computing with ezSecurity™, a new product.

Our target marketplace for Infrastructure as a Service and Disaster Recovery as a Service globally is estimated at over one million Virtual IBM Power servers in the finance, retail, healthcare, government, and distribution industries and sectors according to the most recent information received from IBM. While Infrastructure as a Service and Disaster Recovery as a Service solutions are core products, we also continue to provide ancillary solutions in this market.

For the past two decades, our mission has been to protect our clients’ data twenty-four hours a day, ensuring business continuity, and assisting in their compliance requirements, while providing improved control over the clients' digital information.

Our October 2016 acquisition of the assets of ABC Services, Inc. and ABC Services II, Inc. (collectively, “ABC”), including the remaining 50% of the assets of Secure Infrastructure & Services LLC, accelerated our strategy into cloud based managed services, expanded cybersecurity solutions and our hybrid cloud solutions with the ability to provide equipment and expanded technical support.

On May 31, 2021, the Company completed the Merger.

Flagship focuses on the IBM user community with solutions and services such as, equipment, software, cyber security, data analytics, managed cloud solutions globally. The Company expects that Flagship’s business will be synergistic with the Company’s existing IBM user community focus and anticipates meaningful operation efficiency through the integration the organizations. The Company also believes the Merger will also provide the combined entities a comprehensive one-stop provider to cross-sell solutions across each organization’s respective enterprise, as well as middle-market customers. Key offerings for the combined companies are expected to include a wide array of multi-cloud information technology solutions in highly secure reliable enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux, including: Infrastructure as a Service (IaaS), Disaster Recovery of digital information (DRaaS), Cyber Security as a Service (CSaaS), and Data Analytics as a Service. We intend to continue our strategy of growth through synergistic acquisitions.

Our offices are in New York and Florida including technology centers, which are adapted to meet the requirements of our clients. In addition to office staffing, we employ additional remote staff. DSC maintains its infrastructure, storage and networking equipment required to provide our subscription solutions in six geographically diverse data centers. In the USA: New York, Massachusetts, Texas, Florida and North Carolina. In Canada the two data centers are in Toronto.

Our Continuing Strategy

DSC derives its revenues from long-term subscriptions, and professional services contracts related to the implementation of solutions that provide protection of mission critical data and equipment. In 2009, DSC’s revenues consisted primarily of data vaulting, de-duplication, continuous data protection and cloud disaster recovery solutions, and protecting information for our clients. As of April 22, 2021, DSC had in excess of 350 active customers, a distribution network of over 50 companies providing solutions and an aggregate of $19,000,000 in proposals delivered to prospective clients for long-term subscription contracts for Disaster Recovery and/or Infrastructure as a Service solutions.

In 2010, we expanded our solutions based on the asset acquisition of SafeData, a provider of disaster recovery and business continuity for the powerful IBM servers, Power i AS400 / AIX. The Safe Data acquisition provided the ability to provide a solution to a specialized IBM community with limited competition, a higher average revenue per client and a global marketplace.

In August 2012, DSC entered into a Joint Venture Partnership with an IBM partner, ABC Services, Inc. to provide an IBM Infrastructure as a Service (IaaS) offering, marketed under the name Secure Infrastructure & Services LLC (“SIAS”), a New York limited liability company. In October 2016, DSC purchased the assets of ABC, which included the remaining 50% of the assets of SIAS, launching the Company into managed services, Cyber Security, Equipment and Software.

Building on the requirement of our clients for access to cloud services, and with the growing requirement of Voice over Internet Protocol (“VOIP”), on October 19, 2017, we formed a new division, Nexxis, to provide VOIP and carrier services.

Our Differentiation

Focus on delivering strategic outcomes: Clients see value in our focus on solving strategic business problems. Our services are intended to allow clients to maintain business operations in a time of disaster, scale to meet their demands and focus on growing their business.

Services that support multi-cloud: Clients are able to run applications or DRaaS services requiring IBM Power systems in the Data Storage Cloud with seamless connectivity to other cloud partners and providers for their specialized services providing a true multi-cloud experience.

Service expertise: The expertise and commitment to client support provide by our support and service experts in IBM Power Systems, Storage, Networking, Backup and Recovery, High Availability System replication and Business Continuity. This allows us to maintain a competitive advantage in our industry.

Close client relationships: Beginning early on in the relationship, we work with our clients identifying and solving critical business problems. We carry that through with careful planning and management of the migration and configuration process, continuing the relationship and advising our clients long after the services have been implemented. For the year ended December 31, 2020, we had a Value-Added Reseller with multiple clients accounting for 15% of our revenue and 94% of client subscriptions renewed their solutions with the Company after their initial contract term expired.

Partner relationships: We increase revenue and drive growth for our partners by developing and managing collaborative solutions as well as joint marketing initiatives. We have a diverse community of partners, ranging from IBM Business Partners, Software Vendors, application support providers, consultants, and other cloud providers.

Our Growth Strategies

In order to continue to drive growth and capture our large market opportunity, key elements of our growth strategies include:

●	Core offerings and service expertise. We have developed several service offerings that solve a wide spectrum of critical business problems. Services including, Disaster Recovery, Infrastructure as a Service, Managed Cyber Security, Managed System Services and Monitoring and Migration Services for Microsoft Windows, Linux, IBM I, and AIX environments with a specialization on IBM i and AIX on Power Systems.

●	Marketing Strategies:

○	Build out and support a robust partner channel;

○	Effectuate standardized, repeatable offerings;

○	Conduct inbound marketing through search engine optimization (“SEO”), white papers, blogs, case studies; and

○	Focus on client experience, client retention and referrals.

Drive sales execution: We plan to continue executing on several sales initiatives that are designed to drive continued growth in our business.

Expand geographic reach: We believe there is significant need for our solutions on a global basis and, accordingly, opportunity for us to grow our business through international expansion as these markets increase their use of multi-cloud solutions.

Leverage and expand our partner ecosystem: We benefit from close relationships with our cloud partners, allowing us to provide comprehensive services to our customers, and providing us with a source of new business opportunities and inputs for future product roadmaps.

Pursue strategic acquisitions: We intend to continue to explore potential transactions that could enhance our capabilities, increase the scope of our technology footprint or expand our geographic reach.

Opportunity and the Industry

We believe businesses are increasingly under pressure to improve the proficiency of their information and storage systems accelerating the migration from self-managed IT solutions to fully managed multi-cloud technologies in order to reduce cost and compete effectively. These trends create an opportunity for cloud technology service providers. DSC’s market opportunity is derived from the demand for fully managed cloud services across all major operating systems. According to the Gartner Forecast: IT Services, Worldwide, 2018-2024, 2Q20 Update, the managed services and cloud infrastructure services market worldwide is estimated to be $410 billion in 2020 and is expected to grow 7% annually to $502 billion in 2023. The U.S. marketplace for Infrastructure as a Service and Disaster Recovery is a subset of this $400 billion marketplace for Cloud Services.

Cloud Services with on-demand availability of computer storage and network resources have revolutionized how companies manage their information technology systems and applications, providing businesses with greater flexibility and lower costs. Over the past several years, businesses have increasingly adopted cloud solutions to drive cost, scale, reliability benefits, increasingly turning to the use of more than one cloud solution at a time (which is referred to as multi-cloud) to enhance performance, ensure redundancy and resilience and provide for increased security, compliance and governance.

We believe that both modern and legacy technologies require specialized expertise. Many companies lack the in-house resources to navigate the complexity of all this technology or manage multiple cloud instances. We believe this creates an opportunity for a cloud services provider that enables businesses to fully embrace the power of multi-cloud technologies and, together, deliver incredible customer experiences.

Our Mission: To migrate clients to Infrastructure as a Service, to update clients’ Disaster Recovery as a Service and cyber security, and to provide clients data analytics. We also aim to assist our clients in the migration and continued day to day management, and in leveraging multi-cloud information technology, while meeting expectations for cyber security support, price and value.

Our Core Services: We provide an array of multi-cloud information technology solutions in highly secure, enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux. Specifically, our support services cover:

●	Infrastructure as a Service

●	Disaster Recovery as a Service

●	Cyber Security as a Service

●	Data Analytics as a Service

Solutions and Services

Disaster Recovery Solutions: We offer a variety of data protection and disaster recovery solutions services designed to meet our clients’ requirements and budgets.

Data Backup and Data Vaulting: Our ezVault™ solution is an easily managed cloud backup solution with built in multiple site redundancy and client-controlled encryption, job scheduling, retention and retrieval. The business-to-business data backup and date vaulting solution includes high-speed cloud enterprise storage, de-duplication, and compression, backup and restore services which automatically scale in size with data growth. Our ezVault solution is typically accompanied by a service level agreement (“SLA”), such as our ezRecovery™ Disaster Recovery as a Service solution.

Standby Server Services: Our ezRecovery™ (Disaster Recovery as a Service) solution offers organizations that require a faster recovery timeframe data vaults combined with our standby server computing, storage, and network infrastructure resources to help ensure a faster recovery time.

High Availability Services: Our ezAvailability™ solution offers reliable, high availability and business continuity for mission critical applications with Recovery Time Objective under fifteen minutes and near zero Recovery Point Objective, with optional, fully managed real-time replication services. Our ezAvailability service consists of a full-time enterprise system, storage, and network resources, allowing quick and easily switched production workloads to our cloud when needed. Our ezAvailability services are backed by a SLA to help assure performance, availability, and access.

Data Mirroring Services: Our ezMirror™ solution provides replication services that mirror the clients’ storage systems and allows for recovery in our cloud.

I-a-a-S – Full Cloud Infrastructure Production Systems: Our ezHost™ solution offers full cloud-based production systems from our data center facilities and a selection of disaster recovery solutions to meet the clients' expectations on their compute power and recovery timeframes. ezHost provides full-time, scalable compute, storage, and network infrastructure resources to run clients’ workloads on our enterprise class infrastructure. ezHost replaces the cost of support, maintenance, system administration, space, power and cooling of the typical hardware on-premises systems with a predictable monthly expense. Our ezHost services are backed by a SLA governing performance, availability, and access.

Cybersecurity Solutions: Our ezSecurity™ solution offers a suite of comprehensive cybersecurity products that can be utilized on systems at the clients' location or on systems hosted in the DSC cloud. These offerings include fully managed endpoint security with active threat mitigation, system security assessments, risk analysis and applications to ensure continuous security and auditing for IBM systems.

Voice & Data Solutions: Nexxis, our voice and data division, offers VoIP and data services over fiber optic networks to help keep businesses fully connected from any location. Nexxis provides, among other things, top of the line Polycom VVX color phone systems and the performance of download speeds of up to 40 GB.

Corporate History

On October 20, 2008, DSC consummated a share exchange transaction with Data Storage Corporation, a Delaware corporation, and DSC subsequently changed its name from Euro Trend Inc. to Data Storage Corporation.

DSC acquired the assets of SafeData, LLC in June 2010, and the assets of Message Logic LLC, (“Message Logic”) in October 2012.

In November 2012, DSC entered into a Joint Venture Partnership with an IBM partner, ABC Services, Inc. to provide an IBM Infrastructure as a Service (IaaS) offering, marketed under the name Secure Infrastructure & Services LLC (“SIAS”), a New York limited liability company.

In December 2012, DSC was accepted as an IBM Service Provider for cloud solutions.

In October 2016, DSC purchased the assets of ABC which included the remaining 50% of the SIAS.

The result of these acquisitions and strategic alliances, combined with DSC’s legacy disaster recovery and business continuity solutions, positions DSC as a potential leader in business-to-business disaster recovery as a service, infrastructure as a service on the IBM Power servers, email compliance with software as a service (“SaaS”).

On October 19, 2017, DSC formed a new division, Nexxis, a subsidiary of the Company, to provide VoIP and carrier services.

Competitive Landscape

The markets for the Company’s products and services are competitive and the Company is confronted by competition. Competitors in the United States include IBM, Connectria Corporation, iTech Solutions Group, Skytap Inc., Abacus Group LLC and Source Data Products.

These markets are characterized by frequent product introductions and rapid technological advances. The Company’s financial condition and operating results can be adversely affected by these and other industry-wide downward pressures on gross margins. Principal competitive factors important to the Company include price, product features, relative price and performance, product quality and reliability, a strong third-party software, marketing and distribution capability, service and support and corporate reputation.

The Company is focused on expanding its market opportunities globally related to disaster recovery and infrastructure as a service and platform as a service, primarily focused on the IBM community. These markets are highly competitive and include several large, well-funded and experienced participants.

The Company’s future financial condition and operating results depend on the Company’s ability to continue to provide a high-quality solution as well as increase distribution of the solutions in each of the markets in which it competes.

Recent Developments

Flagship Solutions, LLC

On May 31, 2021, the Company completed the Merger.

Pursuant to the Merger, all of the Equity Interests that were issued and outstanding immediately prior to the effectiveness of the filing of the Articles of Merger by Flagship and Merger Sub with the Secretary of State of the State of Florida, were converted into the right to receive an aggregate amount equal to up to $10,500,000, consisting of approximately $5,550,000, paid in cash, and up to $4,950,000, payable in shares of the Company’s common stock, subject to reduction by the amount by which the valuation of Flagship (the “Flagship Valuation”), as calculated based on Flagship’s unaudited pro forma 2018 financial statements and audited 2019 and 2020 financial statements (the “2020 Audit”), is less than $10,500,000. In the event that the Flagship Valuation, as calculated based on the 2020 Audit, is less than $10,500,000, then, within fifteen (15) days after completion of the audit of Flagship’s financial statements for its 2019, 2020 and 2021 fiscal years (the “2021 Audit”), the Company has agreed to pay the Equityholders, in shares of the Company’s common stock, the amount by which the Flagship Valuation, as calculated based on the 2021 Audit, exceeds the sum of $5,550,000 and the value of the shares merger consideration paid by us to the Equityholders at Closing, subject to a cap of $4,950,000.

In addition, the cash merger consideration paid by the Company to the Equityholders at Closing reflects adjustments made, on a dollar-for-dollar basis, for certain excluded liabilities assumed at Closing and for the amount by which Flagship’s net working capital at Closing is more or is less than the target working capital amount specified in the Merger Agreement.

The parties have agreed to indemnify each other for any losses that may be incurred by them as a result of their breach of any of their representations, warranties and covenants contained in the Merger Agreement. The Company’s indemnification obligations are capped at 20% of the merger consideration paid to the Equityholders for any breach of the Company’s representations and warranties contained in the Merger Agreement, other than the representations and warranties set forth under Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflict) and Section 4.4 (Brokers) (herein, “Fundamental Representations”). The Company’s indemnification obligations in respect of any breach by us of the Fundamental Representations or in the event of the Company’s willful or intentional breach of the Merger Agreement (or acts of fraud), are not capped.

Concurrently with the Closing, Flagship and Mark Wyllie, Flagship’s Chief Executive Officer, entered into an Employment Agreement (the “Wyllie Employment Agreement”), effective as of the Closing, pursuant to which Mr. Wyllie will continue to serve as Chief Executive Officer of Flagship following the Closing on the terms and conditions set forth therein. Flagship’s obligations under the Wyllie Employment Agreement will also be guaranteed by us. The Wyllie Employment Agreement provides for: (i) an annual base salary of $170,000; (ii) management bonuses comprised of twenty-five percent (25%) of Flagship’s net income available in free cash flow as determined in accordance with GAAP for per Unit each calendar quarter during the term; (iii) an agreement to issue him stock options of the Company, subject to approval by the Company’s board of directors (the “Board”), commensurate with his position and performance and reflective of the executive compensation plans that the Company has in place with its other subsidiaries of similar size to Flagship; (iv) life insurance benefits in the amount of $400,000; and (v) four weeks paid vacation. In the event Mr. Wyllie’s employment is terminated by him for good reason (as defined in the Wyllie Employment Agreement) or by Flagship without cause, he will be entitled to receive his annual base salary through the expiration of the initial three-year employment term and an amount equal to his last annual bonus paid, payable quarterly. Pursuant to the Wyllie Employment Agreement, we have agreed to elect Mr. Wyllie to the Board and the board of directors of Flagship to serve so long as he continues to be employed by us. The Wyllie Employment Agreement contains customary non-competition provisions that apply during its term and for a period of two years after the term expire.

The foregoing descriptions of the Merger Agreement and Wyllie Employment Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to the provisions of the Merger Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2021 and is incorporated herein by reference, and the provisions of the Wyllie Employment Agreement, which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2021 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Merger Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, Flagship or either of their businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Pursuant to Section 4(c) of the Certificate of Designations, Preferences and Rights of the Company’s Series A Preferred Stock, all 1,401,786 outstanding shares of the Company’s Series A Preferred Stock (the “Preferred Shares”) were automatically converted into 43,806 shares of the Company’s common stock in connection with, and as a result of, the Merger. The Company issued the shares of common stock to the holder of the Preferred Shares, in reliance on the exemption from registration provided for under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. These shares of common stock may not be sold by the holders thereof without registration or an available exemption from registration.

Underwriting Agreement

On May 13, 2021, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the several underwriters (the “Representative”), for an underwritten public offering (the “Offering”) of an aggregate of 1,600,000 units (the “Units), each consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with one warrant to purchase one share of Common Stock (each a “Warrant” and collectively, the “Warrants”) at an exercise price equal to $7.425 per share of Common Stock.

The public offering price was $6.75 per Unit and the underwriters agreed to purchase 1,600,000 Units at a 7.5% discount to the public offering price. The Company granted the Representative a 45-day option to purchase an additional 240,000 shares of Common Stock and/or an additional 240,000 Warrants, in any combination thereof, to cover over-allotments, if any. On May 15, 2021, the Representative partially exercised the over-allotment option to purchase an additional 240,000 Warrants to purchase 240,000 shares of Common Stock. The Offering closed on May 18, 2021.The gross proceeds from the Offering were approximately $10.8 million, before deducting underwriting discounts and commissions and other Offering expenses.

Pursuant to the Underwriting Agreement, the Company agreed to issue to the Representative, as a portion of the underwriting compensation payable to the Representative, warrants to purchase up to a total of 80,000 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at $7.425 per share, are initially exercisable 180 days from the commencement of sales of the securities issued in connection with the Offering, or November 14, 2021, and have a term of five years from their initial issuance date, or May 18, 2026. Pursuant to FINRA rules, the Representative’s Warrants are subject to a lock-up agreement pursuant to which the Representative will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the beginning on the date of commencement of sales of the securities issued in connection with this offering.

The Shares and Warrants were issued pursuant to: (i) the Company’s registration statement on Form S-1 (File No. 333-253056) (as amended through the date hereof) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) and declared effective on May 13, 2021 and (ii) the Company’s registration statement on Form S-1 MEF (File No. 333-256111) filed by the Company with the SEC under Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon its filing on May 13, 2021. A final prospectus dated May 13, 2021 relating to the Offering was filed with the SEC on May 17, 2021.

In connection with the Offering, the Company’s common stock and warrants were approved for listing on the Nasdaq Capital Market under the symbols “DTST” and “DTSTW”, respectively, and began trading on May 14, 2021.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters for losses, expenses and damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, or contribute to payments the underwriters may be required to make with respect to these liabilities.

Pursuant to the Underwriting Agreement, subject to certain exceptions, each director and executive officer of the Company and certain of its stockholders have agreed to a 180-day “lock-up” from the date of the closing of the Offering of shares of Common Stock that they beneficially own, and the Company agreed to a 120-day “lock-up”, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock, without first obtaining the consent of the Representative.

In addition, on May 18, 2021, the Company entered into a Warrant Agency Agreement (the “Warrant Agreement”) with VStock Transfer LLC pursuant to which VStock Transfer LLC agreed to act as warrant agent with respect to the Warrants.

The foregoing summaries of the Underwriting Agreement, the Representative’s Warrant, the Warrants and the Warrant Agreement do not purport to be complete and are qualified in their entirety by such documents attached as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively to the Company’s 8-K filed with the SEC on May 18, 2021, each incorporated herein by reference.

Amendments to Articles of Incorporation and Bylaws

On May 7, 2021, the Company filed a certificate of amendment to its articles of incorporation with the Secretary of State of the State of Nevada (the ‘Certificate of Amendment’) to effectuate a reverse stock split (the ‘Reverse Stock Split’) of its issued and outstanding shares of common stock and treasury shares on a 1-for-40, effective at 12:01 a.m. (Eastern Time) on May 14, 2021 (the ‘Effective Time’).

Split Adjustment; Treatment of Fractional Shares

As of the Effective Time, every 40 shares of issued and outstanding common stock and treasury stock was converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Instead, a holder of record of old common stock as of immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share will, in lieu thereof, be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Capitalization; Adjustment of Outstanding Securities

The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the common stock.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans will be reduced proportionately.

Certificate of Amendment

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Nevada on May 7, 2021 (effective as of 12:01 a.m. (Eastern Time) on May 14, 2021).

Appointment of New Chief Financial Officer

On April 28, 2021 we entered into an offer letter with Mr. Chris H. Panagiotakos to serve as our Chief Financial Officer effective upon the closing of the May 2021 public offering and our uplisting to Nasdaq. See “Directors, Executive Officers and Corporate Governance -- Chief Financial Officer After the Offering” for more information.

Registered Direct Offering and Concurrent Private Placement

On July 19, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited institutional investors pursuant to which the Company sold on July 21, 2021, for aggregate gross proceeds of $8,305,000 to the Company, (i) in a registered direct offering priced at-the-market under Nasdaq rules, an aggregate of 1,375,000 shares Common Stock and (ii) in a concurrent private placement, warrants to purchase an aggregate of 1,031,250 shares of Common Stock (the “Warrants”) at a combined price of $6.04 per Share and .75 of one Warrant. The Warrants were immediately exercisable, expire on the five year and six-month anniversary of the issuance date and have an initial exercise price of $6.15 per share, subject to adjustment.

The Shares were offered and sold by the Company pursuant to a prospectus supplement, which was filed with the SEC on July 21, 2021 pursuant to Rule 424(b)(2) of the Securities Act in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the SEC on July 9, 2021 and subsequently declared effective on July 16, 2021 (File No. 333-257812).

The Warrants and the shares of Common Stock issuable thereunder were sold and issued without registration under the Securities Act in reliance upon an exemption provided under Section 4(a)(2) of the Securities Act, as transactions not involving a public offering, and/or Rule 506 promulgated thereunder.

The foregoing summaries of the Purchase Agreement and the Warrant do not purport to be complete and are qualified in their entirety by such documents attached as Exhibits 10.1 and 4.1, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2021, each of which is incorporated herein by reference.

COVID-19

In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization determined that the outbreak constituted a “Public Health Emergency of International Concern” and declared a pandemic. The COVID-19 pandemic is disrupting businesses and affecting production and sales across a range of industries, as well as causing volatility in the financial markets. The extent of the impact of the COVID-19 pandemic on our customer demand, sales and financial performance will depend on certain developments, including, among other things, the duration and spread of the outbreak and the impact on our customers and employees, all of which are uncertain and cannot be predicted. See “Risk Factors” for information regarding certain risks associated with the pandemic.

The COVID-19 pandemic has accelerated cloud transformation efforts for new and existing customers and underscored the importance and mission-critical nature of multi-cloud strategies. Over the last several months, customers have increasingly turned to cloud solutions to pivot to new business models, improved their disaster recovery of mission critical data, migrated to cloud-based solutions and reduced their capital expenditure requirements.

In response to the COVID-19 pandemic, we implemented a number of initiatives to ensure the safety of our employees. Since March 9, 2020, over 90% of our employees work remotely. All of our employees have had the ability to work remotely utilizing solutions the Company provides to their clients and distribution channels. Additionally, our remote, technology-enabled model has enabled minimal disruption to our go-to-market efforts and service delivery organizations.

The effects of the COVID-19 pandemic are rapidly evolving, and the full impact and duration of the virus are unknown. Currently, the COVID-19 pandemic has not had a significant impact on our operations or financial performance; however, the ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and its impact on our customers, vendors and employees and its impact on our sales cycles as well as industry events, all of which are uncertain and cannot be predicted.

The extent of the impact, if any, will depend on future developments, including actions taken to contain COVID-19. See also “Risk Factors” for more information.

ezSecurity™ Product Launch

Due to the COVID-19 pandemic and the critical need for safe remote collaboration, we recently expanded our offering of cybersecurity solutions for remote tele-computing with our new product, ezSecurity™. We also launched a new remote collaboration program for small and medium-sized businesses. As part of this new program, we are offering free migration services from Microsoft Exchange to Microsoft 365, along with support for comprehensive voice communications (Hosted VoIP, IP Phones, Cloud PBX) and video conferencing. In addition, we have expanded capacity through our new Dallas data center location to accommodate increased demand for our portfolio of ezServices™, including ez-Backup™, ezRecovery™ and ezAvailability™, adding to our existing network of data centers and fiber backbone.

Offer Letter with Chris H. Panagiotakos

On April 28, 2021 we entered into an offer letter with Mr. Chris H. Panagiotakos to serve as our Chief Financial Officer, which became effective upon the closing of the Offering and our uplisting to Nasdaq. See “Directors, Executive Officers and Corporate Governance -- Chief Financial Officer After the Offering” for more information.

 Government Regulation

We are subject to various federal, state, local and international laws with respect to our receipt, storage and processing of personal information and other customer data.

We receive, store, and process personal information and other customer data. Personal privacy has become a significant issue in the United States and in many other countries where we may offer our offering of solutions. The regulatory framework for privacy issues worldwide is currently complex and evolving, and it is likely to remain uncertain for the foreseeable future. There are numerous federal, state, local, and foreign laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other customer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy and data protection to the extent possible. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any significant change to applicable laws, regulations, or industry practices regarding the use or disclosure of our customers’ data, or regarding the manner in which the express or implied consent of customers for the use and disclosure of such data is obtained, could require us to modify our solutions and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share with us.

Our solutions are used by customers in the health care industry and we must comply with numerous federal and state laws related to patient privacy in connection with providing our solutions to these customers. In particular, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) include privacy standards that protect individual privacy by limiting the uses and disclosures of individually identifiable health information and implementing data security standards. Because our solutions may backup individually identifiable health information for our customers, our customers are mandated by HIPAA to enter into written agreements with us known as business associate agreements that require us to safeguard individually identifiable health information. Business associate agreements typically include:

●	a description of our permitted uses of individually identifiable health information;

●	a covenant not to disclose that information except as permitted under the agreement and to make our subcontractors, if any, subject to the same restrictions;

●	assurances that appropriate administrative, physical, and technical safeguards are in place to prevent misuse of that information;

●	an obligation to report to our customers any use or disclosure of that information other than as provided for in the agreement;

●	a prohibition against our use or disclosure of that information if a similar use or disclosure by our customers would violate the HIPAA standards;

●	the ability of our customers to terminate their subscription to our solution if we breach a material term of the business associate agreement and are unable to cure the breach;

●	the requirement to return or destroy all individually identifiable health information at the end of the customer’s subscription; and

●	access by the Department of Health and Human Services to our internal practices, books, and records to validate that we are safeguarding individually identifiable health information.

Human Capital Resources

We believe that our success depends upon our ability to attract, develop and retain key personnel. As of August 15, 2021, we employed forty-three full-time employees and three part-time employees, of which eight are executive management, nine are administration and finance, seven are sales staff and twenty-two were part of our technical team. None of our employees are covered by collective bargaining agreements, and management considers relations with our employees to be in good standing. Although we continually seek to add additional talent to our work force, management believes that it has sufficient human capital to operate its business successfully.

Our compensation programs are designed to align the compensation of our employees with our performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance.

The health and safety of our employees is our highest priority, and this is consistent with our operating philosophy. Since the onset of the COVID-19 pandemic, employees, including our specialized technical staff, are working from home or in a virtual environment unless they have a requirement to be in the office for short-term tasks and projects.

Employees

As of August 15, 2021, we have approximately forty-three full-time employees and three part-time employees.

Corporate Information

Since the onset of the COVID-19 pandemic, all employees, including our specialized technical staff, have been working from home or in a virtual environment. The primary mailing address for the Company is 48 South Service Road, Melville, NY 11747. Our telephone number is (212) 564-4922.

PROPERTIES

Our principal offices are located at 48 South Service Road, Suite 203, Melville, NY 11747. We also have offices located at 980 N Federal Hwy, Suite 302, Boca Raton, FL 33432. In addition, we lease data centers in New York, Massachusetts, North Carolina, Florida and Texas. Our corporate telephone number is (212) 564-4922. We believe our current offices and facilities are adequate for the near future.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting DSC, its capital stock, any of its subsidiaries or of DSC’s or DSC’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MERGER OF DATA STORAGE WITH FLAGSHIP SOLUTIONS, LLC

Overview

As noted above, on May 31, 2021, we completed the Merger contemplated by that certain Merger Agreement with Flagship. Flagship provides IBM solutions, managed services, and cloud solutions worldwide. Flagship’s solutions and services include data center strategic planning and hybrid cloud implementations based on a wide range of assessments that look at virtualization, server consolidation, security, and infrastructure-focused integration. Flagship’s managed services include cloud-based server monitoring and management, 24×7 helpdesk support, artificial intelligence (AI), IBM Watson and data center infrastructure management.

Recognition

Flagship has received industry recognition since its inception. In 2011, Flagship was selected as a finalist in two of IBM’s Annual Awards, the Beacon Awards (the highest award for IBM Business Partners) and the Services Excellence award. In addition, Flagship was certified for three of the six software “pillars” representing IBM’s software offerings. The path to certification requires Flagship’s employees to learn and pass a series of sales and technical tests relevant to the specific product. In 2012, Flagship was selected as a Beacon Award Winner in the Smarter Computing Cloud Builder category. In addition, Flagship won a Tivoli Award in 2012 in the Business Partner Innovation category. These awards were awarded for Flagship’s efforts in developing the “Smarter Stadium” under the IBM Smarter Planet umbrella. Flagship developed an intelligent operations center (“IOC”) in North America and implemented an IOC in a U.S. professional sports stadium anywhere in the world. Listed below are some other award highlights.

2012 – IBM Impact Award – Smarter Decision Management

2012 – Florida Governor’s Innovation and Entrepreneurship Award

2013 – Mark Wyllie, CEO – Finalist Entrepreneur of the Year, Miami Chamber of Commerce

2013 – Finalist/Winner – Florida Top Companies to Watch

2014 – Beacon Award for Outstanding Community Impact (First ever presented by IBM)

2015 – Beacon Award Finalist - Outstanding Cloud solution hosted on IBM SoftLayer

2017 – Beacon Award Finalist – Outstanding Storage Systems Solution

2018 – Beacon Award Winner – Outstanding Technology Support Services Solution

Flagship’s Primary Types of Reoccurring Services

Managed Services Provider (“MSP”)

Flagship delivers its MSP services, including network, application, infrastructure and security, through ongoing and regular support and active administration on its customers’ premises, in their data center (i.e., hosting), or in a third-party data center. Unlike a pure-play MSP, which focus on one vendor or technology, usually their own core offerings, Flagship offers MSP services from different vendors and technologies. The term MSP traditionally was applied to infrastructure or device-centric types of services but has since expanded to include any continuous, regular management, maintenance and support services.

Managed Security Services Provider (“MSSP”)

Flagship provides MSSP services through outsourced monitoring and management of security devices and systems. Common services include managed firewall, intrusion detection, virtual private network, vulnerability scanning and anti-viral services. MSSPs use high-availability security operation centers (either from their own facilities or from other data center providers) to provide 24/7 services designed to reduce the number of operational security personnel an enterprise needs to hire, train and retain to maintain an acceptable security posture.

Managed Software as a Service (“MSaaS”)

MSaaS service providers bridge the gap between off-the-shelf SaaS applications and fully customized software applications. SaaS applications offer a standard software solution for about 80% of what a business requires. MSaaS service providers configure third party off-the-shelf SaaS applications or their software with new features to provide all of what a customer needs. MSaaS service providers offer the flexibility and cost-efficiency of SaaS, while offering the level of configurability needed to address specific needs. MSaaS customers typically own a license to the software and their subscription covers ongoing support, upgrades and training to help them get the most out of the application.

Flagship’s website address is: https://www.flagshipsg.com//. We have not incorporated by reference into this prospectus, or the registration statement to which this prospectus forms a part, the information included on or linked from Flagship’s website and you should not consider it to be part of this prospectus or the registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to Data Storage Corporation, a Nevada corporation, and its subsidiaries. This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

COMPANY OVERVIEW

The Company is a 25-year veteran in providing Business Continuity services, such as Disaster Recovery, Infrastructure as a Service, Cyber Security. The Flagship acquisition has provided the Company additional solutions in Data Analytics while expanding of core solutions. Our clients’ subscription-based solutions are typically long term agreements ranging from 12 to 60 months. Services are provided from Tier 3 data centers geographically diverse in the USA and Canada. While a significant portion of our revenue has been subscription based, we also generate revenue from the sale of equipment and software for cybersecurity, data storage, IBM Power systems equipment and managed service solutions.

Headquartered in Melville, NY, the company provides solutions and services to a broad range of customers in several industries, including healthcare, banking and finance, distribution services, manufacturing, construction, education, and government. We maintain an internal business development team as well as a contracted independent distribution channel throughout the USA and Canada, referred to as channel partners. Channel partners are companies that sell IBM equipment and software. Channel partners have the ability to provide disaster recovery and hybrid cloud solutions, IBM and Intel Infrastructure as a Service cloud-based solutions, without the investment in infrastructure, data centers or telecommunication services or specialized technical staff, which eliminates the barrier to provide our solutions to their client base.

During 2021, we added new distributors, completed our merger with Flagship Solutions Group and are focused on expansion of sales and marketing for distribution. We also recently expanded our offering of cybersecurity solutions for remote tele-computing with ezSecurity™, a new 2020 product.

Our target marketplace for Infrastructure as a Service and Disaster Recovery as a Service globally is estimated at over one million Virtual IBM Power servers, LPARS, in the finance, retail, healthcare, government, and distribution industries and sectors according to the most recent information received from IBM. While Infrastructure as a Service and Disaster Recovery as a Service solutions are our core products, we also continue to provide ancillary solutions in this market.

For the past two decades, our mission has been to protect our clients' data twenty-four hours a day, ensuring business continuity, and assisting in their compliance requirements, while providing improved control over the clients' digital information and infrastructure.

Our October 2016 acquisition of the assets of ABC Services, Inc. and ABC Services II, Inc. (collectively, “ABC”), including the remaining 50% of the assets of Secure Infrastructure & Services LLC, accelerated our strategy into cloud based managed services, expanded cybersecurity solutions and our hybrid cloud solutions with the ability to provide equipment and expanded technical support. We intend to continue our strategy of growth through synergistic acquisitions.

On May 31, 2021, Data Storage Corporation (the “Company”) completed the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) with Data Storage FL, LLC, a Florida limited liability company and the Company’s wholly-owned subsidiary (the “Merger Sub”), Flagship Solutions, LLC (“Flagship”), a Florida limited liability company, and the owners (collectively, the “Equityholders”) of all of the issued and outstanding limited liability company membership interests in Flagship (collectively, the “Equity Interests”), pursuant to which the Company acquired Flagship through the merger of Merger Sub with and into Flagship (the “Closing”), with Flagship being the surviving company in the Merger and becoming as a result the Company’s wholly-owned subsidiary.

Flagship focuses on the IBM user community with solutions and services such as, equipment, software, cyber security, data analytics, managed cloud solutions globally. The Company expects that Flagship’s business will be synergistic with the Company’s existing IBM user community focus and anticipates meaningful operation efficiency through the integration the organizations. The Company also believes the Merger will also provide the combined entities a comprehensive one-stop provider to cross-sell solutions across each organization’s respective enterprise, as well as middle-market customers. Key offerings for the combined companies are expected to include a wide array of multi-cloud information technology solutions in highly secure reliable enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux, including: Infrastructure as a Service (IaaS), Disaster Recovery of digital information (DRaaS), Cyber Security as a Service (CSaaS), and Data Analytics as a Service. We intend to continue our strategy of growth through synergistic acquisitions.

Our offices are in New York and Florida including technology centers, which are adapted to meet the requirements of our clients. In addition to office staffing, we employ additional remote staff. DSC maintains its infrastructure, storage and networking equipment required to provide our subscription solutions in six geographically diverse data centers. In the USA: New York, Massachusetts, Texas, Florida and North Carolina. In Canada the two data centers are in Toronto.

RESULTS OF OPERATIONS

Three months ended June 30, 2021 as compared to June 30, 2020

Total Revenue For the three months ended June 31, 2021 increased by $1,522,624 or 76%. The increase is primarily attributed to the additional sales from the Flagship merger and an increase in monthly subscription revenue.

Revenue	For the Three Months
	Ended June 30,
	2021	2020	$ Change	% Change
Infrastructure & Disaster Recovery/Cloud Service	$1,725,163	$1,382,870	$342,293	25%
Equipment and Software	760,451	247,187	513,264	208%
Managed Services	809,487	219,392	590,095	269%
Nexxis VoIP Services	183,118	153,887	29,231	19%
Other	50,030	2,289	47,741	2,086%
Total Revenue	$3,528,249	$2,005,625	$1,522,624	76%

Cost of Sales. For the three months ended June 30, 2021, cost of sales was $2,021,324, an increase of $880,903 or 77% compared to $1,140,421 for the three months ended June 30, 2020. The increase of $880,903 was mostly related to variable cost incurred to produce and sell our products or services.

Selling, general and administrative expenses. For the three months ended June 30, 2021, selling, general and administrative expenses were $1,602,311, an increase of $614,045, or 62%, as compared to $988,266 for the three months ended June 30, 2020. The net increase is reflected in the chart below.

Selling, general and administrative expenses	For the Three Months
	Ended June 30,
	2021	2020	$ Change	% Change
Increase in Salaries	$642,863	$501,482	$141,381	28%
Increase in Professional Fees	226,312	37,201	189,111	508%
Increase in Software as a Service Expense	53,318	33,370	19,948	60%
Increase in Advertising Expenses	155,510	72,551	82,959	114%
Increase in Commissions Expense	298,909	243,080	55,829	23%
Increase in all other Expenses	225,399	100,582	124,817	124%
Total Expenses	$1,602,311	$988,266	$614,045	62%

Salaries increased due to the increased staff due to the Flagship merger, the hiring of our Chief Financial Officer, and the annual performance increases and performance incentives granted to employees.

Professional fees increased primarily due to fees incurred for the Flagship merger, and two new investor relations firms.

Software as a Service Expense (SaaS) increased due to additional costs paid to existing vendors to make improvements in Salesforce and purchases of new user licenses.

Advertising Expense increased primarily due to additional Flagship marketing campaigns launched after the merger.

Commissions Expense increased due to the increase in revenues. Commission expense varies due to different contractual agreements with both contracted distributors and employees.

All Other Expenses increased primarily due to a combination of an increase in online training and continuing education, increase in travel after the Flagship, and the increase in bad debt expense. This was partially offset by a reduction in costs associated with employees working from home due to the pandemic as well as a reduction in expenses related to our office space in Melville, New York.

Other Income (Expense). Other income (expense) for the three months ended June 30, 2021 decreased $75,374 to $230,947 from $306,321 for the three months ended June 30, 2020. The decrease in other income is primarily attributable to the gain on contingent liability record in the prior year and the loss on disposal of equipment recorded during the current period.

Net Income (Loss)before provision for income taxes. Net income before provision for income taxes for the three months ended June 30, 2020 was $135,561, as compared to a net income of $183,259 for the three months ended June 30, 2020.

Six months ended June 30, 2021 as compared to June 30, 2020

Total Revenue For the six months ended June 31, 2021 increased by $1,998,605 or 49%. The increase is primarily attributed to the additional sales from the Flagship merger and an increase in monthly subscription revenue.

Revenue	For the Six Months
	Ended June 30,
	2021	2020	$ Change	% Change
Infrastructure & Disaster Recovery/Cloud Service	$3,385,511	$2,776,590	$608,921	22%
Equipment and Software	1,225,334	575,928	649,406	113%
Managed Services	1,036,254	439,867	596,387	136%
Nexxis VoIP Services	378,444	307,084	71,360	23%
Other	77,397	4,866	72,531	1,491%
Total Revenue	$6,102,940	$4,104,335	$1,998,605	49%

Cost of Sales. For the six months ended June 30, 2021, cost of sales was $3,442,223, an increase of $1,085,685 or 46% compared to $2,356,538 for the six months ended June 30, 2020. The increase of $1,085,685 was mostly related to variable cost incurred to produce and sell our products or services.

Selling, general and administrative expenses. For the six months ended June 30, 2021, selling, general and administrative expenses were $2,720,718, an increase of $855,826, or 46%, as compared to $1,864,892for the six months ended June 30, 2020. The net increase is reflected in the chart below.

Selling, general and administrative expenses	For the Six Months
	Ended June 30,
	2021	2020	$ Change	% Change
Increase in Salaries	$1,152,493	$944,215	$208,278	22%
Increase in Professional Fees	351,844	83,543	268,301	321%
Increase in Software as a Service Expense	105,461	68,138	37,323	55%
Increase in Advertising Expenses	252,286	137,931	114,355	83%
Increase in Commissions Expense	512,163	428,948	83,215	19%
Increase in all other Expenses	346,471	202,117	144,354	71%
Total Expenses	$2,720,718	$1,864,892	$855,826	46%

Salaries increased due to the increased staff due to the Flagship merger, the hiring of our Chief Financial Officer, and the raises granted to employees.

Professional fees increased primarily due to fees incurred for the Flagship merger, and two new investor relations firm.

Software as a Service Expense (SaaS) increased due to additional costs paid to existing vendors to make improvements in Salesforce and purchases of new user licenses.

Advertising Expense increased primarily due to additional marketing campaigns for the Flagship merger.

Commissions Expense increased due to the increase in revenues. Commission expense varies due to different contractual agreements with both contracted distributors and employees.

All Other Expenses increased primarily due to a combination of an increase in online training and continuing education, increase in travel after the flagship merger, and the increase in bad debt expense. This was partially offset by a reduction in costs associated with employees working from home due to the pandemic as well as a reduction in expenses related to our office space in Melville, New York.

Other Income (Expense). Other income (expense) for the six months ended June 30, 2021, decreased $63,979 to $195,902 from $259,881 for the six months ended June 30, 2020. The decrease in other income is primarily attributable to the gain on contingent liability record in the prior year and the loss on disposal of equipment recorded during the current period.

Net Income (Loss) before provision for income taxes. Net income before provision for income taxes for the six months ended June 30, 2021 was $135,901, as compared to a net income of $142,786 for the six months ended June 30, 2020

Year ended December 31, 2020 as compared to December 31, 2019

Revenue

Sales for the year ended December 31, 2020 increased by approximately 10% to $9,320,933 as compared to sales for the year ended December 31,2019 or $8,483,608. We derive our sales from five types of services that we provide: infrastructure & disaster recovery / cloud services which is the largest source of our sales, followed by equipment and software sales, managed services, professional fees and Nexxis VOIP and internet access services. The infrastructure & disaster recovery / cloud services are subscription-based. We also provide equipment and software and actively participate in collaboration with IBM to provide innovative business solutions to clients. The professional services are providing the client IaaS and or Disaster Recovery implementation services as well as time and materials billing. Substantially all of our sales were to customers in the United States, with less than 2% of our sales to international customers.

The following chart details the changes in our sales for the years ended December 31, 2020 and 2019, respectively.

	For the Year
	Ended December 31,
	2020	2019	$ Change	% Change
Infrastructure & Disaster Recovery/Cloud Service	$5,806,370	$5,437,684	$368,686	6.8%
Equipment and Software	2,074,911	1,784,658	290,253	16%
Managed Services	380,701	365,767	14,934	4%
Professional Fees	362,375	411,475	(49,100)	(12)%
Nexxis VoIP Services	696,576	484,024	212,552	44%
Total Sales	$9,320,933	$8,483,608	$837,325	10%

The increase is primarily attributable to an increase in our infrastructure & disaster recovery/ cloud subscription services due to a higher demand for IBM Power systems cloud hosting. Additionally, during the year ended December 31, 2020, existing clients subscribed to increase their data storage and add new schedules onto their agreements

The increase in equipment and software sales is a result of upgrading to newer technology “on premise” client equipment and software.

Expenses

Cost of Sales. For the year ended December 31, 2020, cost of sales was $5,425,205, an increase of $678,904 or 14% compared to $4,746,031 for the year ended December 31, 2019. The increase is primarily attributable to expenses associated with the data centers for infrastructure and disaster recovery cloud services including new IBM systems, storage and network equipment for the Raleigh, NC expansion and new Dallas data center location. There were also additional costs related to the Nexxis VOIP services division, 80% owned subsidiary of the Company and equipment purchases for sale.

Operating Expenses. For the year ended December 31, 2020, operating expenses were $3,896,791, an increase of $365,738, or 13%, as compared to $3,531,053 for the year ended December 31, 2019. The net increase is reflected in the chart below.

	For the Year
	Ended December 31,
	2020	2019	$ Change	% Change
Increase in Salaries	$1,146,521	$825,647	$320,604	39%
Increase in Officer’s Salaries	777,766	540,906	236,860	44%
Decrease in Professional Fees	208,775	309,036	(100,261)	(32)%
Increase in Software as a Service Expense	141,642	102,874	38,768	38%
Increase in Advertising Expenses	309,003	259,920	49,083	19%
Decrease in Commissions Expense	870,431	890,920	(20,489)	(2)%
Decrease in all Other Expenses	442,653	601,802	(159,149)	(26)%
Total Selling, General and Administrative Expenses	$3,896,791	$3,531,053	$365,738	10%

Salaries increased due to new hires during 2020, employee raises, and increased stock-based compensation from options issued to employees under our stock incentive program.

Officer’s Salaries increased due to raises granted to senior management.

Professional fees decreased primarily due to a reduction of services needed from an investment banking firm and investor relationship firms.

Software as a Service Expense (SaaS) increased due to additional costs paid to existing vendors to make improvements in Salesforce and purchases of new user licenses.

Advertising Expenses increased primarily due to additional marketing campaigns for Data Storage, which was offset by a decrease in marketing campaigns for Nexxis.

Commissions vary due to different contractual agreements with both the contracted distributors and employees.

All Other Expenses decreased primarily due to the reduction of travel and costs associated with the employees working from home due to the pandemic. In addition, the expenses related to our office space in Melville, New York and insurance were reduced compared to the prior period.

Other Income (Expense)

Interest expense for the year ended December 31, 2020 decreased $1,849 to $175,602 from $177,451 for the year ended December 31, 2019.

Gain on contingent liability was $350,000 for the year ended December 31, 2020 as compared to $0 for the year ended December 31, 2019. In connection with our October 2012 acquisition of certain assets (the “ML Assets”) of Message Logic, Inc. (“Message Logic”), we maintained ownership of the ML Assets subject to a security interest in the ML Assets held by a third party banking institution (the “Bank”) in connection with a secured loan made by the Bank to Message Logic in June 2012 in the amount of $350,000 (the “ML Loan”). During 2020, we made a strategic decision to cease utilizing the ML Assets in its operations and advised the Bank of such information. The Bank did not seek repayment of the ML Loan and DSC was not obligated under the agreement. In connection with this and as a result, we recorded a gain on contingent liability in the amount of $350,000.

Net Income

Net income for the year ended December 31, 2020 was $173,359, as compared to a net income of $29,323 for the year ended December 31, 2019.

 LIQUIDITY AND CAPITAL RESOURCES

The consolidated financial statements have been prepared using generally accepted accounting principles in the United States of America (“GAAP”) applicable for a going concern, which assumes that DSC will realize its assets and discharge its liabilities in the ordinary course of business.

To the extent we are successful in growing our business, identifying potential acquisition targets and negotiating the terms of such acquisition, and the purchase price includes a cash component, we plan to use our working capital and the proceeds of any financing to finance such acquisition costs.

Our opinion concerning our liquidity is based on current information. If this information proves to be inaccurate, or if circumstances change, we may not be able to meet our liquidity needs, which will require a renegotiation of related party capital equipment leases, a reduction in advertising and marketing programs, renegotiation of our arrangement with Nexxis and/or a reduction in salaries for officers that are major shareholders.

We have long term contracts to supply our subscription-based solutions that are invoiced to clients monthly. We believe our total contract value of our subscription contracts with clients based on the actual contracts that we have to date, exceeds $10 million. Further, we continue to see an uptick in client interest distribution channel expansion and in sales proposals. In 2021, we intend to continue to work to increase our presence in the IBM “Power I” infrastructure cloud and business continuity marketplace in the niche of IBM “Power” and in the disaster recovery global marketplace utilizing our technical expertise, data centers utilization, assets deployed in the data centers, 24 x 365 monitoring and software.

During the six months ended June 30, 2021, DSC’s cash increased $2,182,522 to $3,076,120 from $893,598 December 31, 2020. Net cash of $825,017 was provided by DSC’s operating activities resulting primarily from the changes in assets and liabilities. Net cash of $ 6,240,503 was used in investing activities primarily from the purchase of Flagship. Net cash of $7,598,008 was provided by financing activities resulting primarily from the sale of common stock and warrants. This was offset by the repayment of dividends and finance lease obligations.

DSC’s working capital deficit was $3,636,919 on June 30, 2021, increasing by $970,471 from $2,666,448 at December 31, 2020. The increase is primarily attributable to an increase in contingent consideration that is payable in shares of the Company’s common stock. This was offset by an increase in cash and account receivable and a decrease in dividend payable.

During the year ended December 31, 2020, DSC’s cash increased $567,037 to $893,598 from $326,561 for the year ended December 31, 2019. Net cash of $1,110,679 was provided by DSC’s operating activities resulting primarily from depreciation and amortization expense of $1,032,566. Net of PPP loan borrowings, $362,570 was used in financing activities resulting primarily from payments on lease obligations for equipment leases, including $718,690 of lease payments to related parties.

DSC’s working capital deficit was $2,666,448 at December 31, 2020, increasing by $84,790 from $2,571,583 at December 31, 2019.

Off-Balance Sheet Arrangements

DSC does not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

Non-GAAP Financial Measures

Adjusted EBITDA

To supplement our consolidated financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we consider and are including herein Adjusted EBITDA, a Non-GAAP financial measure. We view Adjusted EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is net income (loss). We define Adjusted EBITDA as net income adjusted for interest and financing fees, depreciation, amortization, stock-based compensation, and other non-cash income and expenses. We believe that Adjusted EBITDA provides us an important measure of operating performance because it allows management, investors, debtholders and others to evaluate and compare ongoing operating results from period to period by removing the impact of our asset base, any asset disposals or impairments, stock-based compensation and other non-cash income and expense items associated with our reliance on issuing equity-linked debt securities to fund our working capital.

Our use of Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP, as the excluded items may have significant effects on our operating results and financial condition. Additionally, our measure of Adjusted EBITDA may differ from other companies’ measure of Adjusted EBITDA. When evaluating our performance, Adjusted EBITDA should be considered with other financial performance measures, including various cash flow metrics, net income and other GAAP results. In the future, we may disclose different non-GAAP financial measures in order to help our investors and others more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

The following table shows our reconciliation of Net income to adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020

Net income	$135,561	$183,259	$135,901	$142,786

Non-GAAP adjustments:
Depreciation and amortization	309,855	252,809	577,044	494,467
Interest income and expense	46,621	43,679	81,666	90,119
Gain on contingent liability	—	(350,000)	—	(350,000)
Loss on disposal of equipment	29,732	—	29,732	—
Gain on forgiveness of debt	(307,300)	—	(307,300)	—
Stock based compensation	34,050	41,338	76,221	74,386

Adjusted EBITDA	$248,519	$171,085	$593,264	$451,758

Share Based Compensation

DSC follows the requirements of FASB ASC 718-10-10, Share Based Payments with regards to stock-based compensation issued to employees. DSC has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock-based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk- free interest rate, and the weighted average expected life of the options. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The use yield is assumed to be zero as we have never paid or declared any cash dividends on its common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Estimated volatility is a measure of the amount by which DSC’s stock price is expected to fluctuate each year during the expected life of the award. DSC’s calculation of estimated volatility is based on historical stock prices of entities over a period equal to the expected life of the awards. DSC uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

CRITICAL ACCOUNTING POLICIES

Our financial statements and related public financial information are based on the application of GAAP. GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

RECENTLY ISSUED AND NEWLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s consolidated financial statements upon the adoption of this ASU.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-16 did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04 Intangibles-Goodwill and Other (“ASC 350”): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2019 and an entity should apply the amendments of ASU 2017-04 on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of ASU 2017-04 did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements for fair value measurements. The updated guidance was adopted on January 1, 2020 and did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This guidance requires companies to apply the internal-use software guidance in Accounting Standards Codification (“ASC”) 350-40 to implementation costs incurred in a hosting arrangement that is a service contract to determine whether to capitalize certain implementation costs or expense them as incurred. The new guidance, is effective for fiscal years beginning after December 15, 2019. The adoption of ASU 2018-15 did not have a material impact on the consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages, and positions of DSC’s executive officers and directors. Executive officers are elected annually by DSC’s Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Charles M. Piluso	67	Chairman of the Board, Chief Executive Officer
Chris Panagiotakos	48	Chief Financial Officer
Harold J. Schwartz	56	Director, President
Thomas C. Kempster	54	Director, Executive Vice President of Strategic Development
John Argen	66	Director
Joseph B. Hoffman	64	Director
Lawrence A. Maglione Jr.	59	Director
Matthew Grover	53	Director
Todd Correll	53	Director
Mark Wyllie	63	Director

Charles M. Piluso, Chairman of the Board, Chief Executive Officer, and Treasurer

Mr. Piluso is DSC’s Chief Executive Officer and Chairman of the Board. He has served as Chief Executive Officer since 2008, , Treasurer since 2020, and Chairman of the Board since 2008. Prior to founding DSC in 2001, Mr. Piluso founded North American Telecommunication Corporation a facilities-based Competitive Local Exchange Carrier licensed by the Public Service Commission in ten states, serving as the company’s Chairman and President from 1997 to 2000. Between 1990 and 1997, Mr. Piluso served as Chairman & Founder of International Telecommunications Corporation (“ITC”), a facilities-based international carrier licensed by the Federal Communications Commission. ITC participated in a consolidation strategy that went public in 1997 for $800 million. Mr. Piluso holds a bachelor’s degree, a Master of Arts in Political Science and Public Administration and a Master of Business Administration all from St. John’s University. He was an Instructor Professor at St. John’s University, College of Business from 1986 through 1988. From 2001 to 2013, served on the Board of Trustees of Molloy College. Mr. Piluso served on the Board of Governors at St. John’s University from 2001 to 2016 and Governor Emeritus; and, is currently serving on the Board of Advisors for the Nassau County Police Department Foundation.

We believe that Mr. Piluso is qualified to serve as a member of our Board due to his technical expertise and management experience of technology and communications companies.

Chris Panagiotakos, Chief Financial Officer

Mr. Chris H. Panagiotakos, age 48, has served as our Chief Financial Officer since May 18, 2021. Mr. Panagiotakos served as the Vice President, Corporate Controller of Cinedigm Corp. (CIDM: Nasdaq Global Market) from April 2017 until March 2021, where he was responsible for the company’s accounting function, oversight of the company’s external audit, compliance and controls in addition to staff training and development. Prior to becoming Vice President, Corporate Controller of Cinedigm Corp, he served as their Corporate Assistant Controller from October 2013 to April 2017. From September 2004 to October 2013, Mr. Panagiotakos served in various capacities in the accounting department at Young Broadcasting Inc., including as Controller of one its divisions and Assistant Corporate Controller. Mr. Panagiotakos has over 23 years in public company accounting experience and he brings a broad range of experience related to public company accounting matters. Mr. Panagiotakos holds a Bachelor of Business Administration in Accounting from Bernard M. Baruch College, a Masters of Business Administration from Texas A&M University-Commerce, and is a Certified Public Accountant.

Harold J. Schwartz, President and Director

Mr. Schwartz is DSC’s President and serves as a Director. He has served as President and Director since December 2016 and served as Treasurer from 2016 to 2020. Since 1995, Mr. Schwartz has served as vice president of ABC Services, Inc., which he co-founded, where he was responsible for the strategic direction of the company, operations, business development and sales. Over the past two decades, Mr. Schwartz has honed his expertise in IBM business systems, business continuity and helping organizations increase IT performance while reducing costs. In addition, Mr. Schwartz is the founder of Systems Trading, Inc., a technology leasing company established in 1997, where Mr. Schwartz serves as the company’s CEO and president. Prior to founding these two businesses, Mr. Schwartz was with CAC Leasing for six years, where he started a lease asset sales division in 1991. This division was established shortly after Mr. Schwartz earned his bachelor’s degree in business from California State University in San Bernardino. Since 2010, Mr. Schwartz has served on the Board of Advisors for Data Storage Corporation.

We believe that Mr. Schwartz is qualified to serve as a member of our Board due to his proven ability to strengthen and improve the operations of the companies he has been a part of his experience in sales and business development and his knowledge of the industry.

Thomas C. Kempster, Executive Vice President of Strategic Development and Director

Mr. Kempster is our Executive Vice President of Strategic Development and serves as a Director. Until March 29, 2021 he had served as our President of Technical Operations. He has served as Director since December 2016, Executive Vice President since 2020, and served as Secretary from 2016 to 2020. Prior to DCS’s acquisition of ABC in 2016, Mr. Kempster founded and developed ABC Services, Inc., a solutions provider specializing in IBM power environments since 1994. Mr. Kempster was ABC’s visionary and was responsible for developing strategic partnerships with many industry leaders such as IBM, Microsoft, and VMware to build a successful solution-driven business. ABC Services, Inc., with the help of its strategic partnerships, worked with organizations across the United States and continued to expand. Mr. Kempster began his career in 1985 as a computer technician at Systems Configuration Services (SCS) where he was trained on IBM System hardware and software operating systems. In 1989, he was hired by Diversified Data Corp. as their general manager to assist in building a Technical Division to support IBM-specific sales. Mr. Kempster spearheaded the service division into a successful and profitable entity. Mr. Kempster then joined CAC Leasing where his business development experiences further inspired his vision to form ABC Services, Inc.

We believe that Mr. Kempster is qualified to serve as a member of our Board because of his practical experience in a broad range of competencies including his industry experience.

John Argen, Director

Mr. Argen has been a Director since January 12, 2006. Mr. Argen has been a Business Consultant and Developer specializing in the information technology, telecommunications, and construction industries since 2003. He is a seasoned professional that brings 30 years of experience and entrepreneurial success from working with small business owners to Fortune 500 firms. From 1992 to 2003, Mr. Argen was the CEO and founder of DCC Systems, a privately held nationwide Technology Design / Build Construction Development and Consulting Solutions firm. Mr. Argen built DCC Systems from the ground up, re-engineering the firm several times to meet the needs of its clientele and enabled DCC Systems to produce gross revenues exceeding 100 million dollars in 2000. Prior to DCC Systems Mr. Argen held senior management positions for 15 years at ITT/Metromedia and was VP of Engineering& Operations at DataNet, a Wilcox & Gibbs company for 2 years. Throughout his corporate tenure, he has worked in Operations, Marketing, Systems Engineering, Telecommunications and Information Technology. Mr. Argen graduated Pace University with a BPS in Finance. His commitment to continued education is reflected in his completion to over 2000 hours of corporate sponsored courses. Mr. Argen also holds a Federal Communication Commission (FCC) Radio Telephone 1st Class License.

We believe that Mr. Argen is qualified to serve as a member of our Board because of his practical experience in managing the growth of companies, including technology and communication companies, and his general knowledge and experience of the industry.

Joseph B. Hoffman, Director

Mr. Hoffman has been a Director since August 29, 2001. Mr. Hoffman has been a partner at Kelley Drye & Warren LLP in the firm’s Washington, D.C. office since June 1999. His commercial practice focuses on real estate and corporate transactions cutting across a wide range of industries. Mr. Hoffman’s real estate practice involves developers, borrowers, lenders, buyers, sellers, landlords and tenants. Mr. Hoffman’s corporate experience includes the purchase and sale of assets and companies as well as venture capital, equipment leasing and institutional financing transactions. Mr. Hoffman represents telecommunications companies, real estate developers, lenders, venture capital funds, emerging growth companies, thoroughbred horse industry interests and high net-worth individuals. Mr. Hoffman received his Bachelor of Science, cum laude, from the University of Maryland and his Juris Doctor degree, with honors, from the George Washington University Law School.

We believe that Mr. Hoffman is qualified to serve as a member of our Board because of his legal knowledge, leadership experience and general industry familiarity.

Lawrence A. Maglione, Director

Mr. Maglione has been a Director since August 29, 2001. Mr. Maglione has been a partner in the accounting firm Eisner & Maglione CPAs, LLC since January 2007. Mr. Maglione, a co-founder of DSC, LLC, is a financial management veteran with more than 30 years of experience. Prior to joining the Company in 1991, Mr. Maglione was a co-founder of North American Telecommunications Corporation (“NATC”), a local phone service provider which provides local and long-distance telephone services and data connectivity to small and medium sized businesses, where Mr. Maglione served as NATC’s Chief Financial Officer and Executive Vice President from September 1997 through January 2001 where he was responsible for all finance, legal and administration functions. Prior to NATC, Mr. Maglione spent over 14 years in public accounting, and he brings a broad range of experience related to companies in the technology, retail services and manufacturing industries. Mr. Maglione holds a Bachelor of Science degree in Accountancy from Hofstra University, a Master of Science in Taxation from LIU Post, and is a Certified Public Accountant. Mr. Maglione is a member of the New York State Society of CPAs.

We believe that Mr. Maglione is qualified to serve as a member of our Board because of his practical accounting knowledge, leadership experience and general industry familiarity.

Todd A. Correll, Director

Mr. Correll has served as a Director form August 2014 until September 6, 2017 and then was reappointed to serve as a Director on November 5, 2019, and Mr. Correll previously served as a Director from 2014 to 2017. Mr. Correll has served as a financial and operations executive consultant and board member for SACo, a leading online retail operation. From 2001 through 2017, Mr. Correll founded and served as CEO of Broadsmart Florida, Inc. (“Broadsmart”), a facility-based VoIP carrier. Under Mr. Correll’s leadership as its CEO, Broadsmart grew from a local phone company to a nationwide carrier delivering IP based dial tone, broadband and ancillary services. Broadsmart was acquired by Magic Jack in 2016 for $42 million, and Mr. Correll continued to serve as its CEO until 2017. Mr. Correll attended Syracuse University. Mr. Correll holds a pilot’s license as well as a USCG Captains license.

We believe that Mr. Correll is qualified to serve as a member of our Board because of his practical experience with the Company and his executive experience at telecommunications and technology companies.

Matt Grover, Director

Mr. Grover has served as a Director since November 5, 2019. Since January 2019, Mr. Grover has served as the Executive Vice President of Business Services at Altice USA (NYSE: ATUS), which is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, mobile, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks. Mr. Grover began his 19-year Altice USA career in 2001 when he joined Altice USA’s Lightpath division as Director of Sales Planning. Since then, he has held various positions with increasing responsibilities. In 2010 Mr. Grover assumed the position of Vice President and General Manager of Optimum West Commercial Services, overseeing sales and sales operations in the Rocky Mountain States of Montana, Wyoming, Colorado, and Utah, until it was sold to Charter Communications in August 2013. From 2013 to 2018, he was Senior Vice President of Commercial Sales, Product, and Marketing. In early 2019, he was promoted to EVP of Business Services. Prior to joining Altice USA, Mr. Grover held various management positions over the course of nearly ten years, including Vice President of Sales at North American Telecom, Global Account Manager at AT&T in Los Angeles, CA, and District Sales Manager at AT&T in New York, NY. He serves as an Advisory Board Member of Data Storage Corporation and is a member of the Board of Trustees at Molloy College in Rockville Centre, NY. Mr. Grover attained his BA in Economics from Stony Brook University and earned his MBA from the University of Southern California.

We believe that Mr. Grover is qualified to serve as a member of our Board because of his practical experience in a broad range of competencies including his public company experience.

Mark Wyllie, Director

Mr. Wyllie brings more than 30 years of senior management and sales experience to Flagship. In his current capacity as CEO of Flagship, he is responsible for the day-to-day management of Flagship and implementation of the strategic and tactical direction of Flagship, as well as the integration of services capabilities into responsive customer solutions. Mr. Wyllie began his career with seven years at GAF Corporation, progressing from Sales Representative to District Manager. Included in his extensive background are key management roles with some of the nation’s most recognized computer and data management firms. At Burroughs, he served as Senior Account Manager; and at NCR his 12-year tenure covered roles as District Manager, Manager of Education and Training, Director, National Accounts, Pricing Manager, and Sales Manager. Mr. Wyllie was also Vice-President of Sales for a division of the Mail-Well Corporation. Mr. Wyllie then moved to Champion Solutions Group for 7 years as Vice President of Sales progressing to General Manager of Champion’s Services Division from April 1998 to June 2003. Mr. Wyllie held the position of Senior Director at Mainline Information Systems from June 2003 to July 2007 where he had responsibility for Mainline’s Services companies, including IBM Global Services, Disaster Recovery and Professional Services. Just prior to forming Flagship in December 2008, Mr. Wyllie was COO for Compuquip Technologies, one of South Florida’s largest systems integrators. Mr. Wyllie serves on the board of directors of the South Florida Technology Alliance, a regional 501(c)(3) nonprofit focused on driving awareness of South Florida as a technology hub. In 2014, Flagship was awarded with IBM’s highest honor for a Business Partner, A Beacon Award for Outstanding Community Impact. This was the first time in IBM’s history a Business Partner was recognized for their community involvement. In addition to his business responsibilities, Mr. Wyllie serves on the IBM Global Business Partner Advisory Council, IBM MSP Advisory Council and IBM Cloud Advisory Council.

Mr. Wyllie has a BA in Management and holds IBM Certifications as an IBM Cloud Builder, Systems Expert x series, Smarter Cities Technical and Sales certifications, IBM Disaster Recovery Top Gun, Blade and Storage Certifications. In addition, Mr. Wyllie holds a TOGAF certification.

We believe that Mr. Wyllie is qualified to serve as a member of our Board because of his technical expertise and management experience of technology and communications companies.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
John Argen*	Chair	—	Member
Todd Correll	—	Member	—
Matthew Grover	Member	Member	—
Joseph Hoffman	Member	Chair	Member
Thomas Kempster	—	—	—
Larry Maglione	—	—	Chair
Charles M. Piluso	—	—	—
Harold J. Schwartz	—	—	—
Mark Wyllie	—	—	—

*	John Argen serves as our independent Lead Director.

Composition of our Board of Directors

Our Board currently consists of nine members. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation, or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

With the exception of Charles M. Piluso, Harold J. Schwartz, Mark Wyllie and Thomas C. Kempster, our Board has determined that all of our present directors and our former directors are independent, in accordance with the Listing Rules of the Nasdaq (the “Nasdaq Listing Rules”). Our Board has determined that, under the Nasdaq Listing Rules, Charles M. Piluso, Harold J. Schwartz, Mark Wyllie and Thomas C. Kempster are not independent directors because they are employees of the Company or its subsidiaries.

Our Board has determined that: John Argen (Chair), Joseph Hoffman, and Matthew Grover are independent under the Nasdaq Listing Rules’ independence standards for the members of our Board’s audit committee (the “Audit Committee”); Joseph Hoffman (Chair), Todd Correll, and Matthew Grover are independent under the Nasdaq Listing Rules independence standards for the members of our Board compensation committee (the “Compensation Committee”); and Larry Maglione (Chair), Joseph Hoffman and John Argen are independent under the Nasdaq Listing Rules’ independence standards for the members of our Board’s Nominating & Corporate Governance committee (the “Nominating & Corporate Governance Committee”).

Term of Office

Our directors are elected for one-year terms to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the board.

Audit Committee

As of January 7, 2021, the Company has an Audit Committee consisting of non-executive directors each of whom the Board has determined is an independent director pursuant to the Nasdaq Listing Rules. The Audit Committee members are: John Argen (Chair), Matthew Grover and Joseph Hoffman. The Board has determined that Joseph Hoffman is an “Audit Committee Financial Expert” as defined by SEC rules and regulations. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on our website at www.DataStorageCorp.com. The charter describes in more detail the nature and scope of responsibilities of the Audit Committee.

Compensation Committee

As of January 7, 2021, the Company has a Compensation Committee consisting of non-executive directors each of whom the Board has determined is an independent director pursuant to the Nasdaq Listing Rules. The Compensation Committee members are: Joseph Hoffman (Chair), Todd Correll and Matthew Grover. The Compensation Committee operates pursuant to a written charter adopted by the board of directors, which is available on our website at www.datastorage.com. The charter describes in more detail the nature and scope of responsibilities of the Compensation Committee.

Nominating & Corporate Governance Committee

As of January 7, 2021, the Company has a Nominating & Corporate Governance Committee consisting of non-executive directors each of whom the Board has determined is an independent director pursuant to the Nasdaq Listing Rules. The Nominating & Corporate Governance Committee members include: Lawrence Maglione (Chair), John Argen and Mr. Hoffman. The Nominating & Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors, which is available on our website at www.datastoragecorp.com. The charter describes in more detail the nature and scope of responsibilities of the Nominating & Corporate Governance Committee.

Merger and Acquisition Committee

As of January 7, 2021, the Company has a merger and acquisition committee (the “M&A Committee”) consisting of non-executive directors. The M&A Committee members are: Lawrence Maglione (Chair), John Coghlan, John Argen, Todd Correll.

Family Relationships

One part-time employee, reporting to our controller, is the wife of Thomas C. Kempster, our Vice President of Strategic Development and there is no direct reporting relationship between such employee and Mr. Kempster.

Code of Ethics

DSC has adopted a Code of Ethics applicable to its Directors, Officers and Employees. A copy of our Code of Ethics is available on our website at www.datastoragecorp.com.

Stockholder Communications to the Board

Stockholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, Data Storage Corporation, 48 South Service Road, Melville, New York 11747. The Company’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by the Company during the fiscal years ended December 31, 2020 and 2019, in all capacities for the accounts of our executive officers, including the Chief Executive Officer.

Summary Compensation Table

Name & Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Charles M. Piluso, Chief Executive Officer, Chief Financial Officer, Treasurer and Chairman of the Board	2020 2019	$ $	100,000 66,000	— —	— —	— —	— —	— —	$ $	100,000 66,000

Harold Schwartz - President	2020 2019	$ $	100,000 66,000	— —	— —	— —	— —	— —	$ $	100,000 66,000

Tom Kempster – President of Operations	2020 2019	$ $	129,585 118,917	— —	— —	— —	— —	— —	$ $	129,585 118,917

Employment Agreements

Concurrently with the closing of the Flagship Merger, Flagship and Mark Wyllie, Flagship’s Chief Executive Officer, entered into an Employment Agreement (the “Wyllie Employment Agreement”), pursuant to which Mr. Wyllie continues to serve as Chief Executive Officer of Flagship on the terms and conditions set forth therein. Flagship’s obligations under the Wyllie Employment Agreement are also guaranteed by us. The Wyllie Employment Agreement provides for: (i) an annual base salary of $170,000; (ii) management bonuses comprised of twenty-five percent (25%) of Flagship’s net income available in free cash flow as determined in accordance with GAAP for per Unit each calendar quarter during the term; (iii) an agreement to issue him stock options of the Company, subject to approval by the Company’s board of directors (the “Board”), commensurate with his position and performance and reflective of the executive compensation plans that the Company has in place with its other subsidiaries of similar size to Flagship; (iv) life insurance benefits in the amount of $400,000; and (v) four weeks paid vacation. In the event Mr. Wyllie’s employment is terminated by him for good reason (as defined in the Wyllie Employment Agreement) or by Flagship without cause, he will be entitled to receive his annual base salary through the expiration of the initial three-year employment term and an amount equal to his last annual bonus paid, payable quarterly. Pursuant to the Wyllie Employment Agreement, we have agreed to elect Mr. Wyllie to the Board and the board of directors of Flagship to serve so long as he continues to be employed by us. The Wyllie Employment Agreement contains customary non-competition provisions that apply during its term and for a period of two years after the term expires.

2010 Incentive Award Plan

On August 12, 2010, the Company adopted the Data Storage Corporation 2010 Incentive Award Plan (the “2010 Plan”) that provided for 50,000 shares of common stock reserved for issuance under the terms of the 2010 Plan; which was amended on September 25, 2013 to increase the number of shares of common stock reserved for issuance under the Plan to 125,000 shares of common stock; which was further amended on June 20, 2017 to increase the number of shares of common stock reserved for issuance under the Plan to 200,000 shares of common stock; and further amended on July 1, 2019 to increase the number of shares of common stock reserved for issuance under the Plan to 250,000 shares of common stock. On April 23, 2012, the Company amended and restated the 2010 Plan to change the name to the “Amended and Restated Data Storage Corporation Incentive Award Plan” (the “Plan”). The Plan was intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”) and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the Plan, the Company had the right to grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which were restricted shares of common stock (collectively referred to as “Incentive Awards”). Incentive Awards were granted pursuant to the Plan for 10 years from the Effective Date. There are 207,650 options outstanding under the Plan as of December 31, 2020. The 2010 Plan expired on October 21, 2020 and accordingly, there are no shares available for future grants.

On March 8, 2021, our Board and stockholders owning in excess of majority of our outstanding voting securities approved and adopted the 2021 Stock Incentive Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan we can grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Board and/or compensation committee. The 2021 Plan also allows us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders. An aggregate of 375,000 shares of our common stock may be issued under the 2021 Plan, subject to equitable adjustment in the event of future stock splits, and other capital changes.

Outstanding Equity Awards at Fiscal Year-End December 31, 2020

		Option Awards
Name	Option Approval Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (2) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Charles M. Piluso
(3)(6)	6/18/2012	13,720	0	15.76	6/17/2022
(3)(6)	6/18/2012	8,929	0	15.76	6/17/2022
(4)(6)	12/11/2012	834	0	0.60	12/10/2022
(4)	12/13/2013	834	0	0.60	12/12/2023
(4)	12/22/2015	1,667	0	14.00	12/21/2025
(4)	12/14/2017	1,667	0	2.00	12/14/2027
(4)(7)	12/11/2019	834	1.667	2.40	12/10/2023

Harold J. Schwartz
(5)	6/18/2012	59	0	15.76	6/17/2022
(5)(6)	12/11/2012	417	0	0.60	12/10/2022
(5)	12/13/2013	417	0	0.60	12/12/2023
(4)	12/22/2015	834	0	14.00	12/21/2025
(4)	12/14/2017	1,667	0	2.00	12/13/2027
(4)(7)	12/11/2019	834	1,667	2.40	12/10/2023

Thomas C. Kempster
(4)	12/14/2017	1,667	0	2.00	12/13/2027
(4)(7)	12/11/2019	834	1,667	2.40	12/10/2023

(1)	Vested options under the Plan.

(2)	Unvested options under the Plan.

(3)	On March 23, 2011 (the “Stock Grant Date”), Mr. Piluso was issued a stock grant of 14,286 shares of common stock at $0.35 per share (the “Stock Grant”). Mr. Piluso received the Stock Grant in lieu of his annual compensation for 2010. The Stock Grant was fully vested on the Stock Grant Date. The Stock Grant was issued to Mr. Piluso pursuant to the 2008 Plan. On June 18, 2012, the Stock Grant issuance was rescinded and replaced with a stock option to acquire 13,720 shares of common stock at an exercise price of $15.60 per share. In addition, on June 18, 2012, Mr. Piluso received a stock option to acquire 8,929 shares of common stock at an exercise price of $15.60 per share.

(4)	The stock options were issued in consideration for services provided as a member of the Board.

(5)	The stock options were issued in consideration for services provided as a member of the Board of Advisors.

(6)	These option awards vested 100% three months from the grant date.

(7)	These option awards vested/vest 33.33% on each of the one- year, two- year and three- year anniversary following the grant date.

Compensation of Directors

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the Company’s directors during the fiscal year ended December 31, 2020. During the year ended December 31, 2020, no compensation was paid to any Company director.

Director Name	Fees earned or paid in cash	Stock awards	Option awards (1)	Non-equity incentive plan	Non- qualified deferred compensation earnings	All other compensation	Total
Charles M. Piluso	—	—	$0	—	—	—	$0
Harold Schwartz	—	—	$0	—	—	—	$0
Tom Kempster	—	—	$0	—	—	—	$0
Lawrence Maglione	—	—	$0	—	—	—	$0
John F. Coghlan	—	—	$0	—	—	—	$0
John Argen	—	—	$0	—	—	—	$0
Joseph B. Hoffman	—	—	$0	—	—	—	$0
Clifford Stein	—	—	$0	—	—	—	$0
Matthew Grover	—	—	$0	—	—	—	$0
Todd Correll	—	—	$0	—	—	—	$0

(1)	The table below shows the aggregate number of option awards outstanding at fiscal year-end for each of our current non-employee directors and former non-employee directors who served as directors during the year ended December 31, 2020.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2020

John Argen	7,500
John Coghlan	8,338
Todd Correll	625
Matthew Grover	625
Joseph Hoffman	7,500
Lawrence Maglione	7,500
Clifford Stein	7,500

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, we had awards outstanding under our Amended and Restated Data Storage Corporation Incentive Award Plan:

	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	207,650 (1)	$6.80	—
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	207,650	$6.80	—

(1)	During the year ended December 31, 2020, we had awards outstanding under the 2010 Plan. As of the end of fiscal year 2020, we had 207,650 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to the 2010 Plan. The securities available under the Plan for issuance and issuable pursuant to exercises of outstanding options may be adjusted in the event of a change in outstanding stock by reason of stock dividend, stock splits, reverse stock splits, etc. As of end of fiscal year 2020, there were warrants outstanding to purchase 3,334 shares of common stock at a weighted average exercise price of $0.40, none of which were granted pursuant to the 2008 Plan or the 2010 Plan. The 2010 Plan expired on October 21, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of August 18, 2021 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent of our common stock; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. The address for each person is 48 South Service Road, Melville, New York 11747 except for Jan Burman, 67 Clinton Road, Garden City, New York 11530.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering

Name of Beneficial Owner	Number of Common Shares	Percent of Class (1)	Total Voting Power	Number of Common Shares	Percent of Class	Total Voting Power
Charles M. Piluso and affiliated entities (2)	914,446	13.33%	13.33%	914,446	13.33%	13.33%
Harold J. Schwartz (3)	820,109	12.00%	12.00%	820,109	12.00%	12.00%
Thomas C. Kempster (7) (8)	800,877	11.72%	11.72%	800,877	11.72%	11.72%
Lawrence Maglione, Jr. (4)	6,666	*	*	6,666	*	*
John Argen (5)	—	*	*	—	*	*
Joseph Hoffman (6)	—	*	*	—	*	*
Matthew Grover (9)	—	*	*	—	*	*
Todd Correll (10)	834	*	*	834	*	*
Mark Wyllie	—	*	*	—	*	*
All Executive Officers and Directors as a group (9 persons) 5% or More Stockholders	2,542,932	36.99%	36.99%	2,542,932	36.99%	36.99%

*	Less than 1%

(1)	Based on 6,829,565 shares of common stock outstanding as of August 18, 2021. Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of August 18, 2021. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2)	Includes (i) 340,641 shares of common stock held individually, (ii) 81,747 shares of common stock held by Piluso Family Associates, (iii) 230,116 shares of common stock held by The Bella Vita 2012 Trusts, (iv) 230,116 shares of common stock held by The Lasata 2012 Trusts, (v) stock options to acquire 28,482 shares of common stock at exercise prices ranging from $2.40 to $15.40, and (vi) a common stock purchase warrant exercisable to acquire 1,667 shares of common stock exercisable at $0.04. Mr. Piluso is the co-manager and has shared voting control with his spouse over the shares of common stock of the Company held by Piluso Family Associates, LLC. Mr. Piluso and his wife are the trustees of the trusts.

(3)	Includes (i) 808,374 shares of common stock, (ii) 7,500 shares of common stock held by Systems Trading, Inc., and (iii) 4,230 shares of common stock issuable upon the exercise of stock options at exercise prices ranging from $0.2.40 to $15.60. Mr. Schwartz is the owner of and has voting control over the shares of common stock of the Company held by Systems Trading, Inc.

(4)	Includes (i) 830 shares of common stock held individually and (ii) options to acquire 5,833 shares of common stock at exercise prices ranging from $2.00 to $14.00 per share.

(5)	Includes options to acquire 5,834 shares of common stock at exercise prices ranging from $2.0 to $14.00 per share.

(6)	Includes options to acquire 5,834 shares of common stock at exercise prices ranging from $2.00 to $14.00 per share.

(7)	Includes (i) 798,375 shares of common stock and (ii) 2,500 shares of common stock issuable upon the exercise of stock options at exercise prices ranging from $2.00 to $2.40 per share.

(8)	Mr. Kempster made open market sales of an aggregate of 500 shares of common stock between January and February 2019.

(9)	Includes options to acquire 209 shares of common stock exercisable at $2.16.

(10)	Includes (i) 625 shares of common stock and (ii) 209 shares of common stock issuable upon the exercise of stock options exercisable at $2.16.

(11)	Includes 267,933 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two recent fiscal years and in which any of our executive officers, directors, director nominees or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled “Executive and Director Compensation.”

On April 1, 2018, the Company entered into an equipment lease agreement with Systems Trading Inc. (“Systems Trading”), a company for which Mr. Harold J. Schwartz, our President and member of the Board, serves as the Chief Executive Officer and President (“Systems Trading”) to refinance all leases into one lease. This lease obligation is payable to Systems Trading with bi-monthly installments of $23,475. The lease carries an interest rate of 5% and is a four -year lease. The term of the lease ends April 16, 2022. Systems Trading is owned and operated by the Company’s President, Hal Schwartz.

On January 1, 2019, the Company entered into an equipment lease agreement with Systems Trading. This lease obligation is payable to Systems Trading in monthly installments of $29,592. The lease carries an interest rate of 6.75% and is a five-year lease. The term of the lease ends December 31, 2023.

On April 1, 2019, the Company entered into two equipment lease agreements with Systems Trading to add new data center equipment. The first lease calls for monthly payments of $1,328 and expires on March 1, 2022. It carries an interest rate of 7%. The second lease calls for monthly payments of $461 and expires on March 1, 2022. It carries an interest rate of 6.7%.

On December 11, 2019, we issued to (i) each of Messrs. Piluso, Schwartz and Kempster options to purchase 2,500 shares of common stock having an exercise price of $2.40 per share, vesting in equal installments over three years on the one, two and three year anniversary of the grant date and expiring on December 10, 2029; (ii) each of Messrs. Kempster, Coghlan, Argen, Hoffman, Stein and Maglione options to purchase 2,000 shares of common stock having an exercise price of $21.60 per share, vesting in equal installments over three years on the one, two and three year anniversary of the grant date and expiring on December 10, 2029; and (iii) each of Messrs. Correll and Grover options to purchase 625 shares of common stock having an exercise price of $21.60 per share, vesting over three years on the one, two and three year anniversary of the grant date and expiring on December 10, 2029.

On January 1, 2020, the Company entered into a new equipment lease agreement with Systems Trading Inc. to lease equipment. The lease obligation is payable to Systems Trading with monthly installments of $10,534. The lease carries an interest rate of 6% and is a three-year lease. The term of the lease ends January 1, 2023.

On March 4, 2021, the Company entered into a new equipment lease agreement with Systems Trading effective April 1, 2021. This lease obligation is payable to Systems Trading with monthly installments of $1,566.82 and expires on March 31, 2024. The lease carries an interest rate of 8%.

The Company received funds of $37,954 and $12,794 during the years ended December 31, 2020 and 2019, respectively from Nexxis Capital LLC, a company owned by Charles Piluso and Harold Schwartz. The Company received funds of $3,968 and $0 during the three months ended June 30, 2021 and 2020 respectively from Nexxis Capital LLC. Nexxis Capital LLC was formed to purchase equipment and provide equipment leases to the Company’s customers.

Indemnification

Under our articles of incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit, or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

DESCRIPTION OF SECURITIES OFFERED WE ARE OFFERING

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation and Bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

The Company has 260,000,000 authorized shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of June 30, 2021, we had 4,859,921 shares of Common Stock outstanding and 0 shares of Preferred Stock outstanding.

On March 8, 2021 the Company’s shareholders approved an amendment to the Company’s articles of incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, at a ratio to be determined at the discretion of the Board of Directors within a range of one (1) share of common stock for every two (2) to sixty (60) shares of common stock, such amendment to be effected only in the event the Board of Directors still deems it advisable. See Note 12 – Subsequent Events.

The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Description of Common Stock

Authorized Shares of Common Stock

The authorized number of shares of Common Stock is 250,000,000 shares of Common Stock.

Voting Rights

The holders of Common Stock have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends.

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company the net assets of the Company available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

Other Rights and Preferences

The holders of the Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that is currently outstanding and that we may designate and issue in the future.

Fully Paid and Nonassessable

All of the outstanding shares of Common Stock are fully paid and non-assessable.

Common Stock Purchase Warrants

As of June 30, 2021, the Company had outstanding warrants to purchase 1,843,333 shares of its common stock outstanding with various exercise prices and expiration dates.

Common Stock Purchase Options

As of June 30, 2021, the Company had stock options to purchase 201,155 shares of its common stock outstanding, all of which were exercisable, with various exercise prices and expiration dates, held by 34 option holders.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. According to the Articles of Incorporation and Bylaws, the holders of the Common Stock do not have cumulative voting rights in the election of our directors. The lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our Company by replacing its board of directors.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NVR”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of Common Stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “DTST”. Our warrants are listed on NASDAQ Capital Market under the symbol “DTSTW”.

Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and Warrant Agent is VStock Transfer LL with an address 18 Lafayette Place, Woodmere, NY 11598, (212) 828-843.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Lucosky Brookman LLP, New York, NY.

EXPERTS

Our condensed consolidated balance sheets as of December 31, 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which it forms a part and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 48 South Service Road, Suite 203, Melville, NY 11747 or contacting us at (212) 564-4922.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at www.datastoragecorp.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus, or the registration statement to which this prospectus forms a part, the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus, or the registration statement.

INDEX TO FINANCIAL STATEMENTS

DATA STORAGE CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Data Storage Corporation and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Data Storage Corporation and Subsidiaries (the Company) as of December 31, 2020 and 2019, and the related statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

As described in Notes 2 and 4 to the consolidated financial statements, the Company’s goodwill at December 31, 2020 was $3,015,700, which arose as a result of the purchase price of business acquisitions exceeding the estimated fair value of identified tangible and intangible assets acquired. The Company’s intangible assets at December 31, 2020, were $455,935 which principally consist of trademarks and customer relationships.

Goodwill and intangible assets are tested for impairment as follows:

●	Goodwill is tested for impairment at least annually at the reporting unit level or more frequently when events occur, or circumstances change. The evaluation requires a comparison of the estimated fair value of the asset to the carrying value of the asset. The fair value is estimated based upon discounted future cash flow projections. If the carrying value of the asset exceeds its fair value, an impairment charge is recorded.

●	Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment indicators exist, the undiscounted future cash flows associated with the expected service potential of the asset are compared to the carrying value of the asset. If the projection of undiscounted cash flows is less than the carrying value of an intangible asset, an impairment charge would be recorded.

The Company utilized a valuation consultant to perform an impairment test on both goodwill and intangible assets. There was no impairment loss identified during 2020 as a result of the test. The determination of the future cash flows of the goodwill and intangible assets requires management to make significant estimates and assumptions related to forecasts of future revenues, operating margins and discount rates. As disclosed by management, changes in these assumptions could have a significant impact on either the future cash flows and therefore, on the amount of any impairment charge. The determination of an impairment indicator on goodwill and intangible assets requires management judgments and involves significant assumptions.

We identified the impairment assessment of goodwill and intangible assets as a critical audit matter. Auditing management’s judgments regarding the evaluation of impairment indicators, forecasts of future revenue and operating margin, and the discount rate to be applied involve a high degree of subjectivity.

How the Critical Matter Was Addressed in the Audit

The primary audit procedures we performed to address this critical audit matter included:

●	Reviewing management’s evaluation of relevant events and circumstances to determine whether it is more likely than not that the fair value of the Company is less than its carrying value, and then corroborate that analysis with external information and evidence obtained in other areas of the audit.

●	Utilizing a firm employed valuation specialist with the skills and knowledge to assist in: (i) evaluating the appropriateness of the valuation techniques used in management’s discounted cash flow model, (ii) evaluating the significant assumptions used by management including comparing with third party market data, (iii) performing a retrospective review of forecasts to historical operating results and evaluating whether the assumptions used were reasonable considering current information as well as future expectations as well as using additional evidence obtained in other areas of the audit, (iv) performing recalculations of the methods utilized by management.

●	Testing completeness and accuracy of the data used in the impairment analysis.

/s/ Rosenberg Rich Baker Berman & Company, P.A.

We have served as the Company’s auditor since 2008.

Somerset, New Jersey

March 31, 2021

(August 23, 2021 to reflect the retroactive effect of the reverse stock split as disclosed in Note 13)

DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31,

	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$893,598	$326,561
Accounts receivable (less allowance for doubtful accounts of $30,000 in 2020 and 2019)	554,587	691,436
Prepaid expenses and other current assets	239,472	80,728
Total Current Assets	1,687,657	1,098,725

Property and Equipment:
Property and equipment	7,845,423	6,894,087
Less—Accumulated depreciation	(5,543,822)	(4,705,256)
Net Property and Equipment	2,301,601	2,188,831

Other Assets:
Goodwill	3,015,700	3,015,700
Operating lease right-of-use assets	241,911	324,267
Other assets	49,310	65,433
Intangible assets, net	455,935	649,934
Total Other Assets	3,762,856	4,055,334

Total Assets	$7,752,114	$7,342,890

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$979,552	$906,716
Dividend payable	1,115,674	970,997
Deferred revenue	461,893	432,942
Line of credit	24	75,000
Finance leases payable	168,139	—
Finance leases payable related party	1,149,403	833,148
Operating lease liabilities short term	104,549	101,505
Note payable	374,871	350,000
Total Current Liabilities	4,354,105	3,670,308

Note payable long term	107,106	—
Operating lease liabilities long term	147,525	231,312
Finance leases payable, long term	247,677	—
Finance leases payable related party, long term	974,743	1,713,122
Total Long Term Liabilities	1,477,051	1,944,434

Total Liabilities	5,831,156	5,614,742

Stockholders’ Equity:
Preferred stock, Series A par value $.001; 10,000,000 shares authorized; 1,401,786 shares issued and outstanding in each year	1,402	1,402
Common stock, par value $.001; 250,000,000 shares authorized; 3,213,485 and 3,210,985 shares issued and outstanding in 2020 and 2019, respectively	3,213	3,211
Additional paid in capital	17,745,785	17,581,659
Accumulated deficit	(15,734,737)	(15,790,076)
Total Data Storage Corp Stockholders’ Equity	2,015,663	1,796,196
Non-controlling interest in consolidated subsidiary	(94,705)	(68,048)
Total Stockholders’ Equity	1,920,958	1,728,148
Total Liabilities and Stockholders’ Equity	$7,752,114	$7,342,890

 The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,

	2020	2019

Sales	$9,320,933	$8,483,608

Cost of sales	5,425,205	4,746,031

Gross Profit	3,895,728	3,737,577

Selling, general and administrative	3,896,791	3,531,053

(Loss) Income from Operations	(1,063)	206,524

Other Income (Expense)
Interest income	24	250
Interest expense	(175,602)	(177,451)
Gain on extinguishment of contingent liability	350,000	—
Total Other Income (Expense)	174,422	(177,201)

Income before provision for income taxes	173,359	29,323

Provision for income taxes	—	—

Net Income	173,359	29,323

Non-controlling interest in consolidated subsidiary	26,657	40,537

Net Income attributable to Data Storage Corporation	200,016	69,860

Preferred Stock Dividends	(144,677)	(124,312)

Net Income (Loss) Attributable to Common Stockholders	$55,339	$(54,452)

Earnings (Loss) per Share – Basic	$0.02	$0.02
Earnings (Loss) per Share – Diluted	$0.02	$0.02
Weighted Average Number of Shares – Basic	3,213,157	3,203,917
Weighted Average Number of Shares – Diluted	3,366,010	3,203,917

The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net Income	$173,359	$29,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,032,566	896,697
Stock based compensation	158,728	41,340
Gain on extinguishment of contingent liability	(350,000)	—
Changes in Assets and Liabilities:
Accounts receivable	136,849	(160,191)
Other assets	16,126	—
Prepaid expenses and other current assets	(132,132)	87,163
Right of use asset	82,356	(324,267)
Accounts payable and accrued expenses	44,620	(81,862)
Deferred revenue	28,951	(2,464)
Deferred rent	—	(18,890)
Operating lease liability	(80,743)	332,817
Net Cash Provided by Operating Activities	1,110,679	799,666
Cash Flows from Investing Activities:
Capital expenditures	(181,072)	(40,355)
Net Cash Used in Investing Activities	(181,072)	(40,355)
Cash Flows from Financing Activities:
Repayments of capital lease obligations	—	—
Proceeds from issuance of note payable	481,977	—
Repayments of finance lease obligations related party	(718,690)	(741,940)
Repayments of finance lease obligations	(56,281)	—
Cash received for the exercised of options	5,400	5,400
Advance from Credit Line	—	75,000
Repayment of Credit Line	(74,976)	—
Net Cash Used in Financing Activities	(362,570)	(661,540)
Increase in Cash and Cash Equivalents	567,037	97,771
Cash and Cash Equivalents, Beginning of Year	326,561	228,790
Cash and Cash Equivalents, End of Year	$893,598	$326,561
Supplemental Disclosures:
Cash paid for interest	$168,837	$177,451
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Accrual of preferred stock dividend	$144,677	$124,312
Assets acquired by finance lease	$808,261	$1,560,021

The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020 AND 2019

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non- Controlling	Total Stockholders’ Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	(Deficit)

Balance, January 1, 2019	1,401,786	$1,402	3,203,485	$3,203	$17,534,925	$(15,735,624)	$(27,511)	$1,776,395

Stock Options Issued as Compensation	—	—	—	—	15,342	—	—	15,342
Net Income	—	—	—	—		69,860	(40,537)	29,323
Common Stock Issued as Compensation	—	—	5,000	5	25,995	—	—	26,000
Stock Options Exercise			2,500	3	5,397			5,400
Preferred Stock	—	—	—	—	—	(124,312)	—	(124,312)
Balance, December 31, 2019	1,401,786	1,402	3,210,985	3,211	17,581,659	(15,790,076)	(68,048)	1,728,148
Stock Options Issued as Compensation					158,728			158,728
Stock Options Exercise		—	2,501	2	5,398			5,400
Net Income						200,016	(26,657)	173,359
Preferred Stock						(144,677)		(144,677)
Balance, December 31, 2020	1,401,786	$1,402	3,213,486	$3,213	$17,745,785	(15,734,737)	$(94,705)	$1,920,958

The accompanying notes are an integral part of these consolidated Financial Statements

DATA STORAGE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2020 AND 2019

Note 1 - Basis of Presentation, Organization and Other Matters

Data Storage Corporation (“DSC” or the “Company”) provides subscription based, long term agreements for disaster recovery solutions, Infrastructure as a Service (IaaS) and VoIP type solutions.

Headquartered in Melville, NY, with additional offices in Warwick, RI, DSC offers solutions and services to businesses within the healthcare, banking and finance, distribution services, manufacturing, construction, education, and government industries. DSC derives its revenues from subscription services and solutions, managed services, software and maintenance, equipment and onboarding provisioning. DSC maintains infrastructure and storage equipment in several technical centers in New York, New Jersey, Massachusetts, North Carolina and Texas.

Going Concern Analysis

Under ASU 2014-15 Presentation of Financial Statements-Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed the Company’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

As reflected in the consolidated financial statements, the Company had a net income (loss) available to common stockholders of $55,339 and $(54,452) for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, DSC had cash of $893,598 and a working capital deficiency of $2,666,448. As a result, these conditions raised substantial doubt regarding our ability to continue as a going concern, which as described below we have concluded has been alleviated.

During the year ended December 31, 2020, the Company generated cash from operations of $1,110,679 with continued revenue growth. Further, the Company has no capital expenditure commitments and the Company’s offices have been consolidated and fully staffed and with sufficient room for growth.

If necessary, management also determined that it is probable that related party sources of debt financing and capitalized leases can be renegotiated based on management’s history of being able to raise and refinance debt through related parties.

As a result of the current favorable trends of improving cash flow, the Company concluded that the initial conditions which raised substantial doubt regarding the ability to continue as a going concern has been alleviated.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of (i) the Company, (ii) its wholly-owned subsidiary, Data Storage Corporation, a Delaware corporation, and (iii) its majority-owned subsidiary, Nexxis Inc, a Nevada corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

Business combinations.

We account for business combinations under the acquisition method of accounting, which requires us to recognize separately from goodwill, the assets acquired, and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets, acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in our consolidated statements of operations.

Accounting for business combinations requires our management to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include future expected cash flows from product sales, customer contracts and acquired technologies, and estimated cash flows from the projects when completed and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Recently Issued and Newly Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s consolidated financial statements upon the adoption of this ASU.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of ASU 2016-16 did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04 Intangibles-Goodwill and Other (“ASC 350”): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2019 and an entity should apply the amendments of ASU 2017-04 on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of ASU 2017-04 did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement - Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements for fair value measurements. The updated guidance was adopted on January 1, 2020 and did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other - Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This guidance requires companies to apply the internal-use software guidance in Accounting Standards Codification (“ASC”) 350-40 to implementation costs incurred in a hosting arrangement that is a service contract to determine whether to capitalize certain implementation costs or expense them as incurred. The new guidance, is effective for fiscal years beginning after December 15, 2019. The adoption of ASU 2018-15 did not have a material impact on the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications

Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current year presentation. These reclassifications did not affect the prior period total assets, total liabilities, stockholders’ deficit, net loss or net cash used in operating activities.

Fair Value Measurements

The fair value measurement disclosures are grouped into three levels based on valuation factors:

●	Level 1 – quoted prices in active markets for identical investments

●	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

●	Level 3 – significant unobservable inputs (including our own assumptions in determining the fair value of investments)

The Company’s Level 1 assets/liabilities include cash, accounts receivable, accounts payable, prepaid and other current assets, line of credit and due to related parties. Management believes the estimated fair value of these accounts at December 31, 2020 approximate their carrying value as reflected in the balance sheets due to the short-term nature of these instruments or the use of market interest rates for debt instruments.

The Company’s Level 2 assets/liabilities include the Company’s notes payable and capital lease obligations. Their carrying value approximates their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.

The Company’s Level 3 assets/liabilities include goodwill and intangible assets, when they are recorded at fair value due to an impairment charge. As such, the Company measures goodwill and intangible assets on a non-recurring basis. Inputs to determine fair value are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with an original maturity or remaining maturity at the time of purchase, of three months or less to be cash equivalents.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments and assets subjecting the Company to concentration of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company’s cash and cash equivalents are maintained at major U.S. financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

The Company’s customers are primarily concentrated in the United States.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended December 31, 2020, DSC had three customers with an accounts receivable balance representing 45% of total accounts receivable. For the year ended December 31, 2019, DSC had three customers with an accounts receivable balance representing 38% of total accounts receivable.

Accounts Receivable/Allowance for Doubtful Accounts

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivables are typically due within 30 days. The allowance for doubtful accounts reflects the estimated accounts receivable that will not be collected due to credit losses and allowances. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and customer standing. Provisions are also made for other accounts receivable not specifically reviewed based upon historical experience. Clients are invoiced in advance for services as reflected in deferred revenue on the Company’s balance sheet.

Property and Equipment

Property and equipment is recorded at cost and depreciated over their estimated useful lives or the remaining term of the lease using the straight-line method for financial statement purposes. Estimated useful lives in years for depreciation are 5 to 7 years for property and equipment. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged to operations when incurred. As units of property are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2020 and 2019, the Company had a full valuation allowance against its deferred tax assets.

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2020 and 2019, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2019, 2018, 2017 and 2016 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

Goodwill and Other Intangibles

In accordance with GAAP, the Company tests goodwill and other intangible assets for impairment on at least an annual basis. Goodwill impairment exists if the net book value of a reporting unit exceeds its estimated fair value. The impairment testing is performed in two steps: (i) the Company determines impairment by comparing the fair value of a reporting unit with its carrying value, and (ii) if there is impairment, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. To determine the fair value of these intangible assets, the Company uses many assumptions and estimates using a market participant approach that directly impact the results of the testing. In making these assumptions and estimates, the Company uses industry accepted valuation models and set criteria that are reviewed and approved by various levels of management.

Revenue Recognition

Nature of goods and services

The following is a description of the products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

1)	Infrastructure as a Service (IaaS) and Disaster Recovery Revenue

Subscription services such as Infrastructure as a Service, Platform as a Service and Disaster Recovery, High Availability, Data Vault Services and DRaaS type solutions (cloud) allows clients to centralize and streamline their technical and mission critical digital information and technical environment. Clients' data can be backed up, replicated, archived and restored to meet their back to work objective in a disaster. Infrastructure as a Service (IaaS) assist clients to achieve reliable and cost-effective computing and high availability solutions while eliminating or supplementing Capex.

2)	Managed Services

These services are performed at the inception of a contract. The Company offers professional assistance to its clients during the installation processes. On-boarding and set-up services ensure that the solution or software is installed properly and function as designed to provide clients with the best solutions. In addition, clients that are managed service clients have a requirement for DSC to offer time and material billing.

The Company also derives revenues in the area from providing support and management of its software to clients. The managed services include help desk, remote access, annual recovery tests and manufacturer support for equipment and on-gong monitoring of client system performance.

3)	Equipment and Software Revenue

The Company provides equipment and software and actively participate in collaboration with IBM to provide innovative business solutions to clients. The Company is a partner of IBM and the various software solutions provided to clients.

Disaggregation of revenue

In the following table, revenue is disaggregated by major product line, geography, and timing of revenue recognition.

For the Year
Ended December 31, 2020
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$5,691,133	$115,237	$5,806,370
Equipment and Software	2,074,911	—	2,074,911
Managed Services	380,701	—	380,701
Professional Fees	362,375	—	362,375
Nexxis VoIP Services	696,576	—	696,576
Total Revenue	$9,205,696	$115,237	$9,320,933

For the Year
Ended December 31, 2019
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$5,223,868	$213,816	$5,437,684
Equipment and Software	1,784,658	—	1,784,658
Managed Services	365,767	—	365,767
Professional Fees	411,475	—	411,475
Nexxis VoIP Services	484,024	—	484,024
Total Revenue	$8,269,792	$213,816	$8,483,608

For the Year
Ended December 31,
Timing of revenue recognition	2020	2019
Products transferred at a point in time	$2,817,987	$2,196,133
Products and services transferred over time	6,502,946	6,287,475
Total Revenue	$9,320,933	$8,483,608

Contract receivables are recorded at the invoiced amount and are uncollateralized, non-interest-bearing client obligations. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and client standing.

Sales are generally recorded in the month the service is provided. For clients who are billed on a quarterly or annual basis, deferred revenue is recorded and amortized over the life of the contract.

Transaction price allocated to the remaining performance obligations

The Company has the following performance obligations:

1)	Disaster Recovery as a Service (“DRaaS”): subscription-based service that instantly encrypts and transfers data to secure location further replicates the data to a second DSC data center where it remains encrypted. Provides 10 hour or less recovery time

2)	Data Vaulting: subscription-based cloud backup solution that uses advanced data reduction technology to shorten restore time

3)	High Availability (“HA”): subscription-based service which offers cost-effective mirroring replication technology and provides one (1) hour or less recovery time

4)	Infrastructure as a Service (“IaaS”): subscription-based service offers “capacity on-demand” for IBM Power and Intel server systems

5)	Message Logic: subscription-based service offers cost effective email archiving, data analytics, compliance monitoring and retrieval of email messages which cannot be deleted

6)	Internet: subscription-based service offers continuous internet connection in the event of outages

7)	Support and Maintenance: subscription-based service offers support for servers, firewalls, desktops or software and ad hoc support and help desk

8)	Initial Set-Up Fees: on boarding and set-up services

9)	Equipment sales: sale of servers to the end user

10)	License: granting SSL certificates and other licenses

Disaster Recovery with Stand-By Servers, High Availability, Data Vaulting, IaaS, Message Logic, Support and Maintenance, and Internet

Subscription services such as the above allows clients to access a set of data or receive services for a predetermined period of time. As the client obtains access at a point in time but continues to have access for the remainder of the subscription period, the client is considered to simultaneously receive and consume the benefits provided by the entity’s performance as the entity performs. Accordingly, the related performance obligation is considered to be satisfied ratably over the contract term. As the performance obligation is satisfied evenly across the term of the contract, revenue should be recognized on a straight-line basis over the contract term.

Initial Set-Up Fees

The Company accounts for set-up fees as separate performance obligation. Set-up services are performed one time and accordingly the revenue should be recognized at the point in time that the service is performed, and the Company is entitled to the payment.

Equipment sales

For the Equipment sales performance obligation, the control of the product transfers at a point in time (i.e., when the goods have been shipped or delivered to the clients' location, depending on shipping terms). Noting that the satisfaction of the performance obligation, in this sense, does not occur over time as defined within ASC 606-10-25-27 through 29, the performance obligation is considered to be satisfied at a point in time (ASC 606-10-25-30) when the obligation to the client has been fulfilled (i.e., when the goods have left the shipping facility or delivered to the client, depending on shipping terms).

License – granting SSL certificates and other licenses

In the case of Licensing performance obligation, the control of the product transfers either at point in time or over time depending on the nature of the license. The revenue standard identifies two types of licenses of IP: a right to access IP and a right to use IP. To assist in determining whether a license provides a right to use or a right to access IP, ASC 606 defines two categories of IP: Functional and Symbolic. The Company’s license arrangements typically do not require the Company to make its proprietary content available to the client either through a download or through a direct connection. Throughout the life of the contract the Company does not continue to provide updates or upgrades to the license granted. Based on the guidance, the Company considers its license offerings to be akin to functional IP and will recognize revenue at the point in time the license is granted and/or renewed for a new period.

Payment terms

The terms of the contracts typical range from 12 to 36 months with auto-renew options. The Company invoices clients one month in advance for its services plus any overages or additional services provided.

Warranties

The Company offers guaranteed service levels and performance and service guarantees on some of its contracts. These warrantees are not sold separately and according to ASC 606-10-50-12(a) are accounted as “assurance warranties”.

Significant judgement

In the instances that contract have multiple performance obligation, the Company uses judgment to establish stand-alone price for each performance obligation separately. The price for each performance obligation is determined by reviewing market data for similar services as well as the Company’s historical pricing of each individual service. The sum of each performance obligation was calculated to determine the aggregate price for the individual services. Next the proportion of each individual service to the aggregate price was determined. That ratio was applied to the total contract price in order to allocate the transaction price to each performance obligation.

Impairment of Long-Lived Assets

In accordance with FASB ASC 360-10-35, we review our long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying value exceeds the fair value, is recognized if the carrying amount exceeds estimated undiscounted future cash flows.

Advertising Costs

The Company expenses the costs associated with advertising as they are incurred. The Company incurred a net impact of $309,003 and $259,920 for advertising costs for the years ended December 31, 2020 and 2019, respectively.

Stock Based Compensation

DSC follows the requirements of FASB ASC 718-10-10, Share Based Payments with regards to stock-based compensation issued to employees. DSC has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock-based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk- free interest rate, and the weighted average expected life of the options. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common stock and does not intend to pay dividends on its Common stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best estimate.

Estimated volatility is a measure of the amount by which DSC’s stock price is expected to fluctuate each year during the expected life of the award. DSC’s calculation of estimated volatility is based on historical stock prices of these entities over a period equal to the expected life of the awards. DSC uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Net Income (Loss) Per Common Share

In accordance with FASB ASC 260-10-5 Earnings Per Share, basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) adjusted for income or loss that would result from the assumed conversion of potential common shares from contracts that may be settled in stock or cash by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The following table sets forth the information needed to compute basic and diluted earnings per share for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Net Income (Loss) Available to Common Shareholders	$55,339	$(54,452)

Weighted average number of common shares - basic	3,213,157	3,203,917
Dilutive securities
Options	149,520	—
Warrants	3,333	—
Weighted average number of common shares - diluted	3,366,010	3,203,917

Earnings (Loss) per share, basic	$0.02	$0.02
Earnings (Loss) per share, diluted	$0.02	$0.02

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net income (loss) per share net income (loss) per share because their effect was anti-dilutive:

	December 31,
	2020	2019
Options	58,129	210,646
Warrants	3,333	3,333
	61,462	213,979

Note 3 - Property and Equipment

Property and equipment, at cost, consist of the following:

	December 31,
	2020	2019
Storage equipment	$756,236	$756,236
Website and software	533,417	533,417
Furniture and fixtures	17,441	27,131
Leasehold improvements	20,983	16,846
Computer hardware and software	1,236,329	1,218,464
Data center equipment	5,281,017	4,341,993
	7,845,423	6,894,087
Less: Accumulated depreciation	5,543,822	4,705,256
Net property and equipment	$2,301,601	$2,188,831

Depreciation expense for the years ended December 31, 2020 and 2019 was $838,566 and $699,918, respectively.

Note 4 - Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

		December 31, 2020
	Estimated life in years	Gross amount	Accumulated Amortization	Net
Intangible assets not subject to amortization
Goodwill	Indefinite	$3,015,700	$—	$3,015,700
Trademarks	Indefinite	294,268	—	294,268
Total intangible assets not subject to amortization		3,309,968	—	3,309,968
Intangible assets subject to amortization
Customer lists	5 - 15	897,274	897,274	—
ABC acquired contracts	5	310,000	258,333	51,667
SIAS acquired contracts	5	660,000	550,000	110,000
Non-compete agreements	4	272,147	272,147	-
Total intangible assets subject to amortization		2,139,421	1,977,754	161,667
Total Goodwill and Intangible Assets		$5,449,389	$1,977,754	$3,471,635

The scheduled remaining amortization is as follows:

Years ending December 31,
2021	$161,667
Total	$161,667

Amortization expense for the years ended December 31, 2020 and 2019 were $194,000 and $196,779 respectively.

Note 5 –Leases

Operating Leases

The Company currently has three leases for office space, with two offices located in Melville, NY, and one office in Warwick, RI.

The first lease for office space in Melville, NY, was assumed as part of the Company’s acquisition of ABC in 2016 and called for monthly payments of $8,382 and expiring August 31, 2019. Upon termination of the lease in August 2019, the Company entered into a new lease for a technology lab in a smaller space commencing on September 1, 2019. The term of this lease is for three years and 11 months and runs co-terminus with our existing lease in the same building. The base annual rent is $10,764 payable in equal monthly installments of $897.

A second lease for office space in Melville, NY, was entered into on November 20, 2017, which commenced on April 2, 2018. The term of this lease is five years and three months at $86,268 per year with an escalation of 3% per year with an ending date of July 31, 2023.

The lease for office space in Warwick, RI, calls for monthly payments of $2,324 beginning February 1, 2015 which escalated to $2,460 on February 1, 2017. This lease commenced on February 1, 2015 and expired on January 31, 2019. The Company extended this lease until January 31, 2020. This lease was further extended until January 31, 2021. The annual base rent shall be $31,176 payable in equal monthly installments of $2,598. We have satisfied the terms of the lease and no longer occupy this premise.

The Company leases rack space in New York, Massachusetts and North Carolina. These leases are month to month and the monthly rent is approximately $25,000.

In 2020 the Company entered into a new rack space lease agreement in Dallas, TX. The lease term is 13 months and requires monthly payments of $1,905.

Finance Lease Obligations

On June 1, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $5,008. The lease carries an interest rate of 7% and is a three-year lease. The term of the lease ends June 1, 2023.

On June 29, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $5,050. The lease carries an interest rate of 7% and is a three-year lease. The term of the lease ends June 29, 2023.

On July 31, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment under a finance lease. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $4,524. The lease carries an interest rate of 7% and is a three-year lease.

Finance Lease Obligations – Related Party

On April 1, 2018, the Company entered into a lease agreement with Systems Trading Inc. (“Systems Trading”) to refinance all leases into one lease. This lease obligation is payable to Systems Trading with bi-monthly installments of $23,475. The lease carries an interest rate of 5% and is a four -year lease. The term of the lease ends April 16, 2022. Systems Trading is owned and operated by the Company’s President, Hal Schwartz.

On January 1, 2019, the Company entered into a lease agreement with Systems Trading. This lease obligation is payable to Systems Trading with monthly installments of $29,592. The lease carries an interest rate of 6.75% and is a five-year lease. The term of the lease ends December 31, 2023.

On April 1, 2019, the Company entered into two lease agreements with Systems Trading to add new data center equipment. The first lease calls for monthly payments of $1,328 and expires on March 1, 2022. It carries an interest rate of 7%. The second lease calls for monthly payments of $461 and expires on March 1, 2022. It carries an interest rate of 6.7%.

On January 1, 2020, the Company entered into a new lease agreement with Systems Trading Inc. to lease equipment. The lease obligation is payable to Systems Trading with monthly installments of $10,534. The lease carries an interest rate of 6% and is a three-year lease. The term of the lease ends January 1, 2023.

We determine if an arrangement contains a lease at inception. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. Our lease term includes options to extend the lease when it is reasonably certain that we will exercise that option. Leases with a term of 12 months or less are not recorded on the balance sheet, per the election of the practical expedient noted above. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. We recognize lease expense for these leases on a straight-line basis over the lease term. We recognize variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred. A discount rate of 7% was used in preparation of the ROU asset and operating liabilities.

The components of lease expense were as follows:

Year Ended December 31, 2020
Finance lease:
Amortization of assets, included in depreciation and amortization expense	$814,572
Interest on lease liabilities, included in interest expense	154,858
Operating lease:
Amortization of assets, included in total operating expense	101,504
Interest on lease liabilities, included in total operating expense	20,763
Total net lease cost	$1,091,697

Supplemental balance sheet information related to leases was as follows

Operating Leases

Operating lease ROU asset	$241,911

Current operating lease liabilities	104,549
Noncurrent operating lease liabilities	147,525
Total operating lease liabilities	$252,074

December 31, 2020
Finance leases:
Property and equipment, at cost	$4,366,665
Accumulated amortization	(2,267,449)
Property and equipment, net	2,099,216

Current obligations of finance leases	$1,317,542
Finance leases, net of current obligations	1,222,420
Total finance lease liabilities	$2,539,962

Supplemental cash flow and other information related to leases was as follows:

Year Ended December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows related to operating leases	$80,743
Financing cash flows related to finance leases	$774,971

Weighted average remaining lease term (in years):
Operating leases	1.72
Finance leases	2.12

Weighted average discount rate:
Operating leases	7%
Finance leases	6%

Long-term obligations under the operating and finance leases at December 31, 2020 mature as follows:

For the Year ending December 31,	Operating Leases	Finance Leases
2021	$104,549	$1,462,239
2022	107,718	849,427
2023	64,357	441,724
2024	—	—
2025	—	—
Total lease payments	276,625	2,753,390
Less: Amounts representing interest	(24,551)	(213,428)
Total lease obligations	252,074	2,539,962
Less: Current	(104,549)	(1,317,542)
	$147,525	$1,222,420

As of December 31, 2020, we had no additional significant operating or finance leases that had not yet commenced. Rent expense under all operating leases for the years ended December 31, 2020 and 2019 were $169,716 and $251,814, respectively.

Note 6 - Commitments and Contingencies

COVID 19

The COVID-19 pandemic has created significant worldwide uncertainty, volatility and economic disruption. The extent to which COVID-19 will adversely impact our business, financial condition and results of operations is dependent upon numerous factors, many of which are highly uncertain, rapidly changing and uncontrollable. These factors include, but are not limited to: (i) the duration and scope of the pandemic; (ii) governmental, business and individual actions that have been and continue to be taken in response to the pandemic, including travel restrictions, quarantines, social distancing, work-from-home and shelter-in-place orders and shut-downs; (iii) the impact on U.S. and global economies and the timing and rate of economic recovery; (iv) potential adverse effects on the financial markets and access to capital; (v) potential goodwill or other impairment charges; (vi) increased cybersecurity risks as a result of pervasive remote working conditions; and (vii) our ability to effectively carry out our operations due to any adverse impacts on the health and safety of our employees and their families.

Under NYS Executive Order 202.6, “Essential Business,” DSC is an “Essential Business” based on the following in the Executive order number 2: Essential infrastructure including telecommunications and data centers; and, number 12: Vendors that provide essential services or products, including logistics and technology support. Further, as a result of the pandemic, all employees, including the Company’s specialized technical staff, are working remotely or in a virtual environment. DSC always maintains the ability for team members to work virtual and the Company will continue to stay virtual, until the State and or the Federal government indicate the environment is safe to return to work. The significant increase in remote working, particularly for an extended period of time, could exacerbate certain risks to the Company’s business, including an increased risk of cybersecurity events and improper dissemination of personal or confidential information, though the Company does not believe these circumstances have, or will, materially adversely impact its internal controls or financial reporting systems. If the COVID-19 pandemic should worsen, the Company may experience disruptions to our business including, but not limited to equipment, to its workforce, or to its business relationships with other third parties. The extent to which COVID-19 impacts the Company’s operations or those of its third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Any such disruptions or losses we incur could have a material adverse effect on the Company’s financial results and our ability to conduct business as expected.

Revolving Credit Facility

On January 31, 2008, the Company entered into a revolving credit line with a bank. The credit facility provides for $100,000 at prime plus 0.5% and is secured by all assets of the Company and personally guaranteed by the Company’s principal shareholder. As of December 31, 2020, and 2019 the balance was $24 and $75,000, respectively.

Note 7 – Long Term Debt

In connection with the Company’s October 2012 acquisition of certain assets (the “ML Assets”) of Message Logic, Inc. (“Message Logic”), the Company maintained ownership of the ML Assets subject to a security interest in the ML Assets held by a third party banking institution (the “Bank”) in connection with a secured loan made by the Bank to Message Logic in June 2012 in the amount of $350,000 (the “ML Loan”). The Bank filed a UCC-1 Financing Statement with the Secretary of State of Delaware perfecting its interest in the ML Assets (the “UCC-1 Filing”). On September 5, 2014, the Company entered into an agreement with Message Logic and the Bank pursuant to which the Company paid to the Bank the outstanding interest amount due on the ML Loan over seven months at $3,910 per month. In addition, the Company agreed to continue to make monthly interest-only payments to the Bank at $1,553 per month. The Company recorded a contingent liability as part of its option to pay off the ML Loan, terminate the UCC-1 Filing and own the ML Assets free of all liens and encumbrances. The Company stopped making interest-only payments on October 25, 2018. During 2020, the Company made a strategic decision to cease utilizing the ML Assets in its operations and advised the Bank of such information. In connection with this and as a result, the Company recorded a gain on extinguishment of contingent liability in the amount of $350,000 on the consolidated statements of operations.

On April 30, 2020, the Company was granted a loan from a banking institution, in the principal amount of $481,977 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on November 5, 2020. Funds from the loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments. Management used the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The company has not yet applied for the loan forgiveness.

As of December 31, 2020, if not forgiven, remaining scheduled principal payments due on notes payable are as follows:

Year ending December 31,
2021	$374,871
2022	107,106
$481,977

Note 8 - Stockholders’ (Deficit)

Capital Stock

The Company has 260,000,000 authorized shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Common Stock Options

2010 Incentive Award Plan

On August 12, 2010, the Company adopted the Data Storage Corporation 2010 Incentive Award Plan (the “2010 Plan”) that provided for 50,000 shares of common stock reserved for issuance under the terms of the 2010 Plan; which was amended on September 25, 2013 to increase the number of shares of common stock reserved for issuance under the Plan to 125,000 shares of common stock; which was further amended on June 20, 2017 to increase the number of shares of common stock reserved for issuance under the Plan to 200,000 shares of common stock; and further amended on July 1, 2019 to increase the number of shares of common stock reserved for issuance under the Plan to 250,000 shares of common stock. On April 23, 2012, the Company amended and restated the 2010 Plan to change the name to the “Amended and Restated Data Storage Corporation Incentive Award Plan” (the “Plan”). The Plan was intended to promote the interests of the Company by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”) and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the Plan, the Company had the right to grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which were restricted shares of common stock (collectively referred to as “Incentive Awards”). Incentive Awards were granted pursuant to the Plan for 10 years from the Effective Date. There are 207,650 options outstanding under the Plan as of December 31, 2020. The 2010 Plan expired on October 21, 2020 and accordingly, there are no shares available for future grants.

If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the Plan. The number of shares subject to the Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

A summary of the Company’s option activity and related information follows:

	Number of Shares Under Options	Range of Option Price Per Share	Weighted Average Exercise Price	Weighted Average Contractual Life
Options Outstanding at January 1, 2019	144,139	$0.08 – 26.00	$10.40	6.8
Options Granted	71,313	2.00	2.00
Exercised	(100,000)	2.00	2.00
Expired/Cancelled	(92,232)	2.00	2.00
Options Outstanding at December 31, 2019	210,646	$2.00 – 26.00	$6.80	7.5
Options Granted	8,750	4.80 – 5.20	5.20
Exercised	(2,500)	2.00	2.00
Expire/Cancelled	(9,246)	14.00 – 14.40	14.40
Options Outstanding at December 31, 2020	207,650	$2.00 – 15.60	$5.20	6.6

Options Exercisable at December 31, 2020	130,681	$2.00 – 15.60	$6.80	5.5

Share-based compensation expense for options totaling $158,728 and $15,342 was recognized in our results for the year ended December 31, 2020 and 2019, respectively based on awards vested.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the options.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company uses the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

As of December 31, 2020, there was $264,111 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share-based compensation plans that is expected to be recognized over a weighted average period of approximately 3 year.

The weighted average fair value of options granted, and the assumptions used in the Black-Scholes model during the year ended December 31, 2020 and 2019 are set forth in the table below.

	2020	2019
Weighted average fair value of options granted	$5.20	$2.00
Risk-free interest rate	0.66 – 0.83%	1.79%
Volatility	221 – 223%	225%
Expected life (years)	10	10
Dividend yield	0.00%	0.00%

Common Stock Warrants

A summary of the Company’s warrant activity and related information follows:

	Number of Shares Under Warrants	Range of Warrants Price Per Share	Weighted Average Exercise Price	Weighted Average Contractual Life
Warrants Outstanding at January 1, 2019	3,333	$0.40	$0.40	5.5
Warrants Granted	—	—	—
Warrants Outstanding at December 31, 2019	3,333	$0.40	$0.40	4.5
Warrants Granted	—	—	—
Warrants Outstanding at December 31, 2020	3,333	$0.40	$0.40	3.5
Warrants Exercisable at December 31, 2020	3,333	$0.40	$0.40	3.5

Preferred Stock

Liquidation preference

Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, for each share of Series A Preferred Stock held by such holder, an amount per share of Series A Preferred Stock equal to the Original Issue Price for such share of Series A Preferred Stock plus all accrued and unpaid dividends on such share of Series A Preferred Stock as of the date of the Liquidation Event.

Conversion

The number of shares of Common Stock to which a share of Series A Preferred Stock may be converted shall be the product obtained by dividing the Original Issue Price of such share of Series A Preferred Stock by the then-effective Conversion Price (as defined herein) for such share of Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall initially be equal to $0.80 and shall be adjusted from time to time.

Voting

Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes, upon any meeting of the stockholders of the Corporation (or action taken by written consent in lieu of any such meeting) equal to the number of shares of Class B Common Stock into which such shares of Series A Preferred Stock could be converted.

Dividends

Each share of Series A Preferred Stock, in preference to the holders of all Common Stock (as defined below), shall entitle its holder to receive, but only out of funds that are legally available therefore, cash dividends at the rate of ten percent (10%) per annum from the Original Issue Date on the Original Issue Price for such share of Series A Preferred Stock, compounding annually unless paid by the Corporation. Accrued dividends at December 31, 2020 and 2019 were $1,115,674 and $970,997, respectively.

Note 9 - Income Taxes

The components of deferred taxes are as follows:

Deferred Tax Assets:

	2020	2019

Net operating loss carry-forward	$1,313,000	$1,419,000

Less: valuation allowance	(1,313,000)	(1,419,000)

Net deferred tax asset	$—	$—

The Company had federal and state net operating tax loss carry-forwards of $4,725,000 and $4,325,000, respectively as of December 31, 2020. The tax loss carry-forwards are available to offset future taxable income with the federal and state carry-forwards beginning to expire in 2028.

In 2020 and 2019, net deferred tax assets did not change due to the full allowance. The gross amount of the asset is entirely due to the net operating loss carry forward. The realization of the tax benefits is subject to the sufficiency of taxable income in future years. The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more likely than not that its net deferred tax assets will ultimately not be recovered and, accordingly, a valuation allowance was recorded as of December 31, 2020 and 2019.

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 21% is as follows:

	Year Ended December 31,
	2020	2019
Expected income tax benefit (loss) at statutory rate of 21%	$79,000	$22,000
State and local tax benefit (loss), net of federal	27,000	7,500
	(106,000)
Change in valuation account	(4,000)	(29,500)
Income tax expense (benefit)	$—	$—

Note 10 - Litigation

The Company currently is not involved in any litigation that it believes could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting DSC, its common stock, any of its subsidiaries or of DSC’s or DSC’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Note 11 – Related Party Transactions

Finance Lease Obligations – Related Party

During the years ended December 31, 2020 and 2019 the Company entered into three different related party finance lease obligations. See Note 5 for details.

Nexxis Capital LLC

Charles Piluso and Harold Schwartz collectively own 100% of Nexxis Capital LLC (“Nexxis Capital”). Nexxis Capital was formed to purchase equipment and provide leases to Nexxis Inc.’s customers.

The Company received funds of $37,954 and $12,794 during the years ended December 31, 2020 and 2019, respectively.

Note 12 - Subsequent Events

On January 31, 2021, the term of the lease for the Company’s location in Rhode Island expired. Employees from that location are now working remotely from their residences.

Flagship Solutions, LLC

On February 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Data Storage FL, LLC, a Florida limited liability company and the Company’s wholly-owned subsidiary (the “Merger Sub”), Flagship Solutions, LLC (“Flagship”), a Florida limited liability company, and the owners (collectively, the “Equityholders”) of all of the issued and outstanding limited liability company membership interests in Flagship (collectively, the “Equity Interests”), pursuant to which, upon the Closing (as defined below), the Company will acquire Flagship through the merger of Merger Sub with and into Flagship (the “Merger”), with Flagship being the surviving company in the Merger and becoming as a result its wholly-owned subsidiary. The closing of the Merger (the “Closing”) is expected to take place on or before May 31, 2021 (the “Outside Closing Date”).

Pursuant to the Merger, all of the Equity Interests that are issued and outstanding immediately prior to the effectiveness of the filing of the Articles of Merger by Flagship and Merger Sub with the Secretary of State of the State of Florida, will be converted into the right to receive an aggregate amount equal to up to $10,500,000, consisting of $5,550,000, payable in cash, subject to reduction by the amount of any excluded liabilities assumed by the Company at Closing and subject to adjustment as set forth below in connection with a net working capital adjustment, and up to $4,950,000, payable in shares of the Company’s common stock, subject to reduction by the amount by which the valuation of Flagship (the “Flagship Valuation”), as calculated based on Flagship’s unaudited pro forma 2018 financial statements and audited 2019 and 2020 financial statements (the “2020 Audit”), is less than $10,500,000. In the event that the Flagship Valuation, as calculated based on the 2020 Audit, is less than $10,500,000, then, within fifteen (15) days after completion of the audit of Flagship’s financial statements for its 2019, 2020 and 2021 fiscal years (the “2021 Audit”), the Company has agreed to pay the Equityholders, in shares of the Company’s common stock, the amount by which the Flagship Valuation, as calculated based on the 2021 Audit, exceeds the sum of $5,550,000 and the value of the shares merger consideration paid by us to the Equityholders at Closing. In addition, the cash merger consideration paid by the Company to the Equityholders at Closing shall be adjusted, on a dollar-for-dollar basis, by the amount by which Flagship’s estimated net working capital at Closing is more or is less than the target working capital amount specified in the Merger Agreement.

The parties have agreed to indemnify each other for any losses that may be incurred by them as a result of their breach of any of their representations, warranties and covenants contained in the Merger Agreement. The Company’s indemnification obligations are capped at 20% of the aggregate merger consideration paid to the Equityholders for any breach of our representations and warranties contained in the Merger Agreement, other than the representations and warranties set forth under Section 4.1 (Existence; Good Standing; Authority; Enforceability), Section 4.2 (No Conflict) and Section 4.4 (Brokers) (herein, “Fundamental Representations”). The Company’s indemnification obligations in respect of any breach by the Company of the Fundamental Representations or in the event of our willful or intentional breach of the Merger Agreement (or acts of fraud), are not capped.

Concurrently with the Closing, Flagship and Mark Wyllie, Flagship’s Chief Executive Officer, will enter into an Employment Agreement (the “Wyllie Employment Agreement”), which will become effective upon consummation of the Closing, pursuant to which Mr. Wyllie will continue to serve as Chief Executive Officer of Flagship following the Closing on the terms and conditions set forth therein. Flagship’s obligations under the Wyllie Employment Agreement will also be guaranteed by us. The Wyllie Employment Agreement will contain customary salary, bonus, employee benefits, severance and restrictive covenant provisions. In addition, pursuant to the Wyllie Employment Agreement, Mr. Wyllie will be appointed to serve as a member of the Board during the term of his employment thereunder.

The Merger Agreement further provides that it may be terminated by Flagship and the Equityholders (a “Flagship Termination”) in the event we have not consummated an underwritten public offering of our securities or listed our shares of common stock on national securities exchange such as the Nasdaq, by the Outside Closing Date, as long as such failure was not due to the breach of, or non-compliance with, the Merger Agreement by the Company or any of the Equityholders. In the event of a Flagship Termination, the Company will be required to pay Flagship and the Equityholders an amount equal to two (2) times their reasonable, documented, out-of-pocket attorneys’ and accountants’ transaction fees and expenses incurred prior to such Flagship Termination in connection with the Merger, up to a maximum aggregate amount of $100,000.

On March 4, 2021, the Company entered into a new lease agreement with Systems Trading effective April 1, 2021. This lease obligation is payable to Systems Trading with monthly installments of $1,567 and expires on March 31, 2024. The lease carries an interest rate of 8%.

On March 8, 2021, the Board approved and adopted the 2021 Stock Incentive Plan (the “2021 Plan”), and the Consenting Stockholders subsequently approved the 2021 Plan, by written consent dated March 8, 2021. An aggregate of 375,000 shares may be issued under this plan.

On March 8, 2021, the Board approved and stockholders owning in excess of 50% of the Company’s voting power approved an amendment to the Company’s articles of incorporation to effect a reverse stock split at a ratio of between 1:2 and 1:60, to be determined in the sole discretion of the Board at a future date.

Note 13 – Reverse Stock Split

On May 7, 2021, the Company filed a certificate of amendment to its articles of incorporation with the Secretary of State of the State of Nevada (the ‘Certificate of Amendment’) to effectuate a reverse stock split (the ‘Reverse Stock Split’) of its issued and outstanding shares of common stock and treasury shares on a 1-for-40 basis effective at 12:01 a.m. (Eastern Time) on May 14, 2021 (the ‘Effective Time’). As of the Effective Time, every 40 shares of issued and outstanding common stock and treasury stock was converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Instead, a holder of record of old common stock as of immediately prior to the Effective Time who was otherwise entitled to a fraction of a share was, in lieu thereof, issued an additional fraction of a share of common stock to round up to the next whole share. All share information in the accompanying condensed financial statements has been adjusted as if the reverse stock split happened on the earliest date presented.

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$3,076,120	$893,598
Accounts receivable (less allowance for doubtful accounts of $59,067 and $30,000 in 2021 and 2020, respectively)	1,558,716	554,587
Prepaid expenses and other current assets	392,489	239,472
Total Current Assets	5,027,325	1,687,657

Property and Equipment:
Property and equipment	6,327,875	7,845,423
Less—Accumulated depreciation	(4,177,560)	(5,543,822)
Net Property and Equipment	2,150,315	2,301,601

Other Assets:
Goodwill	13,216,040	3,015,700
Operating lease right-of-use assets	198,549	241,911
Other assets	72,153	49,310
Intangible assets, net	391,662	455,935
Total Other Assets	13,878,404	3,762,856

Total Assets	$21,056,044	$7,752,114

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$1,547,763	$979,552
Dividend payable	—	1,115,674
Deferred revenue	431,047	461,893
Line of credit	—	24
Finance leases payable	174,110	168,139
Finance leases payable related party	973,245	1,149,403
Operating lease liabilities short term	106,102	104,549
Contingent Consideration	4,950,000	—
Note payable	481,977	374,871
Total Current Liabilities	8,664,244	4,354,105

Note payable long term	—	107,106
Operating lease liabilities long term	102,407	147,525
Finance leases payable, long term	167,694	247,677
Finance leases payable related party, long term	597,408	974,743
Total Long Term Liabilities	867,509	1,477,051

Total Liabilities	9,531,753	5,831,156

Stockholders’ Equity:
Preferred stock, Series A par value $.001; 10,000,000 shares authorized; 0 and 1,401,786 shares issued and outstanding in 2021 and 2020, respectively	—	1,402
Common stock, par value $.001; 250,000,000 shares authorized; 4,862,352 and 3,213,486 shares issued and outstanding in 2021 and 2020, respectively	4,862	3,213
Additional paid in capital	27,276,653	17,745,785
Accumulated deficit	(15,657,208)	(15,734,737)
Total Data Storage Corp Stockholders’ Equity	11,624,307	2,015,663
Non-controlling interest in consolidated subsidiary	(100,016)	(94,705)
Total Stockholder’s Equity	11,524,291	1,920,958
Total Liabilities and Stockholders’ Equity	$21,056,044	$7,752,114

The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Sales	$3,528,249	$2,005,625	$6,102,940	$4,104,335

Cost of sales	2,021,324	1,140,421	3,442,223	2,356,538

Gross Profit	1,506,925	865,204	2,660,717	1,747,797

Selling, general and administrative	1,602,311	988,266	2,720,718	1,864,892

Income (loss) from Operations	(95,386)	(123,062)	(60,001)	(117,095)

Other Income (Expense)
Interest income	2	—	4	20
Interest expense	(46,623)	(43,679)	(81,670)	(90,139)
Gain on contingent liability	—	350,000	—	350,000
Loss on disposal of equipment	(29,732)	—	(29,732)	—
Gain on forgiveness of debt	307,300	—	307,300	—
Total Other Income (Expense)	230,947	306,321	195,902	259,881

Income before provision for income taxes	135,561	183,259	135,901	142,786

Provision for income taxes	—	—	—	—

Net Income	135,561	183,259	135,901	142,786

Non-controlling interest in consolidated subsidiary	3,552	7,487	5,311	13,550

Net Income attributable to Data Storage Corp	139,113	190,746	141,212	156,336

Preferred Stock Dividends	(24,800)	(35,041)	(63,683)	(69,227)
Net Income Attributable to Common Stockholders	$114,313	$155,705	$77,529	$87,109

Earnings per Share – Basic	$0.03	$0.05	$0.02	$0.03
Earnings per Share – Diluted	$0.03	$0.05	$0.02	$0.03
Weighted Average Number of Shares – Basic	3,981,402	3,213,485	3,607,909	3,212,822
Weighted Average Number of Shares – Diluted	4,118,989	3,357,589	3,611,242	3,356,926

The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED June 30, 2021 AND 2020

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Equity

Balance January 1, 2021	1,401,786	$1,402	3,213,486	$3,213	$17,745,785	$(15,734,737)	$(94,705)	$1,920,958
Conversion of preferred series to stock	(1,401,786)	(1,402)	43,806	44	1,358	—	—	—
Proceeds from issuance of common stock and warrants	—	—	1,600,000	1,600	9,453,294	—	—	9,454,894
Stock Options Exercise	—		5,060	5	(5)	—	—	—
Stock-based compensation	—		—	—	76,221	—	—	76,221
Net Income (Loss)	—	—	—	—	—	141,212	(5,311)	135,901
Preferred Stock Dividend	—	—	—	—	—	(63,683)	—	(63,683)
Balance, June 30, 2021	—	$—	4,862,352	$4,862	$27,276,653	$(15,657,208)	$(100,016)	$11,524,291

Balance January 1, 2020	1,401,786	$1,402	3,210,985	$3,211	$17,581,659	$(15,790,076)	$(68,048)	$1,728,148
Stock-based compensation	—	—	—	—	74,386	—	—	74,386
Common Stock Issued as Compensation	—	—	—	—	—	—	—	—
Stock Options Exercise	—	—	2,500	$2	5,398	—	—	5,400
Net Income (Loss)	—	—	—	—	—	156,336	(13,550)	142,786
Preferred Stock Dividend	—	—	—	—	—	(69,227)	—	(69,227)
Balance, June 30, 2020	1,401,786	$1,402	3,213,485	$3,213	$17,661,443	$(15,702,967)	$(81,598)	$1,881,493

The accompanying notes are an integral part of these consolidated Financial Statements

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2021
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Equity

Balance April 1, 2020	1,401,786	$1,402	3,213,485	$3,213	$17,620,105	$(15,858,672)	$(74,111)	$1,691,937
Stock-based compensation	—	—	—	—	41,338	—	—	41,338
Net Income (Loss)	—	—	—	—	—	190,746	(7,487)	183,259
Preferred Stock Dividend	—	—	—	—	—	(35,041)	—	(35,041)
Balance, June 30, 2020	1,401,786	$1,402	3,213,485	$3,213	$17,661,443	$(15,702,967)	$(81,598)	$1,881,493

Balance April 1, 2021	1,401,786	$1,402	3,213,486	$3,213	$17,787,956	$(15,771,521)	$(96,464)	$1,924,586
Conversion of preferred series to Common stock	(1,401,786)	(1,402)	43,806	44	1,358	—	—	—
Proceeds from issuance of common stock and warrants net of offering costs	—	—	1,600,000	1,600	9,453,294	—	—	9,454,894
Stock Options Exercise	—	—	5,060	5	(5)	—	—	—
Stock-based compensation	—	—	—	—	34,050	—	—	34,050
Net Income (Loss)	—	—	—	—	—	139,113	(3,552)	135,561
Preferred Stock Dividend	—	—	—	—	—	(24,800)	—	(24,800)
Balance, June 30, 2021	—	$—	4,862,352	$4,862	$27,276,653	$(15,657,208)	$(100,016)	$11,524,291

The accompanying notes are an integral part of these condensed consolidated Financial Statements

DATA STORAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net Income	$135,901	$142,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	577,044	494,467
Stock based compensation	76,221	74,386
Gain on forgiveness of debt	(307,300)	—
Gain on contingent liability	—	(350,000)
Loss on disposal of equipment	29,732	—
Changes in Assets and Liabilities:
Accounts receivable	385,134	72,069
Other assets	(344)	16,125
Prepaid expenses and other current assets	(25,443)	(71,168)
Right of use asset	43,362	40,473
Accounts payable and accrued expenses	53,857	(55,529)
Deferred revenue	(99,582)	56,517
Operating lease liability	(43,565)	(39,168)
Net Cash Provided by Operating Activities	825,017	380,958
Cash Flows from Investing Activities:
Capital expenditures	(303,228)	(101,850)
Cash consideration for business acquisition	(5,937,275)	—
Net Cash Used in Investing Activities	(6,240,503)	(101,850)
Cash Flows from Financing Activities:
Proceeds from issuance of note payable	—	481,977
Repayments of finance lease obligations related party	(603,495)	(397,719)
Repayments of finance lease obligations	(74,010)	(4,109)
Proceeds from issuance of common stock and warrants	9,454,894	—
Cash received for the exercised of options	—	5,400
Repayments of Dividend payable	(1,179,357)	—
Repayment of line of credit	(24)	(74,976)
Net Cash Provided by Financing Activities	7,598,008	10,573

Increase in Cash and Cash Equivalents	2,182,522	289,681

Cash and Cash Equivalents, Beginning of Period	893,598	326,561
Cash and Cash Equivalents, End of Period	$3,076,120	$616,242
Supplemental Disclosures
Cash paid for interest	$78,136	$77,095
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Accrual of preferred stock dividend	$63,683	$69,227
Assets acquired by finance lease	$50,000	$663,078

The accompanying notes are an integral part of these consolidated Financial Statements.

DATA STORAGE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

Note 1 - Basis of Presentation, Organization and Other Matters

Data Storage Corporation (“DSC” or the “Company”) provides subscription based, long term agreements for disaster recovery solutions, Infrastructure as a Service (IaaS), Cyber Security and Voice and Data solutions.

Headquartered in Melville, NY, DSC offers solutions and services to businesses within the healthcare, banking and finance, distribution services, manufacturing, construction, education, and government industries. DSC derives its revenues from subscription services and solutions, managed services, software and maintenance, equipment and onboarding provisioning. DSC maintains infrastructure and storage equipment in several technical centers in New York, Massachusetts, Texas, Florida and North Carolina.

On May 31, 2021, the Company completed the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) with Data Storage FL, LLC, a Florida limited liability company and the Company’s wholly-owned subsidiary (the “Merger Sub”), Flagship Solutions, LLC (“Flagship”), a Florida limited liability company. Flagship is a provider of IBM solutions, managed services and cloud solutions. The Company expects that Flagship’s business will be synergistic with the Company’s existing IBM business and anticipates meaningful operation efficiency through the integration of the two organizations. The Company also believes the Merger will provide the combined entities a comprehensive one-stop provider to cross-sell solutions across each organization’s respective enterprise, as well as middle-market customers. Key offerings for the combined companies are expected to include a wide array of multi-cloud information technology solutions in highly secure, reliable enterprise level cloud services for companies using IBM Power systems, Microsoft Windows and Linux, including: Infrastructure as a Service (IaaS), Disaster Recovery of digital information (DRaaS), Cyber Security as a Service (CSaaS), and Data Analytics as a Service.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The Condensed Consolidated Financial statements include the accounts of (i) the Company, (ii) its wholly-owned subsidiaries, Data Storage Corporation, a Delaware corporation, and Data Storage FL, LLC, a Florida limited liability company, (iii) Flagship Solutions, LLC, a Florida limited liability company, and (iv) its majority-owned subsidiary, Nexxis Inc, a Nevada corporation. All significant inter-company transactions and balances have been eliminated in consolidation.

Basis of Presentation

The Condensed Consolidated Financial Statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Certain information and note disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed. As such, the information included in these financial statements should be read in conjunction with the audited financial statements as of and for the years ended December 31, 2020 and 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), as filed on March 31, 2021. In the opinion of the Company’s management, these condensed consolidated financial statements include all adjustments, which are of only a normal and recurring nature, necessary for a fair presentation of the statement of financial position of the Company as of June 30, 2021 and its results of operations and cash flows for the three and six months ended June 30, 2021 and 2020. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2021.

Business combinations.

We account for business combinations under the acquisition method of accounting, which requires us to recognize separately from goodwill, the assets acquired, and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in our consolidated statements of operations.

Accounting for business combinations requires our management to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, restructuring liabilities, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include future expected cash flows from product sales, customer contracts and acquired technologies, and estimated cash flows from the projects when completed and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Recently Issued and Newly Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU-2016-13”). ASU 2016-13 affects loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. ASU 2016-13 is effective for the fiscal year beginning after December 15, 2022, including interim periods within that fiscal year. The Company expects that there would be no material impact on the Company’s condensed consolidated financial statements upon the adoption of this ASU.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Estimated Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts receivable, accounts payable, line of credit, notes payable and lease commitments. Management believes the estimated fair value of these accounts at June 30, 2021 approximate their carrying value as reflected in the balance sheet due to the short-term nature of these instruments or the use of market interest rates for debt instruments. The carrying values of certain of the Company’s notes payable and capital lease obligations approximate their fair values based upon a comparison of the interest rate and terms of such debt given the level of risk to the rates and terms of similar debt currently available to the Company in the marketplace.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity or remaining maturity at the time of purchase, of three months or less to be cash equivalents.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments and assets subjecting the Company to concentration of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company’s cash and cash equivalents are maintained at major U.S. financial institutions. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

The Company’s customers are primarily concentrated in the United States.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts on factors surrounding the credit risk of specific customers, historical trends, and other information.

As of June 30, 2021, DSC had two customers with an accounts receivable balance representing 33% of total accounts receivable. As of June 30, 2020, DSC had two customers with an accounts receivable balance representing 31% of total accounts receivable.

For the six months ended June 30, 2021 the Company had one customer that accounted for 15% of revenue. For the six months ended June 30, 2020 the Company had one customer that accounted for 14% of revenue.

Accounts Receivable/Allowance for Credit Losses

The Company sells its services to customers on an open credit basis. Accounts receivable are uncollateralized, non-interest-bearing customer obligations. Accounts receivables are typically due within 30 days. The allowance for credit losses reflects the estimated accounts receivable that will not be collected due to credit losses. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and customer standing. Provisions are also made for other accounts receivable not specifically reviewed based upon historical experience. Clients are invoiced in advance for services as reflected in deferred revenue on the Company’s balance sheet.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives or the term of the lease using the straight-line method for financial statement purposes. Estimated useful lives in years for depreciation are 5 to 7 years for property and equipment. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged to operations when incurred. As units of property are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income. During the six months ended June 30, 2021, the Company recorded a loss on disposal of equipment of $29,732.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2021 and December 31, 2020, the Company had a full valuation allowance against its deferred tax assets.

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2020 and 2019, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2019, 2018 and 2017 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

Goodwill and Other Intangibles

In accordance with GAAP, the Company tests goodwill and other intangible assets for impairment on at least an annual basis. Impairment exists if the carrying value of a reporting unit exceeds its estimated fair value. To determine the fair value of goodwill and intangible assets, the Company uses many assumptions and estimates using a market participant approach that directly impact the results of the testing. In making these assumptions and estimates, the Company uses industry accepted valuation models and set criteria that are reviewed and approved by various levels of management.

Revenue Recognition

Nature of goods and services

The following is a description of the products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each:

1)	Infrastructure as a Service (IaaS) and Disaster Recovery Revenue

Infrastructure as a Service (IaaS) provides clients the ability to migrate compute and store on DSC enterprise level technical assets in Tier 3 data centers. DSC provides a turnkey solution whereby achieving reliable and cost-effective, multi-tenant IBM Power compute, flash storage, disaster recovery and cyber security while eliminating client capital expenditures.

Clients can subscribe to disaster recovery solutions without subscribing to IaaS. Product offerings provided directly from DSC are High Availability, Data Vaulting and DRaaS type solutions, including standby servers which allows clients to centralize and streamline their mission critical digital information and technical environment. clients' data is vaulted, maintenance of retention schedules for corporate governances and regulations to meet their back to work objective in a disaster.

2)	Managed Services

These services are performed at the inception of a contract. The Company offers professional assistance to its clients during the installation processes. On-boarding and set-up services ensure that the solution or software is installed properly and function as designed to provide clients with the best solutions. In addition, clients that are managed service clients have a requirement for DSC to offer time and material billing.

The Company also derives both one time and subscription-based revenue, from providing support, management and renewal of software, hardware, third party maintenance contracts and third-party cloud services to clients. The managed services include help desk, remote access, annual recovery tests and manufacturer support for equipment and on-gong monitoring of client system performance.

3)	Equipment and Software Revenue

The Company provides equipment and software and actively participate in collaboration with IBM to provide innovative business solutions to clients. The Company is a partner of IBM and the various software, infrastructure and hybrid cloud solutions provided to clients.

Disaggregation of revenue

In the following table, revenue is disaggregated by major product line, geography, and timing of revenue recognition.

For the Three Months
Ended June 30, 2021
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$1,685,951	$39,212	$1,725,163
Equipment and Software	760,451	—	760,451
Managed Services	809,487	—	809,487
Nexxis VoIP Services	183,118	—	183,118
Other	50,030	—	50,030
Total Revenue	$3,489,037	$39,212	$3,528,249

For the Three Months
Ended June 30, 2020
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$1,340,437	$42,433	$1,382,870
Equipment and Software	247,187	—	247,187
Managed Services	219,392	—	219,392
Nexxis VoIP Services	153,887	—	153,887
Other	2,289	—	2,289
Total Revenue	$1,963,192	$42,433	$2,005,625

For the Three Months
Ended June 30,
Timing of revenue recognition	2021	2020
Products transferred at a point in time	$937,178	$247,187
Products and services transferred over time	2,591,071	1,758,438
Total Revenue	$3,528,249	$2,005,625

For the Six Months
Ended June 30, 2021
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$3,307,949	$69,787	$3,385,511
Equipment and Software	1,225,334	—	1,225,334
Managed Services	1,036,254	—	1,036,254
Nexxis VoIP Services	378,444	—	378,444
Other	77,265	—	77,265
Total Revenue	$6,025,246	$69,787	$6,102,940

For the Six Months
Ended June 30, 2020
	United States	International	Total
Infrastructure & Disaster Recovery/Cloud Service	$2,689,558	$87,032	$2,776,590
Equipment and Software	575,928	—	575,928
Managed Services	439,867	—	439,867
Nexxis VoIP Services	307,084	—	307,084
Other	4,866	—	4,866
Total Revenue	$4,017,303	$87,032	$4,104,335

For the Six Months
Ended June 30,
Timing of revenue recognition	2021	2020
Products transferred at a point in time	$1,511,751	$575,928
Products and services transferred over time	4,591,189	3,528,407
Total Revenue	$6,102,940	$4,104,335

Contract receivables are recorded at the invoiced amount and are uncollateralized, non-interest-bearing client obligations. Provisions for estimated uncollectible accounts receivable are made for individual accounts based upon specific facts and circumstances including criteria such as their age, amount, and client standing.

Sales are generally recorded in the month the service is provided. For clients who are billed on an annual basis, deferred revenue is recorded and amortized over the life of the contract.

Transaction price allocated to the remaining performance obligations

The Company has the following performance obligations:

1)	Data Vaulting: subscription-based service that encrypts and transfers data to secure location further replicates the data to a second DSC data center where it remains encrypted. Ensures retention schedules for corporate compliance. Provides twenty-four (24) hour or less recovery time uses advanced data reduction technology to shorten restore time.

2)	High Availability (“HA”): subscription-based service which offers cost-effective mirroring software replication technology and provides one (1) hour or less recovery time

3)	Infrastructure as a Service (“IaaS”): subscription-based service offers “capacity on-demand” for IBM Power and Intel server systems

4)	Internet: subscription-based service offers continuous internet connection along with Fail Safe providing disaster recovery

5)	Support and Maintenance: subscription-based service offers support for servers, firewalls, desktops or software and ad hoc support and help desk

6)	Initial Implementation / Set-Up Fees: on boarding and set-up IaaS and DRaaS

7)	Equipment sales: sale of servers and data storage equipment to the end user

9)	License: granting SSL certificates and other licenses

2)	High Availability (“HA”): subscription-based service which offers cost-effective mirroring software replication technology and provides one (1) hour or less recovery time

3)	Infrastructure as a Service (“IaaS”): subscription-based service offers “capacity on-demand” for IBM Power and Intel server systems

Disaster Recovery with Stand-By Servers, High Availability, Data Vaulting, IaaS, Message Logic, Support and Maintenance and Internet

Subscription services such as the above allows clients to access a set of data or receive services for a predetermined period of time. As the client obtains access at a point in time but continues to have access for the remainder of the subscription period, the client is considered to simultaneously receive and consume the benefits provided by the entity’s performance as the entity performs. Accordingly, the related performance obligation is considered to be satisfied ratably over the contract term. As the performance obligation is satisfied evenly across the term of the contract, revenue is recognized on a straight-line basis over the contract term.

Initial Set-Up Fees

The Company accounts for set-up fees as separate performance obligation. Set-up services are performed one time and accordingly the revenue is recognized at the point in time that the service is performed, and the Company is entitled to the payment.

Equipment sales

For the Equipment sales performance obligation, the control of the product transfers at a point in time (i.e., when the goods have been shipped or delivered to the clients' location, depending on shipping terms). Noting that the satisfaction of the performance obligation, in this sense, does not occur over time as defined within ASC 606-10-25-27 through 29, the performance obligation is considered to be satisfied at a point in time (ASC 606-10-25-30) when the obligation to the client has been fulfilled (i.e., when the goods have left the shipping facility or delivered to the client, depending on shipping terms).

License – granting SSL certificates and other licenses

In the case of licensing performance obligation, the control of the product transfers either at point in time or over time depending on the nature of the license. The revenue standard identifies two types of licenses of IP: a right to access IP and a right to use IP. To assist in determining whether a license provides a right to use or a right to access IP, ASC 606 defines two categories of IP: Functional and Symbolic. The Company’s license arrangements typically do not require the Company to make its proprietary content available to the client either through a download or through a direct connection. Throughout the life of the contract the Company does not continue to provide updates or upgrades to the license granted. Based on the guidance, the Company considers its license offerings to be akin to functional IP and recognizes revenue at the point in time the license is granted and/or renewed for a new period.

Payment terms

The terms of the contracts typical range from 12 to 36 months with auto-renew options. The Company invoices clients one month in advance for its services plus any overages or additional services.

Warranties

The Company offers guaranteed service levels and service guarantees on some of its contracts. These warrantees are not sold separately and according to ASC 606-10-50-12(a) are accounted as “assurance warranties”.

Significant judgement

In the instances that contracts have multiple performance obligations, the Company uses judgment to establish stand-alone price for each performance obligation separately. The price for each performance obligation is determined by reviewing market data for similar services as well as the Company’s historical pricing of each individual service. The sum of each performance obligation was calculated to determine the aggregate price for the individual services. Next the proportion of each individual service to the aggregate price was determined. That ratio was applied to the total contract price in order to allocate the transaction price to each performance obligation.

Impairment of Long-Lived Assets

In accordance with FASB ASC 360-10-35, the Company reviews its long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable. An impairment loss, measured as the amount by which the carrying value exceeds the fair value, is recognized if the carrying amount exceeds estimated undiscounted future cash flows.

Advertising Costs

The Company expenses the costs associated with advertising as they are incurred. The Company incurred $252,286 and $137,931 for advertising costs for the six months ended June 30, 2021 and 2020, respectively.

Stock Based Compensation

DSC follows the requirements of FASB ASC 718-10-10, Share Based Payments with regards to stock-based compensation issued to employees and non-employees. DSC has agreements and arrangements that call for stock to be awarded to the employees and consultants at various times as compensation and periodic bonuses. The expense for this stock-based compensation is equal to the fair value of the stock price on the day the stock was awarded multiplied by the number of shares awarded.

The valuation methodology used to determine the fair value of the options issued during the period is the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options. Risk–free interest rates are calculated based on continuously compounded risk–free rates for the appropriate term. The dividend yield is assumed to be zero as the Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The expected forfeiture rate is estimated based on management’s best assessment.

Estimated volatility is a measure of the amount by which DSC’s stock price is expected to fluctuate each year during the expected life of the award. DSC’s calculation of estimated volatility is based on historical stock prices of these entities over a period equal to the expected life of the awards.

Net Income (Loss) Per Common Share

In accordance with FASB ASC 260-10-5 Earnings Per Share, basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) adjusted for income or loss that would result from the assumed conversion of potential common shares from contracts that may be settled in stock or cash by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The following table sets forth the information needed to compute basic and diluted earnings per share for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

Net Income (Loss) Available to Common Shareholders	$114,313	$155,705	$77,529	$87,109

Weighted average number of common shares – basic	3,981,402	3,213,485	3,607,909	3,212,822
Dilutive securities Options	134,254	140,770	—	140,770
Warrants	3,333	3,333	3,333	3,333
Weighted average number of common shares – diluted	4,118,989	3,357,589	3,611,242	3,356,926

Earnings (Loss) per share, basic	$0.03	$0.05	$0.02	$0.03
Earnings (Loss) per share, diluted	$0.03	$0.05	$0.02	$0.03

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net income (loss) per share net income (loss) per share because their effect was anti-dilutive:

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
Options	66,901	69,875	201,155	69,875
Warrants	1,840,000	—	1,840,000	—
	1,906,901	69,875	2,041,155	69,875

Note 3 - Property and Equipment

Property and equipment, at cost, consist of the following:

	June 30,	December 31,
	2021	2020
Storage equipment	$476,887	$756,236
Website and software	—	533,417
Furniture and fixtures	27,850	17,441
Leasehold improvements	20,983	20,983
Computer hardware and software	299,867	1,236,329
Data center equipment	5,502,288	5,281,017
	6,327,875	7,845,423
Less: Accumulated depreciation	(4,177,560)	(5,543,822)
Net property and equipment	$2,150,315	$2,301,601

Depreciation expense for the six months ended June 30, 2021 and 2020 was $479,768 and $397,467, respectively.

Note 4 - Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

			June 30, 2021
	Estimated life		Accumulated
	in years	Gross amount	Amortization	Net
Intangible assets not subject to amortization
Goodwill	Indefinite	$13,216,040	$—	$13,216,040
Trademarks	Indefinite	294,268	—	294,268

Total intangible assets not subject to amortization		13,510,308	—	13,510,308
Intangible assets subject to amortization
Customer lists	5-15	744,099	744,099	—
ABC acquired contracts	5	310,000	289,334	20,666
SIAS acquired contracts	5	660,000	616,000	44,000
Non-compete agreements	4	272,147	272,147	—
Website and Digital Assets	3	33,002	274	32,728
Total intangible assets subject to amortization		2,019,248	1,921,854	97,394
Total Goodwill and Intangible Assets		$15,529,556	$1,921,854	$13,607,702

Scheduled amortization over the next three years are as follows:

Twelve months ending June 30,
2022	$75,575
2023	10,909
2024	10,910
Total	$97,394

Amortization expense for the six months ended June 30, 2021 and 2020 were $97,275 and $98,667respectively.

Note 5 –Leases

Operating Leases

The Company currently has two leases for office space located in Melville, NY.

The first lease for office space in Melville, NY commenced on September 1, 2019. The term of this lease is for three years and eleven months and runs co-terminus with our existing lease in the same building. The base annual rent is $10,764 payable in equal monthly installments of $897.

A second lease for office space in Melville, NY, was entered into on November 20, 2017, which commenced on April 2, 2018. The term of this lease is five years and three months at $86,268 per year with an escalation of 3% per year and expires on July 31, 2023.

The lease for office space in Warwick, RI, called for monthly payments of $2,324 beginning February 1, 2015 which escalated to $2,460 on February 1, 2017. This lease commenced on February 1, 2015 and expired on January 31, 2019. The Company extended this lease until January 31, 2020. This lease was further extended until January 31, 2021. The annual base rent was $31,176 payable in equal monthly installments of $2,598. The Company satisfied the terms of the lease and no longer occupies this premise.

The Company leases rack space in New York, Massachusetts and North Carolina. These leases are month to month and the monthly rent is approximately $25,000.

In 2020, the Company entered into a new rack space lease agreement in Dallas, TX. The lease term is 13 months and requires monthly payments of $1,905 and expires on July 31, 2023.

Finance Lease Obligations

On June 1, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $5,008. The lease carries an interest rate of 7% and is a three-year lease. The term of the lease ends June 1, 2023.

On June 29, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $5,050. The lease carries an interest rate of 7% and is a three-year lease. The term of the lease ends June 29, 2023.

On July 31, 2020, the Company entered into a lease agreement with Arrow Capital Solutions, Inc. to lease equipment under a finance lease. The lease obligation is payable to Arrow Capital Solutions with monthly installments of $4,524. The lease carries an interest rate of 7% and is a three-year lease.

Finance Lease Obligations – Related Party

On April 1, 2018, the Company entered into a lease agreement with Systems Trading Inc. (“Systems Trading”) to refinance all equipment leases into one lease. This lease obligation is payable to Systems Trading with bi-monthly installments of $23,475. The lease carries an interest rate of 5% and is a four-year lease. The term of the lease ends April 16, 2022. Systems Trading is owned and operated by the Company’s President, Harold Schwartz.

On January 1, 2019, the Company entered into a lease agreement with Systems Trading. This lease obligation is payable to Systems Trading with monthly installments of $29,592. The lease carries an interest rate of 6.75% and is a five-year lease. The term of the lease ends December 31, 2023.

On April 1, 2019, the Company entered into two lease agreements with Systems Trading to add new data center equipment. The first lease calls for monthly installments of $1,328 and expires on March 1, 2022. It carries an interest rate of 7%. The second lease calls for monthly installments of $461 and expires on March 1, 2022. It carries an interest rate of 6.7%.

On January 1, 2020, the Company entered into a new lease agreement with Systems Trading to lease equipment. The lease obligation is payable to Systems Trading with monthly installments of $10,534. The lease carries an interest rate of 6% and is a three-year lease. The term of the lease ends January 1, 2023.

On March 4, 2021, the Company entered into a new lease agreement with Systems Trading effective April 1, 2021. This lease obligation is payable to Systems Trading with monthly installments of $1,567 and expires on March 31, 2024. The lease carries an interest rate of 8%.

The Company determines if an arrangement contains a lease at inception. Right of Use “ROU” assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company’s lease term includes options to extend the lease when it is reasonably certain that it will exercise that option. Leases with a term of 12 months or less are not recorded on the balance sheet, per the election of the practical expedient . ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred. A discount rate of 7% was used in preparation of the ROU asset and operating liabilities.

The components of lease expense were as follows:

Six Months Ended June 30, 2021
Finance leases:
Amortization of assets, included in depreciation and amortization expense	$677,505
Interest on lease liabilities, included in interest expense	102,539
Operating lease:
Amortization of assets, included in total operating expense	51,762
Interest on lease liabilities, included in total operating expense	8,197
Total net lease cost	$840,000

Supplemental balance sheet information related to leases was as follows

Operating Leases

Operating lease ROU asset	$198,549

Current operating lease liabilities	106,102
Noncurrent operating lease liabilities	102,407
Total operating lease liabilities	$208,509

June 30, 2021
Finance leases:
Property and equipment, at cost	$4,416,665
Accumulated amortization	(2,516,643)
Property and equipment, net	1,900,022

Current obligations of finance leases	$1,147,355
Finance leases, net of current obligations	765,102
Total finance lease liabilities	$1,912,457

Supplemental cash flow and other information related to leases was as follows:

Six Months Ended June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows related to operating leases	$43,362
Financing cash flows related to finance leases	$677,505

Weighted average remaining lease term (in years):
Operating leases	1.22
Finance leases	1.82

Weighted average discount rate:
Operating leases	7%
Finance leases	6%

Long-term obligations under the operating and finance leases at June 30, 2021 mature as follows:

For the Twelve Months Ended June 30,	Operating Leases	Finance Leases
2022	$106,102	1,209,750
2023	109,365	622,949
2024	9,395	242,341
Total lease payments	224,863	2,075,040
Less: Amounts representing interest	(16,354)	(162,584)
Total lease obligations	208,509	1,912,457
Less: Current	(106,102)	(1,273,587)
	$102,407	$765,102

As of June 30, 2021, the Company had no additional significant operating or finance leases that had not yet commenced. Rent expense under all operating leases for the six months ended June 30, 2021 and 2020 was $41,894 and $79,510, respectively.

Note 6 - Commitments and Contingencies

COVID-19

The COVID-19 pandemic has created significant worldwide uncertainty, volatility and economic disruption. The extent to which COVID-19 will adversely impact the Company’s business, financial condition and results of operations is dependent upon numerous factors, many of which are highly uncertain, rapidly changing and uncontrollable. These factors include, but are not limited to: (i) the duration and scope of the pandemic; (ii) governmental, business and individual actions that have been and continue to be taken in response to the pandemic, including travel restrictions, quarantines, social distancing, work-from-home and shelter-in-place orders and shut-downs; (iii) the impact on U.S. and global economies and the timing and rate of economic recovery; (iv) potential adverse effects on the financial markets and access to capital; (v) potential goodwill or other impairment charges; (vi) increased cybersecurity risks as a result of pervasive remote working conditions; and (vii) the Company’s ability to effectively carry out its operations due to any adverse impacts on the health and safety of its employees and their families.

Under NYS Executive Order 202.6, “Essential Business,” DSC is an “Essential Business” based on the following in the Executive order number 2: Essential infrastructure including telecommunications and data centers; and, number 12: Vendors that provide essential services or products, including logistics and technology support. Further, as a result of the pandemic, all employees, including the Company’s specialized technical staff, are working remotely or in a virtual environment. DSC always maintains the ability for team members to work virtually and the Company will continue to stay virtual, until the State and or the Federal government indicate the environment is safe to return to work. The significant increase in remote working, particularly for an extended period of time, could exacerbate certain risks to the Company’s business, including an increased risk of cybersecurity events and improper dissemination of personal or confidential information, though the Company does not believe these circumstances have, or will, materially adversely impact its internal controls or financial reporting systems. If the COVID-19 pandemic should worsen, the Company may experience disruptions to our business including, but not limited to: equipment, its workforce, or to its business relationships with other third parties. The extent to which COVID-19 impacts the Company’s operations or those of its third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Any such disruptions or losses we incur could have a material adverse effect on the Company’s financial results and our ability to conduct business as expected.

Revolving Credit Facility

On January 31, 2008, the Company entered into a revolving credit line with a bank. The credit facility provides for $100,000 at prime plus 0.5% and is secured by all assets of the Company and personally guaranteed by the Company’s CEO. As of June 30, 2021 and December 31, 2020 the balance was $0 and $24 respectively.

Note 7 – Note payable

On April 30, 2020, the Company was granted a loan from a banking institution, in the principal amount of $481,977 (the “Loan”), pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The Loan, which was in the form of a Note dated April 30, 2020, matures on April 30, 2022 and bears interest at a fixed rate of 1.00% per annum, payable monthly commencing on November 5, 2020. Funds from the loan may only be used to retain workers and maintain payroll or make mortgage payments, lease payments and utility payments. Management used the entire Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The Company has applied for the loan forgiveness.

On June 1, 2021 the Company assumed the PPP loan of Flagship Solutions, LLC in the amount of $307,300. During the six months ended June 30, 2021, the PPP loan was forgiven and the Company recorded a gain on forgiveness of debt on the Consolidated Statements of Operations.

Note 8 - Stockholders’ (Deficit)

Capital Stock

The Company has 260,000,000 authorized shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

On March 8, 2021 the Company’s shareholders approved an amendment to the Company’s articles of incorporation, as amended, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, at a ratio to be determined at the discretion of the Board of Directors within a range of one (1) share of common stock for every two (2) to sixty (60) shares of common stock, such amendment to be effected only in the event the Board of Directors still deems it advisable. On May 13, 2021, the Company’s registration statement on Form S-1 (File No. 333-23506) was declared effective (the “S-1 Registration Statement”). On May 13, 2021, the Company filed a registration statement on Form S-1 (File No. 333-256111) with the “Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended to register additional securities which was immediately declared effective.

On May 6, 2021 the Company filed with the Securities and Exchange Commission Amendment No. 4 to Form S-1 - Registration Statement Under the Securities Act of 1993 to offer 1,162,790 Units (Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock).

On May 13, 2021, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the several underwriters named therein (the “Representative”), for an underwritten public offering (the “Offering”) of an aggregate of 1,600,000 units (the “Units), each consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with one warrant to purchase one share of Common Stock (each a “Warrant” and collectively, the “Warrants”) at an exercise price equal to $7.425 per share of Common Stock.

The public offering price was $6.75 per Unit and the underwriters agreed to purchase 1,600,000 Units at an 7.5% discount to the public offering price. The Company granted the Representative a 45-day option to purchase an additional 240,000 shares of Common Stock and/or an additional 240,000 Warrants, in any combination thereof, to cover over-allotments, . On May 15, 2021, the Representative exercised the over-allotment option to purchase an additional 240,000 Warrants to purchase 240,000 shares of Common Stock. The gross proceeds from the Offering were $10.8 million.

Pursuant to the Underwriting Agreement, the Company issued warrants to purchase up to a total of 80,000 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at $7.425 per share, are initially exercisable 180 days from the commencement of sales of the securities issued in connection with the Offering, or November 14, 2021, and have a term of five years from their initial issuance date, or May 18, 2026. Pursuant to FINRA rules, the Representative’s Warrants are subject to a lock-up agreement pursuant to which the Representative will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the beginning on the date of commencement of sales of the securities issued in connection with this offering.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters for losses, expenses and damages arising out of or in connection with the Offering, including for liabilities under the Securities Act, or contribute to payments the underwriters may be required to make with respect to these liabilities.

Pursuant to the Underwriting Agreement, subject to certain exceptions, each director and executive officer of the Company and certain of its stockholders have agreed to a 180-day “lock-up” from the date of the closing of the Offering of shares of Common Stock that they beneficially own, and the Company agreed to a 120-day lock-up, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock, without first obtaining the consent of the Representative.

On May 14, 2021, the Company effected a 1-for-40 reverse stock split. As a result, all share information in the accompanying condensed financial statements has been adjusted as if the reverse stock split happened on the earliest date presented.

During the six months ended June 30, 2021, employees exercised 6,592 options via cashless exercise, into 5,060 shares of common stock.

Common Stock Options

A summary of the Company’s option activity and related information follows:

	Number of Shares Under Options	Range of Option Price Per Share	Weighted Average Exercise Price	Weighted Average Contractual Life
Options Outstanding at December 31, 2020	207,650	$2.0-16	$5.2	6.6
Options Granted	—	—	—	—
Exercised	(6,592)	2.0	2.0	—
Expired/Cancelled	—	—	—	—
Options Outstanding at June 30, 2021	201,155	$2.0-16	$5.53	6.12

Options Exercisable at June 30, 2021	201,155	$2.0-16	$5.53	6.12

Share-based compensation expense for options totaling $76,221 and $74,386 was recognized in our results for the six months ended June 30, 2021 and 2020, respectively.

The valuation methodology used to determine the fair value of the options issued during the year was the Black-Scholes option-pricing model. The Black-Scholes model requires the use of a number of assumptions including volatility of the stock price, the average risk-free interest rate, and the weighted average expected life of the options.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term of the options.

Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s calculation of estimated volatility is based on historical stock prices of the Company over a period equal to the expected life of the awards.

As of June 30, 2021, there was $187,890 of total unrecognized compensation expense related to unvested employee options granted under the Company’s share-based compensation plans that is expected to be recognized over a weighted average period of approximately 1.5 years.

Preferred Stock

Dividends

Each share of Series A Preferred Stock, in preference to the holders of all common stock, shall entitle its holder to receive, but only out of funds that are legally available therefore, cash dividends at the rate of ten percent (10%) per annum from the Original Issue Date on the Original Issue Price for such share of Series A Preferred Stock, compounding annually unless paid by the Company. On May 18, 2021, the Company converted 1,401,786 shares of Series A Preferred Stock into 43,806 shares of common stock. As part of this transaction the Company also paid $1,179,357 the accrued and unpaid dividends. Accrued dividends at June 30, 2021 were $0.

Note 9 - Litigation

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting DSC, its common stock, any of its subsidiaries or of DSC’s or DSC’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Note 10 - Related Party Transactions

Finance Lease Obligations – Related Party

During the three months ended June 30, 2021 the Company entered into one related party finance lease obligations. See Note 5 for details.

Nexxis Capital LLC

Charles Piluso (Chairman and CEO) and Harold Schwartz (President) collectively own 100% of Nexxis Capital LLC (“Nexxis Capital”). Nexxis Capital was formed to purchase equipment and provide leases to Nexxis Inc.’s customers.

The Company received funds of $3,968 and $0 during the three months ended June 30, 2021 and 2020 respectively.

Note 11 - Merger

Flagship Solutions, LLC

On February 4, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Data Storage FL, LLC, a Florida limited liability company and the Company’s wholly-owned subsidiary (the “Merger Sub”), Flagship Solutions, LLC (“Flagship”), a Florida limited liability company, and the owners (collectively, the “Equityholders”) of all of the issued and outstanding limited liability company membership interests in Flagship (collectively, the “Equity Interests”). The Company acquired Flagship on May 31, 2021, and became its wholly-owned subsidiary.

Pursuant to the Merger, all of the Equity Interests that are issued and outstanding immediately prior to the effectiveness of the filing of the Articles of Merger by Flagship and Merger Sub with the Secretary of State of the State of Florida, was converted into the right to receive an aggregate amount equal to up to $10,500,000, consisting of $5,550,000, payable in cash, subject to reduction by the amount of any excluded liabilities assumed by the Company at Closing and subject to adjustment as set forth below in connection with a net working capital adjustment, and up to $4,950,000, payable in shares of the Company’s common stock, subject to reduction by the amount by which the valuation of Flagship (the “Flagship Valuation”), as calculated based on Flagship’s unaudited pro forma 2018 financial statements and audited 2019 and 2020 financial statements (the “2020 Audit”), is less than $10,500,000. In the event that the Flagship Valuation, as calculated based on the 2020 Audit, is less than $10,500,000, then, within fifteen (15) days after completion of the audit of Flagship’s financial statements for its 2019, 2020 and 2021 fiscal years (the “2021 Audit”), the Company has agreed to pay the Equityholders, in shares of the Company’s common stock, the amount by which the Flagship Valuation, as calculated based on the 2021 Audit, exceeds the sum of $5,550,000 and the value of the shares merger consideration paid by us to the Equityholders at Closing, subject to a cap of $4,950,000.

In addition, the cash merger consideration paid by the Company to the Equityholders at Closing shall be adjusted, on a dollar-for-dollar basis, by the amount by which Flagship’s net working capital at Closing is more or is less than the target working capital amount specified in the Merger Agreement.

Concurrently with the Closing, Flagship and Mark Wyllie, Flagship’s Chief Executive Officer, entered into an Employment Agreement, which was effective upon consummation of the Closing, pursuant to which Mr. Wyllie will continue to serve as Chief Executive Officer of Flagship following the Closing on the terms and conditions set forth therein. Flagship’s obligations under the Wyllie Employment Agreement will also be guaranteed by the Company. The Wyllie Employment Agreement provides for: (i) an annual base salary of $170,000, (ii) management bonuses comprised of twenty-five percent (25%) of Flagship’s net income available in free cash flow as determined in accordance with GAAP for each calendar quarter during the term, (iii) an agreement to issue him stock options of the Company, subject to approval by the Board, commensurate with his position and performance and reflective of the executive compensation plans that the Company has in place with its other subsidiaries of similar size to Flagship, (iv) life insurance benefits in the amount of $400,000, and (v) four weeks paid vacation. In the event Mr. Wyllie’s employment is terminated by him for good reason (as defined in the Wyllie Employment Agreement) or by Flagship without cause, he will be entitled to receive his annual base salary through the expiration of the initial three-year employment term and an amount equal to his last annual bonus paid, payable quarterly. Pursuant to the Wyllie Employment Agreement, we have agreed to elect Mr. Wyllie to the Board and the board of directors of Flagship to serve so long as he continues to be employed by the Company. The employment agreement contains customary non-competition provisions that apply during its term and for a period of two years after the term expires. In addition, pursuant to the Wyllie Employment Agreement, Mr. Wyllie will be appointed to serve as a member of the Company’s Board of Directors and the board of directors of Flagship to serve so long as he continues to be employed by us.

Following the closing of the transaction, Flagship’s financial statements as of the Closing were consolidated with the Consolidated Financial Statements of the Company. These amounts are provisional and may be adjusted during the measurement period.

The following sets forth the components of the purchase price:

Purchase price:
Cash paid to seller	$6,149,343
Contingent Consideration - shares	4,950,000
Total purchase price	11,099,343

Assets acquired:
Cash	212,068
Accounts Receivable	1,389,263
Prepaid Expenses	127,574
Fixed Assets	4,986
Website and Digital Assets	33,002
Security Deposits	22,500
Total assets acquired	1,789,393

Liabilities assumed:
Accounts payable and accrued expenses	514,354
Deferred Revenue	68,736
PPP Loan Payable	307,300
Total liabilities assumed	890,390

Net assets acquired	899,003

Excess purchase price	$10,200,340

Due to the limited amount of time since the acquisition date, the assets and liabilities of Flagship were recorded based primarily on their acquisition date carrying values. Management believes the estimated fair value of these accounts on the acquisition date approximates their carrying value as reflected in the table above due to the short-term nature of these instruments. The remaining assets and liabilities primarily consisted of goodwill and customer relationships. We will adjust the remaining assets and liabilities to fair value as valuations are completed and we obtain information necessary to complete the analyses, but no later than one year from the acquisition data. For purposes of the preliminary allocation of the purchase price, the excess purchase price has been recorded as goodwill.

The following presents the unaudited pro-forma combined results of operations of the Company with Flagship Solutions as if the entities were combined on January 1, 2020.

Three Months Ended
June 30, 2020
Revenues	$4,612,967
Net income attributable to common shareholders	$437,524
Net income per share	$0.12
Weighted average number of shares outstanding	3,751,825

Six Months Ended
June 30, 2020
Revenues	$9,613,734
Net income attributable to common shareholders	$304,889
Net income per share	$0.08
Weighted average number of shares outstanding	3,751,825

Three Months Ended
June 30, 2021
Revenues	$7,759,779
Net income attributable to common shareholders	$1,288,367
Net income per share	$0.41
Weighted average number of shares outstanding	3,751,825

Six Months Ended
June 30, 2021
Revenues	$14,270,565
Net income attributable to common shareholders	$1,202,704
Net income per share	$0.32
Weighted average number of shares outstanding	3,751,825

Note 12 -Subsequent Events

Subsequent to June 30, 2021, investors exercised 455,390 warrants into 455,390 shares of common stock for $3,381,271.

On July 21, 2021, the Company completed an equity offering whereas the Company sold 1,375,000 shares of common stock and 1,031,250 warrants for net proceeds of $7.6 million. The warrants have an exercise price of $6.14 and a term of five and a half years

1,031,250 Shares of Common Stock

PROSPECTUS

, 2021

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

	Approximate
	Amount
SEC Registration Fee	$450.04
Accounting fees	$7,500	*
Legal fees and expenses	$30,000	*
Miscellaneous	$5,000	*
Total	$42,950.04	*

* Estimated

Item 14. Indemnification of Directors and Officers

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she:

●	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he:

●	Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or

●	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

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Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Under our articles of incorporation, as amended, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit, or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

The Company has entered into indemnification agreements with its officers and directors pursuant to which the Company agrees to indemnify said officer or director, to the fullest extent permitted by Nevada law, against any and all losses resulting from any claims relating to the fact that he or she is or was a director, officer, employee, or agent of the Company. The indemnitee will be fully indemnified for any claims (i) to the extent that he or she was successful on the merits in defense of said claims in a court of law; or (ii) to the extent that he or she is serving as a witness and not as a party, in connection with said claim. If items (i) and (ii) do not apply, the Company will indemnify its directors and officers for any losses resulting from any claims, so long as they have complied with the applicable standard of conduct under Nevada law as determined by (i) a majority vote of disinterested directors; or (ii) the written opinion of independent counsel, as applicable. The indemnification agreement also provides the officer or director with the right to request that we advance their expenses prior to final disposition of the claim so long as they execute an undertaking to repay all advances in the event that a Nevada court ultimately determines that they were not entitled indemnification. The officer or director is required under the indemnification agreement to give us notice in writing of a claim as soon as practicable and we are not responsible to provide indemnification if we were not given a reasonable and timely opportunity to participate in the defense of the claim at our own expense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company plans to enter into an underwriting agreement in connection with this offering that provides that the underwriters are obligated, under some circumstances, to indemnify the Company’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

In the three (3) years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

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Common Stock

●	On December 11, 2019, we issued 200,000 shares of our common stock to an employee as compensation.

●	On December 30, 2019, we issued 100,000 shares of our common stock to an employee in connection with the cash exercise of stock options by such employee for total proceeds to the Company of $5,400.

●	On February 18, 2020, we issued 100,000 shares of our common stock to an employee in connection with the cash exercise of stock options by such employee for total proceeds to the Company of $5,400.

Warrants to Purchase Common Stock

On July 19, 2021, we issued warrants to purchase up to an aggregate of 1,031,250 shares of our common stock at an exercise price of $6.15 per share to the Selling Shareholders. The shares of common stock underlying such warrants are being registered pursuant to this registration statement.

2018 Incentive Plan-Related Issuances

From January 1, 2018 through December 31, 2018, we issued to our directors, employees, and channel partners options to purchase an aggregate of 1,022,004 shares of our common stock at a per share exercise price of $0.05 under the Company’s Amended and Restated Data Storage Corporation Incentive Award Plan (the “Plan”).

2019 Incentive Plan-Related Issuances

From January 1, 2019 through December 31, 2019, we issued to our directors, employees, and channel partners options to purchase an aggregate of 2,850,000 shares of our common stock with per share exercise prices ranging from $0.054 to $0.06 under the Plan.

2020 Incentive Plan-Related Issuances

From January 1, 2020 through the date of the prospectus, we issued to our directors, employees, and channel partners options to purchase an aggregate of 350,000 shares of our common stock with per share exercise prices ranging from $0.12 to $0.13 under the Plan.

The securities described in this section were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. The recipients of the securities in the transactions described above acquired the securities for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. Appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, as amended, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The following exhibits to this registration statement are being filed with the Commission as exhibits to this registration statement on Form S-1 and are incorporated by reference.

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INDEX TO EXHIBITS

Exhibit
Number	Description
2.1	Agreement and Plan of Merger by and between Data Storage Corporation and Flagship Solutions, LLC dated February 4, 2021 (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-35384) filed on February 10, 2021).
2.2	Amendment, dated February 12, 2021, to the Agreement and Plan of Merger by and between Data Storage Corporation, Data Storage FL, LLC, Flagship Solutions, LLC, and the owners of Equity Interests (as defined therein) dated February 4, 2021 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-35384) filed on February 16, 2021)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-148167) filed on December 19, 2007 (the “SB-2”))
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 333-148167) filed on October 24, 2008)
3.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report to Form 8-K (File No. 333-148167) filed January 9, 2009)
3.4	Certificate of Designation for Series A Preferred Stock (Incorporated by reference to Exhibit F to the Information Statement on Schedule 14C (File No. 001-35384) filed with the Securities and Exchange Commission March 8, 2021.
3.5	Bylaws (incorporated by reference to Exhibit 3.2 to the SB-2 (File No. 333-148167))
3.6	Amended Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K (File No. 333-148167) filed on October 24, 2008)
3.7	Certificate of Amendment to the Articles of Incorporation (incorporated by reference to Appendix A to the Information Statement on Schedule 14C (File No. 001-35384) filed with the Securities and Exchange Commission on March 8, 2021).
3.8	Certificate of Validation and Ratification of the Certificate of Correction to the Certificate of Amendment to the Articles of Incorporation dated October 7, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35384) filed with the Securities and Exchange Commission on April 20, 2021).
3.9	Certificate of Correction to the Certificate of Amendment to the Articles of Incorporation dated October 16, 2008 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35384) filed with the Securities and Exchange Commission on April 20, 2021).
3.10	Certificate of Correction to the Certificate of Amendment to the Articles of Incorporation dated January 6, 2009 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K (File No. 001-35384) filed with the Securities and Exchange Commission on April 20, 2021).
3.11	Certificate of Validation and Ratification of the Certificate of Correction to the Certificate of Amendment to the Articles of Incorporation dated January 6, 2009 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K (File No. 001-35384) filed with the Securities and Exchange Commission on April 20, 2021).
3.12	Certificate of Validation and Ratification of the Certificate of Correction to the Certificate of Amendment to the Articles of Incorporation dated January 6, 2009 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K (File No. 001-35384) filed with the Securities and Exchange Commission on April 20, 2021).
4.1	Share Exchange Agreement, dated October 20, 2008, by and among Euro Trend Inc., Data Storage Corporation and the shareholders of Data Storage Corporation named on the signature page thereto (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 333-148167) filed on October 24, 2008)
4.2	Share Exchange Agreement, dated October 20, 2008, by and among, Euro Trend Inc., Data Storage Corporation and the shareholders of Data Storage Corporation named on the signature page thereto (incorporated by reference to Exhibit 10.1 to Form 8-K/A (File No. 333-148167) filed on June 29, 2009)
4.3	Data Storage Corporation 2010 Incentive Award Plan (incorporated by reference to Exhibit 10.1 on Form S-8/A filed on October 25, 2010 (File No. 333-169042)).

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4.4	Amended and Restated Data Storage Corporation 2010 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-35384) filed on April 26, 2012).
4.5	Data Storage Corporation 2021 Stock Incentive Plan (incorporated by reference to Appendix B to the Information Statement on Schedule 14C (File No. 001-35384) filed with the Securities and Exchange Commission on March 8, 2021).
4.6	Representative’s Warrant dated May 18, 2021 (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-35384) filed on May 18, 2021).
4.7	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-35384) filed on May 18, 2021).
4.8	Warrant Agency Agreement, dated May 18, 2021, by and between the Company and VStock Transfer LLC (incorporated by reference to Exhibit 4.3 to Form 8-K (File No. 001-35384) filed on May 18, 2021).
4.9	Form of Warrant (incorporated by reference to Exhibit 4.1 to Form 8-K (File No. 001-35384) filed on July 20, 2021).
5.1*	Opinion of Lucosky Brookman LLP
10.1	Asset Purchase Agreement by and between ABC Services Inc., and Data Storage Corporation as of October 25, 2016 (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-35384) filed on October 31, 2016).
10.2	Asset Purchase Agreement by and between ABC Services II Inc., and Data Storage Corporation as of October 25, 2016 (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-35384) filed on October 31, 2016).
10.3	Form of Stockholders Agreement by and between Data Storage Corporation, Nexxis Inc., and John Camello dated November 13, 2017 (incorporated by reference to Exhibit 10.22 to Form 10-Q (File No. 001-35384) filled November 19, 2018).
10.4	Form of Employment Agreement between Data Storage Corporation, Nexxis Inc., and John Camello dated November 13, 2017 (incorporated by reference to Exhibit 10.23 to Form 10-Q (File No. 001-35384) filed November 19, 2018).
10.5	Buyout Lease Agreement between Data Storage Corporation and Systems Trading, Inc. dated March 15, 2018 (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.6	FMV Lease Agreement between Data Storage Corporation and Systems Trading, Inc. dated September 14, 2018 (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.7	Buyout Lease Agreement DSC003 between Data Storage Corporation and Systems Trading, Inc. dated December 18, 2018 (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.8	Buyout Lease Agreement DSC004 between Data Storage Corporation and Systems Trading, Inc. dated December 18, 2018 (incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.9	Addendum 1 to Lease DSC003 between Data Storage Corporation and Systems Trading, Inc. dated March 20, 2019 (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.10	Addendum 1 to Lease DSC004 between Data Storage Corporation and Systems Trading, Inc. dated March 20, 2019 (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.11	Buyout Lease Agreement DSC006 between Data Storage Corporation and Systems Trading, Inc. dated November 12, 2019 (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021).
10.12	Buyout Lease Agreement DSC007 between Data Storage Corporation and Systems Trading, Inc. dated March 4, 2021 (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K (File No. 001-35384) filed on March 31, 2021)
10.13	Employment Agreement with Mark Wyllie (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-35384) filed on June 3, 2021).
10.14	Offer Letter entered into between Data Storage Corporation and Chris H. Panagiotakos (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on April 28, 2021 (File Number 333-253056)).

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10.15	Form of Securities Purchase Agreement dated July 19, 2021 between Data Storage Corporation and certain purchasers (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-35384) filed on July 20, 2021).
10.16	Form of Placement Agency Agreement dated July 19, 2021 between Data Storage Corporation and Maxim Group LLC (incorporated by reference to Exhibit 10.2 to Form 8-K (File No. 001-35384) filed on July 20, 2021).
23.1*	Consent of Rosenberg Rich Baker Berman & Company, P.A.
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on August 25, 2021.

DATA STORAGE CORPORATION

/s/ Charles M. Piluso
Charles M. Piluso
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Charles M. Piluso his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, or any related registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and desirable to be done in as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles M. Piluso	Chief Executive Officer and Director	August 25, 2021
Charles M. Piluso	(Principal Executive Officer)

/s/ Chris Panagiotakos	Chief Financial Officer and Principal Financial Officer	August 25, 2021
Chris Panagiotakos	(Principal Financial Officer and Principal Accounting Officer)

/s/ Harold Schwartz	Director	August 25, 2021
Harold Schwartz

/s/ Thomas Kempster	Director	August 25, 2021
Thomas Kempster

/s/ John Argen	Director	August 25, 2021
John Argen

/s/ Joseph Hoffman	Director	August 25, 2021
Joseph Hoffman

/s/ Lawrence Maglione, Jr.	Director	August 25, 2021
Lawrence Maglione, Jr.

/s/ Matthew Grover	Director	August 25, 2021
Matthew Grover

/s/ Todd Correll	Director	August 25, 2021
Todd Correll

/s/ Mark Wyllie	Director	August 25, 2021
Mark Wyllie

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